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INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 5, 2010

Registration No. 333-163518

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

NORTHSTAR HEALTHCARE INVESTORS, INC.
(Exact Name of Registrant as Specified in Governing Instruments)

399 Park Avenue, 18th Floor
New York, New York 10022
Tel (212) 547-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David T. Hamamoto
Chairman of the Board
399 Park Avenue, 18th Floor
New York, New York 10022
Tel (212) 547-2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Daniel M. LeBey, Esq.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Tel (804) 788-8200
Fax (804) 788-8218

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED APRIL 5, 2010

PRELIMINARY PROSPECTUS

                        Shares

NorthStar Healthcare Investors, Inc.

Common Stock

        NorthStar Healthcare Investors, Inc. is a newly-formed Maryland corporation organized to qualify as a real estate investment trust for federal income tax purposes that focuses on the acquisition and ownership of senior housing facilities, primarily private pay assisted living facilities, and other healthcare properties. We were formed to continue and expand the existing senior housing business of NorthStar Realty Finance Corp. (NYSE: NRF), which it has operated through NorthStar Healthcare, LLC since 2006. We will be externally managed by NRF Healthcare Management, LLC, an indirect subsidiary of NorthStar Realty Finance Corp.

        This is our initial public offering and no public market currently exists for our common stock. We are offering            shares of our common stock as described in this prospectus. All of the shares of common stock offered by this prospectus will be sold by us. We currently expect the initial public offering price to be between $      and $      per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "NRH."

        Shares of our common stock are subject to ownership limitations that are intended to assist us in qualifying and maintaining our qualification as a real estate investment trust for federal income tax purposes. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, except that NorthStar Realty Finance Corp., NRFC Sub-REIT Corp. and, if certain conditions are met, their respective subsidiaries may own up to            % of our common stock so long as NorthStar Realty Finance Corp. and NRFC Sub-REIT Corp. continue to qualify as real estate investment trusts for federal income tax purposes. See "Description of Capital Stock."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 23 of this prospectus for a discussion of these risks.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds to us, before expenses	$	$

        The underwriters may also purchase up to            additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $            and the total proceeds to us, before expenses, will be $                  .

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                        , 2010.

The date of this prospectus is                  , 2010

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

GLOSSARY

        "Acuity" means the amount and level of medical/healthcare services offered to residents of a facility. For example, a facility that offers surgical services or other acute medical care by on-site medical professionals would be characterized as high-acuity. On the other hand, a facility that provides residential housing to the elderly, but that offers only limited medical care, would be characterized as low-acuity.

        "ALF" means assisted living facility. ALFs are low- to mid-acuity senior housing properties that combine much of the homelike atmosphere of independent living with some of the personal care of a nursing facility. Assisted living permits residents to maintain some of their privacy and independence as they do not require constant supervision and assistance. ALFs typically are comprised of one and two bedroom suites equipped with private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the facility on call or at regularly scheduled times.

        "Assisted living units" means segregated living spaces, or apartments, within an ALF that provides services and assistance with daily living. Assisted living units, which we sometimes refer to as units, commonly are of two types, studio and one-bedroom, and may accommodate more than one resident per unit.

        "CCRC" means continuing care retirement community. CCRCs are facilities that provide a combination of services at various acuity levels within one campus or facility. Typically, CCRCs include some combination of independent living, assisted living, memory care, skilled nursing and rehabilitative care. Residents may move to facilities that provide the appropriate level of care as they age in place or deal with specific healthcare needs.

        "ILF" means independent living facility. ILFs, or congregate communities, are low-acuity facilities that are designed specifically for independent seniors who are able to live on their own, but desire the security and conveniences of community living. ILFs usually offer several services covered under a regular monthly charge. For example, an ILF may offer one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some ILFs, separate parts of the facility are dedicated to provide residents with assisted living or skilled nursing services. ILFs typically are larger than ALFs and are frequently multistory structures. ILF units are substantially similar to multi-family apartment units and age restricted senior housing.

        "MC" mean memory care facility. MCs are generally mid-acuity facilities that are designed to meet the specific needs of individuals with Alzheimer's disease and other dementias. MCs can take many forms and exist within various types of senior housing facilities, including ALFs and SNFs. MCs most often are cluster settings in which persons with Alzheimer's disease and other dementias are grouped together on a floor or a unit within a larger senior housing facility, but MCs can also exist as standalone facilities. The MCs in our current portfolio exist as dedicated units within our ALFs.

        "Skilled nursing beds" or "licensed beds" means the number of licensed beds permitted at a given skilled nursing facility. The number of skilled nursing beds at a facility is an indication of the number of residents that the facility can accommodate at any one time.

        "SNF" means skilled nursing facility. SNFs are mid-acuity facilities that offer medical and custodial nursing care for people who cannot take care of themselves because of physical, emotional, or mental conditions, but who do not require the more extensive and sophisticated treatment available at hospitals and other high-acuity facilities. SNFs are designed to supplement hospital care and depend to some degree upon referrals from practicing physicians and hospitals. SNFs typically have medical staff

i

available on site 24 hours a day, including licensed nursing professionals. A typical purpose built SNF includes mostly one- and two-bed units each equipped with a private bathroom and shared dining and bathing facilities. Some private units are often available for SNF residents who pay higher rates or for residents whose medical conditions require segregation.

        "Private pay" means that the fees and costs payable by residents of a facility to the facility's operator are not payable or reimbursable by Medicare or Medicaid. Instead, the residents are personally obligated to pay the fees and other costs of their housing and other services at the facility. This is significant, because the amounts that Medicare and Medicaid will pay are often reduced relative to the amounts that private insurers will pay.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information appearing in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the shares of common stock we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including the information set forth under "Risk Factors" and the financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

        Unless the context requires otherwise or except as otherwise noted, references in this prospectus to: (1) "we," "us," "our" and "our company" refer to NorthStar Healthcare Investors, Inc., a Maryland corporation, and its consolidated subsidiaries after giving effect to the formation transactions described in this prospectus, including its operating partnership, NRH Healthcare Partners, LP, which will be formed by converting NorthStar Healthcare, LLC (formerly Wakefield Capital, LLC), or NS Healthcare, into a Delaware limited partnership upon completion of this offering; and (2) "our TRS Lessee" refer to Midwest Care Holdco TRS I, LLC, or Midwest TRS, which we will elect to treat as a taxable REIT subsidiary, or TRS, together with its wholly-owned subsidiaries. In addition, when referring to various unaffiliated third parties that lease or operate our senior housing facilities, we use the term "operators."

        NS Healthcare currently owns the senior housing facilities and the life sciences campus that we will own once this offering and the formation transactions described in this prospectus have been completed. Accordingly, the historical operations described in this prospectus refer to the historical operations of the portion of the portfolio owned by NS Healthcare that we will own upon completion of this offering and our formation transactions. We have described our operations in this prospectus as if the historical operations of the portion of the portfolio owned by NS Healthcare that we will own upon completion of this offering and our formation transactions were conducted by us.

        Unless the context requires otherwise or except as otherwise noted, the information contained in this prospectus assumes that: (1) each of the formation transactions described in this prospectus, other than the transactions that will be completed concurrently with the completion of this offering, has been completed; (2) the underwriters' option to purchase additional shares of common stock is not exercised; and (3) the common stock to be sold in this offering is sold at an initial public offering price of $            per share, which is the mid-point of the price range set forth on the front cover of this prospectus.

Our Company

        We are a newly-formed Maryland corporation that focuses on the acquisition and ownership of senior housing facilities, primarily private pay assisted living facilities, and other healthcare properties. We were formed to continue and expand the existing senior housing business of NorthStar Realty Finance Corp. (NYSE: NRF), or NorthStar, which NorthStar has operated since 2006 through NS Healthcare. Upon completion of this offering, we will own 51 assisted living facilities with 2,476 units, ten skilled nursing facilities with 896 beds, three independent living facilities with 155 units, two continuing care retirement communities with 253 licensed beds and 98 units and one life sciences campus. Our senior housing facilities are located in 14 states and are leased to or operated by six regional, middle-market operators. For the year ended December 31, 2009, approximately 81.9% of the rental income generated by the senior housing facilities that we will own was generated from facilities where all, or nearly all, of the resident fees were paid from private payment sources, which we define as sources other than Medicare and Medicaid reimbursements.

        Our objective is to provide stable returns to our investors by paying consistent cash distributions and acquiring additional senior housing facilities that we believe will provide for long-term capital appreciation. We intend to achieve this objective by investing primarily in mid-acuity senior housing facilities that are leased to or operated by regional, middle-market operators. We define mid-acuity senior housing facilities as those facilities that provide needed services to residents that cannot be easily or as affordably provided in a home or other healthcare setting but that do not rise to the level of medical services provided by hospitals, surgical centers, rehabilitation facilities and other high-acuity facilities. These types of senior housing facilities, as shown in the chart below, include assisted living facilities and skilled nursing facilities. Assisted living facilities may include dedicated memory care facilities. Within the mid-acuity segment of the healthcare real estate sector, our investment focus is primarily on assisted living facilities whose revenues are derived from predominately private payment sources. We believe private pay assisted living facilities are less vulnerable to overall economic trends due to the nature of the services provided by the operators of these facilities and the relative affordability of those services

Our Targeted Segment of the Healthcare Real Estate Sector

        We seek to be a value-added capital partner to the regional, middle-market operators of our senior housing facilities. We consider our company to be a value-added partner because we leverage the significant systems, procedures, and healthcare operating and financial experience to which we have access through our manager to employ a proactive asset management program that works with our operators to identify opportunities for operational improvement and expansion that we believe will allow our operators to increase the cash flows at our senior housing facilities. We have assisted our operators with group purchasing, obtaining financing, negotiating new business ventures, developing staffing models and evaluating new business and expansion opportunities and expect to continue to provide our operators with these types of value-added services through our proactive asset management program.

        We believe that our strategy provides an attractive opportunity to deliver growth and stability to our stockholders because, as explained in more detail in the section of this prospectus entitled "Business—Our Industry and Market Opportunity," it benefits from an aging U.S. population driving demand, a lack of supply created by barriers to entry in many markets and exacerbated by an ongoing lack of capital from traditional sources, a fragmented industry creating numerous consolidation opportunities and a movement by residents and payors seeking more cost-effective settings, making mid-acuity senior housing an attractive choice relative to alternative providers of similar services.

        We were incorporated as a Maryland corporation on October 29, 2009, and intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our short taxable year ending December 31, 2010. Our principal executive offices are located at 399 Park Avenue, 18th Floor, New York, New York 10022. Our telephone number is (212) 547-2600. Our internet website is www.NRFhealthcare.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Our Manager

        We will be externally managed and advised by our manager, NRF Healthcare Management, LLC, which is newly-formed and an indirect subsidiary of NorthStar. We will be the exclusive vehicle through which NorthStar will make equity investments in senior housing facilities and other healthcare properties. All of our officers are employees of our manager or its affiliates, and we do not expect to have any employees upon completion of this offering. We expect to benefit from the experience, skill, resources, relationships and contacts of the executive officers and key personnel of our manager and its affiliates, including NorthStar. Our manager will be required to provide us with our management team, along with appropriate support personnel, to provide management services to us. Our manager and its employees will have access to the resources of NorthStar pursuant to a services agreement between our manager and NRFC Sub-REIT Corp., or NRFC Sub-REIT, the primary operating subsidiary of NorthStar.

        NorthStar is a publicly-traded commercial real estate finance company that was formed in October 2003 to make real estate-related investments. NorthStar's headquarters are located in New York City and as of December 31, 2009, NorthStar had 54 employees. Through our manager, NorthStar will provide us with access to accounting, financial and technology services and software and will assist us in sourcing third party vendors to provide us with accounting, legal, banking and other services, as required, at competitive rates. Additionally, we believe our access to NorthStar's market knowledge and investment opportunities as it relates to our targeted segment of the healthcare real estate sector will help us execute our strategy.

        Our manager employs a team of healthcare real estate professionals, including Donald C. Tomasso, our President, Timothy P. O'Brien, our Chief Investment Officer, and Robert A. Sweet, our Head of Asset Management, who will dedicate a majority of their professional time and efforts to us. Messrs. Tomasso, O'Brien and Sweet have developed an extensive network of relationships with middle-market, regional operators of senior housing facilities located across the United States. These individuals also have broad knowledge and experience in acquiring, owning, operating, financing and monetizing senior housing facilities and other healthcare properties. Mr. Tomasso has more than 16 years of experience in the healthcare real estate sector. Mr. O'Brien has more than 13 years of experience in the healthcare and commercial real estate sectors as a principal investor, asset manager and investment banker. Mr. Sweet has 12 years of principal real estate investing and asset management experience, focused substantially in the healthcare real estate sector.

Our Portfolio

        Upon completion of this offering and our formation transactions, we will own 66 senior housing facilities (51 assisted living facilities, 10 skilled nursing facilities, three independent living facilities and two continuing care retirement communities) located in 14 states and containing 3,878 units/beds, and one life sciences campus. For the year ended December 31, 2009, approximately 81.9% of the rental income generated by the senior housing facilities that we will own was generated from facilities where all, or nearly all, of the resident fees were paid from private payment sources.

        Upon completion of this offering, a total of 32 senior housing facilities will be leased to third-party operators under triple-net operating leases and a total of 34 senior housing facilities will be owned by us, leased on an arm's-length basis to our TRS Lessee and operated on behalf of our TRS Lessee by a third-party operator pursuant to a master management agreement and facility-specific management agreements. By leasing certain senior housing facilities to our TRS Lessee, we are able to benefit from the growth in facility-specific cash flows generated by the operator engaged by our TRS Lessee and we have more control over this operator's performance.

        The following table presents information by operator about the senior housing facilities that we will own upon completion of this offering and our formation transactions:

Operator	Number of Facilities	Type of Facility(1)	Number of Available Units/Beds	Weighted Average Occupancy for the Year Ended Dec. 31, 2009(2)	Weighted Average Remaining Lease Term as of Dec. 31, 2009 (in years)(3)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(4)	Percentage of Total Contractual Rental Revenue for the Year Ended Dec. 31, 2009(4)
Good Neighbor Care	34	ALF ILF	1,769	94.0%	6.9	$19,095,950	53.6%
Harmony	18	ALF ILF	687	85.9	6.8	8,200,000	23.0
Dominion	6	ALF SNF CCRC	811	80.8	9.6	4,015,280	11.3
Generations	2	SNF	341	94.7	11.4	1,999,992	5.6
Crestwood	2	ALF ILF	175	93.1	8.3	1,885,576	5.3
Intermed	4	SNF	95	77.9	7.8	431,865	1.2

Total/Weighted Average	66		3,878	89.7%	7.5	$35,628,663	100%

(1)
"ALF" means assisted living facility. "ILF" means independent living facility. "SNF" means skilled nursing facility. "CCRC" means continuing care retirement community. See "Glossary" for more information regarding these terms.

(2)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(3)
Weighted average remaining lease term has been calculated based on the percentage of total contractual rental revenue for the year ended December 31, 2009.

(4)
This excludes approximately $3,639,182 of contractual rental revenue for the year ended December 31, 2009 for the life sciences campus leased to Oregon Health Sciences University. Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

        The following table presents information about the geographic concentration of the senior housing facilities that we will own upon completion of this offering and our formation transactions:

State	Number of Facilities	Type of Facility(1)	Number of Available Units/Beds	Weighted Average Occupancy for the Year Ended Dec. 31, 2009(2)	Weighted Average Remaining Lease Term as of Dec. 31, 2009 (in years)(3)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(4)	Percentage of Total Contractual Rental Revenue for the Year Ended Dec. 31, 2009(4)
Illinois	18	ALF ILF CCRC	1,076	89.0%	6.4	$8,882,922	24.9%
Wisconsin	19	ALF SNF	732	84.7	6.8	8,381,608	23.5
Ohio	8	ALF SNF	331	96.7	6.9	5,226,711	14.7
California	6	ALF SNF	581	94.5	8.7	4,957,238	14.0
North Carolina	2	ALF SNF	220	76.4	11.9	1,320,155	3.7
Kentucky	1	ALF SNF	144	89.6	11.9	1,298,351	3.6
Oklahoma	5	ALF	248	89.9	6.9	1,145,419	3.2
Kansas	1	ALF ILF	89	102.2	9.8	978,500	2.8
Washington	1	ALF	86	83.7	6.8	907,076	2.5
Tennessee	1	ALF	114	95.6	6.9	715,936	2.0
Florida	1	SNF	96	95.8	11.4	592,697	1.7
Georgia	1	ALF	68	88.2	6.9	363,970	1.0
Texas	1	ALF	53	92.5	6.9	529,036	1.5
Nebraska	1	ALF	40	92.5	6.9	329,044	0.9

Total/Weighted Average	66		3,878	89.7%	7.5	$35,628,663	100%

(1)
"ALF" means assisted living facility. "ILF" means independent living facility. "SNF" means skilled nursing facility. "CCRC" means continuing care retirement community. See "Glossary" for more information regarding these terms.

(2)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(3)
Weighted average remaining lease term has been calculated based on the percentage of total contractual rental revenue for the year ended December 31, 2009.

(4)
This excludes approximately $3,639,182 of contractual rental revenue for the year ended December 31, 2009 for the life sciences campus leased to Oregon Health Sciences University. Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

        The following table presents information about the senior housing facilities in our current portfolio based on facility type:

Type of Facility	Number of Facilities(1)	Number of Available Units/Beds	Weighted Average Occupancy for the Year Ended Dec. 31, 2009(2)	Weighted Average Remaining Lease Term as of Dec. 31, 2009 (in years)(3)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(4)	Percentage of Total Contractual Rental Revenue for the Year Ended Dec. 31, 2009(4)
ALF	51	2,476	91.4%	7.0	$27,772,729	78.0%
SNF	10	896	87.7	11.3	5,643,060	15.8
ILF	3	155	99.4	6.9	1,408,797	4.0
CCRC(5)	2	351	73.9	1.0	804,078	2.3

Total/Weighted Average	66	3,878	89.3%	7.5	$35,628,663	100%

(1)
"ALF" means assisted living facility. "ILF" means independent living facility. "SNF" means skilled nursing facility. "CCRC" means continuing care retirement community. See "Glossary" for more information regarding these terms.

(2)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(3)
Weighted average remaining lease term has been calculated based on the percentage of total contractual rental revenue for the year ended December 31, 2009.

(4)
This excludes approximately $3,639,182 of contractual rental revenue for the year ended December 31, 2009 for the life sciences campus leased to Oregon Health Sciences University. Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

(5)
Our continuing care retirement communities contain an aggregate of 253 skilled nursing facility beds and 98 independent living facility units. These beds and units are not included in the skilled nursing facility and independent living facility totals appearing above.

        Upon completion of this offering and our formation transactions, we also will own one life sciences campus that is located in Hillsboro, Oregon, includes three buildings and contains approximately 286,700 square feet, including research, laboratory, academic and administrative office space. As of December 31, this campus was 100% leased to Oregon Health Sciences University, or OHSU, a BBB-rated tenant, and contractual rental revenue from the campus earned during the year ended December 31, 2009, was approximately $3,639,182, representing approximately 9.3% of our contractual rental revenue for the year ended December 31, 2009.

Our Pipeline

        Through the network of relationships established by our senior management team, we have an active pipeline of acquisition opportunities in various stages of due diligence and we expect this pipeline to continue in the future. We are currently evaluating approximately $200 million of acquisition opportunities, the majority of which are private pay assisted living facilities. We have not reached a binding agreement or understanding with the current owners of any of the senior housing facilities in our pipeline and we cannot provide any assurance that we will pursue or continue to pursue any of these acquisition opportunities or complete any of these acquisitions.

Our Competitive Strengths

        We believe the following competitive strengths will enable us to expand our existing business and satisfy our objective of providing attractive total returns to our stockholders through cash distributions and long-term capital appreciation:

  •
  Focus on Underserved Regional, Middle-Market Operating Partners.  We focus on making investments and partnering with operators that generally focus on a defined geographic area and are in a growth stage in their development. We believe these operators are best suited to operate our senior housing facilities, find potential off-market investment opportunities and see us as a value-added capital partner. Our recent experience is that these operators are underserved by the majority of potential healthcare capital providers, including other REITs.

  •
  Strong Relationships With Operators.  The members of our senior management team who will dedicate a majority of their professional time and efforts to us have developed an extensive network of relationships with qualified local, regional and national operators of senior housing facilities located across the United States. We work closely with our operators to help them grow and achieve their business objectives and as a result have developed strong relationships with them.

  •
  Proactive Asset Management.  We actively monitor the operating results of our senior housing facilities and work closely with our operators to identify and capitalize on opportunities to improve the operations of our facilities and the overall financial and operating strength of our operators. The members of our senior management team who will dedicate a majority of their professional time and efforts to us have significant experience operating senior housing and other healthcare-related businesses and developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate. We take advantage of this experience and expertise to provide our operators with significant assistance in the areas of marketing, development, facility expansion and strategic planning.

  •
  Large Established Public Company Infrastructure.  Our manager's relationship with NorthStar provides us with access to a large and established public company infrastructure that includes financial reporting, accounting, internal legal and compliance support. As a result, our senior management team will not be required to devote critical resources to building a public company infrastructure and instead will be able to begin sourcing investment opportunities and deploying our capital immediately in order to achieve our investment objective.

  •
  Experienced Healthcare Team.  Our senior management team includes executives who were responsible for acquiring our existing portfolio and possess significant operational and management experience in the healthcare real estate sector. These executives, as well as a team of additional employees of our manager, will dedicate a majority of their professional time and efforts to us. We believe that the combined transactional and operational experience of this team will allow us to identify and pursue investment opportunities, manage, interpret and capitalize on industry trends and structure and execute our investments.

  •
  Internal Growth Opportunities.  By selectively leasing a portion of our senior housing facilities to our TRS Lessee, who in turn engages a third-party operator to manage those facilities, we are able to participate in the growth in operating cash flow generated by our facilities and exercise more control over this operator.

  •
  Comprehensive Investment Selection and Underwriting Process.  The members of our senior management team who will dedicate a majority of their professional time and efforts to us have developed a comprehensive and structured investment selection and underwriting process for evaluating potential investments in senior housing facilities. Through the detailed underwriting of our investments, we expect to make investments that provide attractive risk-adjusted returns to our stockholders.

  •
  Alignment of Interests.  Upon completion of this offering, our manager will receive            LTIP Units in accordance with our 2010 Incentive Plan for Entities, or the entity incentive plan. These LTIP Units will represent approximately             % of our shares of common stock outstanding on a fully diluted basis as of the closing date of this offering based on the assumed sale by us of            shares of our common stock in this offering. In addition, upon completion of this offering and our formation transactions, NorthStar will beneficially own approximately            % of our fully-diluted outstanding shares of common stock, including the LTIP Units to be granted to our manager (assuming the sale by us of        shares of our common stock in this offering at an assumed initial public offering price of $            , which is the mid-point of the price range set forth on the front cover of this prospectus).

Our Strategy

        Our objective is to provide stable returns to our investors by paying consistent cash distributions and acquiring additional senior housing facilities that we believe will provide for long-term capital appreciation. When evaluating transactions, we focus on acquiring senior housing facilities, primarily private pay assisted living facilities, with the following property, market and operator characteristics:

Property Characteristics

  •
  Need-Driven Services.  We focus on senior housing facilities that provide need-driven services such as therapy, assistance with daily living needs, memory care programs, hospice programs and other services that cannot be effectively or affordably provided outside of a mid-acuity senior housing setting. We believe focusing on mid-acuity senior housing facilities that are able to provide these services provides both downside protection because of inelastic demand for the services and potential upside as residents age in place and require additional services over time.

  •
  Attractive Price Point for Residents.  We focus on senior housing facilities that provide a service that is both affordable to the majority of potential residents and serve the broadest demographics within a particular market. We believe this pricing strategy provides us with downside protection and greater potential for growth in property-specific cash flows.

  •
  Stable Cash Flows.  We focus on investing in mid-acuity senior housing facilities that have a history of producing stable cash flows which should enable us to pay consistent cash distributions to our stockholders.

Market Characteristics

  •
  Regional Clustering.  We focus on acquiring portfolios of senior housing facilities that are within a narrow geographic region, and wherever possible we seek to invest in markets that are contiguous to our existing investments. By clustering our investments, we add efficiency to our proactive asset management process.

  •
  Regulatory Barriers to Entry.  Whenever possible, we invest in senior housing facilities that are located in markets that have regulatory barriers to entry, such as "certificates of need" and licensure requirements, which restrict the ability of senior housing owners, operators and developers to build new facilities that will compete with our senior housing facilities for residents.

  •
  Quality Labor Availability.  We focus on senior housing facilities in markets where we believe our operators can attract and retain quality workers. We believe the ability to attract and retain quality employees results in the high quality of care and service for residents that can create a strong reputation for our operators within the community and a sustainable economic model for our senior housing facilities.

Operator Characteristics

  •
  Proven Management Teams Seeking Growth Capital.  We focus on senior housing facilities that are operated by high quality, regional, middle-market operators that we believe have a proven track record of success and who may have limited access to capital. These management teams often have substantial knowledge and focus in particular geographic areas or with respect to certain types of facilities.

  •
  Growing, Middle-Market Operators.  We focus on investing with operators with stabilized portfolios that have limited access to capital, but significant opportunities for growth. We work with these operators to acquire new senior housing facilities, as well as to invest in existing portfolios. We are able to improve diversification of risk with a particular operator through a master lease structure. We believe growing with our operators provides the potential for the highest risk-adjusted returns.

Our Financing Strategy

        We intend to use leverage judiciously and in order to enhance overall investment returns while maintaining appropriate amounts of indebtedness relative to our asset base. Although there is no legal limit on the amount of indebtedness we may incur, we intend to target an overall company leverage level that does not exceed 50% of the historical costs of our assets which we believe will allow us to cost-effectively access diverse capital sources. We may finance the acquisition of additional senior housing facilities with short-term debt capital such as revolving credit facilities with the intention to subsequently refinance those facilities with long-term secured mortgage debt. After establishing a track record as a public company, we may seek to broaden our sources of debt capital by accessing the corporate bond markets. We will seek, where possible, to match the terms of our leases with the terms of our related debt and to use fixed-rate debt to finance stabilized senior housing facilities. Following the anticipated application of the net proceeds of this offering, we anticipate that we will have total debt of approximately $             million.

Our Structure

        We will conduct substantially all of our operations through a traditional umbrella partnership REIT, or UPREIT, in which our senior housing facilities and other healthcare properties will be owned by NRH Healthcare Partners, LP, our operating partnership, and direct and indirect subsidiaries of our operating partnership. We will be the sole general partner of our operating partnership and will own all of the outstanding Class A limited partnership units, or Class A Units, in our operating partnership.

        The following chart reflects an overview of our anticipated ownership and management structure immediately following completion of the formation transactions and this offering (assuming the sale by us of        shares of our common stock at an assumed initial public offering price of $        per share, which is the mid-point of the price range set forth on the cover of this prospectus).

(1)
Upon completion of this offering and our formation transactions, our manager will enter into a services agreement with NRFC Sub-REIT, the primary operating subsidiary of NorthStar and an affiliate of our manager.

(2)
Upon completion of this offering and our formation transactions, our operating partnership will issue Class B units of limited partnership in our operating partnership, or Class B Units, to NRFC Holdco. The Class B Units entitle NRFC Holdco to quarterly profit distributions based on our financial performance. Payment of these distributions reduces cash available for distribution on our common stock.

(5)
LTIP Units are a special class of partnership units in our operating partnership that, upon vesting and achieving parity with the Class A Units, are convertible in certain circumstances into Class A Units, which in turn may be redeemed for cash or, at our option, shares of our common stock in accordance with our partnership agreement. LTIP Units, whether or not vested, will be entitled to receive the same quarterly per unit distributions as Class A Units, which equal per share distributions on our common stock, and will reduce cash available for distribution on our common stock.

Our Tax Status

        We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year beginning on the date of the closing of this offering and ending December 31, 2010. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2010. In addition, we intend to elect to treat Midwest TRS, the parent of our TRS Lessee and a wholly-owned subsidiary of our operating partnership, as a TRS. Our TRS Lessee will lease certain of our senior housing facilities.

        As a REIT, we generally will not be subject to federal income tax on our net taxable income that we distribute currently to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income. Additionally, any income earned by our TRS Lessee, and any other TRS we form in the future, will be fully subject to federal, state, and local corporate income tax.

        In order for the income from our health care properties to constitute "rents from real property" for purposes of the gross income tests required for REIT qualification, we cannot directly operate any of our health care properties. Instead, we must lease our health care properties. Accordingly, we will lease certain of our senior housing facilities to operators under long-term, triple-net leases. Additionally, we will lease certain of our senior housing facilities to our TRS Lessee, which will pay rent to us that can qualify as "rents from real property" so long as the senior housing facilities qualify as a "qualified health care properties" and our TRS Lessee engages an "eligible independent contractor" to manage those facilities. We believe that all but one of the senior housing facilities leased to our TRS Lessee will be treated as "qualified health care properties" prior to the completion of our formation transactions. Those facilities will be managed by Good Neighbor Care, which we believe is an "eligible independent contractor."

Summary Risk Factors

        An investment in our common stock involves risks. You should carefully consider the matters discussed in the section "Risk Factors" beginning on page 23 of this prospectus before deciding whether to invest in our common stock. These risks, include, but are not limited to, the following:

  •
  Adverse economic and geopolitical conditions and dislocation in the credit markets could continue which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  Our failure or the failure of our operators to comply with licensing and certification requirements, the requirements of governmental reimbursement programs such as Medicare or Medicaid, fraud and abuse regulations or new legislative developments may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  A substantial portion of our business is dependent upon our operators successfully operating their businesses and their failure to do so could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  Events could occur that could adversely affect the ability of seniors to afford the monthly resident fees or entrance fees for our private pay senior housing facilities (including downturns in the economy, housing market, consumer confidence or the equity markets) and, in turn, materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  The inability of seniors to sell real estate may delay their moving into our residences which could materially adversely affect our occupancy rates and our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  Reimbursement rates from third-party payors could be reduced, which would materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  The geographic concentration of our senior housing facilities could leave us vulnerable to an economic downturn, regulatory or reimbursement changes or acts of nature in those areas, which could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  Certain operators will account for a significant percentage of our contractual rental revenue, and the failure of any of these operators to meet their obligations to us could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

  •
  We are dependent on our manager and may not find a suitable replacement if our manager terminates the management agreement.

  •
  Our board of directors will approve very broad investment guidelines for our manager and will not approve each investment decision made by our manager unless required by our investment guidelines.

  •
  Our manager's base management fee is payable regardless of our performance.

  •
  The incentive distributions payable to NRFC Holdco in respect of its Class B Units in our operating partnership may induce our manager to make certain investments, including speculative investments.

  •
  There are various conflicts of interest in our relationship with our manager and its affiliates, including NorthStar, which could result in decisions that are not in the best interests of our stockholders.

  •
  Termination by us of the management agreement with our manager without cause is difficult and costly and may cause us to be unable to execute our business plan.

  •
  Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

  •
  We may use offering proceeds, borrowed funds, proceeds from the sale of assets, funds from any other source or our debt or equity securities to pay distributions to our stockholders.

Management Agreement

        Upon completion of this offering, we will enter into a management agreement with our manager that will govern the relationship between us and our manager. The management agreement specifies the services to be provided to us by our manager, its compensation for those services and the other terms and conditions of our relationship with our manager. Our manager's management of our business is under the direction and oversight of our board of directors. Our manager will have an investment committee that will oversee the investment guidelines approved by our board of directors, our portfolio and its compliance with our investment guidelines and policies.

        The initial term of the management agreement expires on the third anniversary of the closing of this offering, subject to successive, automatic one-year renewals unless previously terminated as described below. Our independent directors and stockholders will have the right to terminate the management agreement with our manager under certain circumstances, including based on unsatisfactory performance.

        Our manager is entitled to receive from us a management fee, a termination fee if we choose to not renew or to terminate the management agreement under certain circumstances and reimbursement of certain expenses as described in the management agreement. In addition, NorthStar and its affiliates, including NRFC Holdco, will be entitled to receive certain benefits under the partnership agreement of our operating partnership. The following table describes these fees, reimbursements and other benefits:

Type	Description	Payment
Management fee	We will pay our manager a management fee in an amount equal to one-fourth of the sum of (1) % of the first $ million of our "equity" and (2) % of our equity in excess of $ million.	Quarterly in arrears in cash

For purposes of calculating the management fee, "equity" means, for any quarter, the sum of: (1) the net proceeds from any issuance of our common stock and preferred stock, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance; (2) our retained earnings at the end of the most recently completed quarter (excluding any depreciation and amortization, non-cash equity compensation expense incurred or non-cash mark-to-market income or expenses earned or

Type	Description	Payment

incurred, in current or prior periods); and (3) the then-current value of the partnership units (other than Class B Units) issued by our operating partnership and shares of our common stock issued by us as consideration for assets contributed to our operating partnership or to us, which aggregate amount will be reduced by any amount that we pay for repurchases of our common stock or cash redemptions of partnership units issued by our operating partnership.

For purposes of calculating the then-current value of each partnership unit (other than Class B Units) described above, each partnership unit will be valued at the market value of a share of our common stock based on the closing price on the New York Stock Exchange, or NYSE, on the trading day immediately preceding the date of issuance of such partnership unit.

Equity will be adjusted to exclude special one-time events pursuant to changes in generally accepted accounting principles, or GAAP, as well as other non-cash charges after discussion between our manager and the independent directors and approval by a majority of the independent directors in the case of non-cash charges.

Incentive distributions

In addition to the management fee payable to our manager under the management agreement, NRFC Holdco, an indirect subsidiary of NorthStar and an affiliate of our manager, as the current holder of all outstanding Class B Units in our operating partnership, will be entitled to any and all benefits to which the holders of the Class B Units are entitled under the partnership agreement of our operating partnership, including, without limitation, the right to receive quarterly incentive distributions payable by our operating partnership if such distributions are earned.

Quarterly as determined by us as the sole general partner of our operating partnership in our sole and absolute discretion

Our operating partnership will distribute cash quarterly and at such other times and in such amounts as are determined by us, as the sole general partner of our operating partnership in our sole and absolute discretion. Cash will be distributed to the holders of Class A Units in proportion to their respective Class A Units; however, in the event the "quarterly hurdle" (as defined below) is satisfied in any quarter, cash will be distributed by our operating partnership as follows:

Type	Description	Payment

•       First, 100% to NRFC Holdco until it has received aggregate distributions for such quarter in an amount equal to the product of: (1)       % of the dollar amount by which (A) "funds from operations" (as defined below) for such quarter per share of our common stock (based on the weighted average number of our commons shares outstanding for such quarter) exceeds (B) the quarterly hurdle, multiplied by (2) the weighted average number of our commons shares and Class A Units (other than Class A Units held by us) outstanding during such quarter; and

• Thereafter, 100% to the holders of Class A Units in proportion to their respective Class A Units.

Up to      % of the quarterly incentive distributions payable to NRFC Holdco paid upon the satisfaction of the quarterly hurdle, will be payable, at the election of NRFC Holdco, in our shares of common stock or Class A Units, so long as the aggregate amount of our shares of common stock and Class A Units distributed to NRFC Holdco in respect of its Class B Units does not exceed 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common stock (assuming any Class A Units distributed have been converted into our common stock).

The "quarterly hurdle" means the amount equal to the product of (1) the weighted average price per share of our common stock sold in this offering and any subsequent public or private offerings of our common stock, in each case at the time of issuance thereof, multiplied by (2) the greater of (A)       % and (B)        % plus one-fourth of the "Ten Year Treasury Rate" (as defined below) during the applicable quarter.

"Funds from operations" means, for purposes of calculating the incentive distributions payable to NRFC Holdco, "funds from operations" calculated in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains or losses from sales of property, the cumulative effect of accounting changes, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Type	Description	Payment

The "Ten Year Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15, or any successor publication, during a fiscal quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by us. If we, acting in good faith, determine, in our sole and absolute discretion, that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate will be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by us in our sole and absolute discretion.

Expense reimbursement

We will pay or reimburse our manager for all of our direct operating expenses, except for those expenses our manager is required to pay under the management agreement. Our manager is not entitled to be reimbursed by us for wages, salaries and benefits of the officers and employees of our manager and its affiliates. See "Our Manager and the Management Agreement—Reimbursement of Expenses" for more information.

Quarterly in arrears

Type	Description	Payment
Termination fee

The management agreement requires us to pay our manager a termination fee in an amount equal to        times the average annual management fees earned by our manager during the two 12-month periods ending as of the last day of the calendar month immediately preceding the date of termination (if two full 12-month periods have not elapsed under the term of the management agreement as of the last day of the calendar month immediately preceding the date of termination, the management fees earned by our manager during the second partial 12-month period will be annualized).

Upon the effective date of termination of the management agreement if we terminate the management agreement without cause or elect not to renew the management agreement, or if our manager terminates the management agreement due to a default by us under any of its material terms which is not cured within 30 days after we receive notice of the default

Mandatory Class B Unit redemption

In addition to the termination fee payable to our manager under the management agreement, the partnership agreement requires our operating partnership to redeem all of the outstanding Class B Units held by NRFC Holdco. The redemption price for such Class B Units will be equal to        times the average annual amount of the distributions that were paid or payable to NRFC Holdco (regardless of whether such distributions were paid in cash or NRFC Holdco elected to receive such distributions in shares of our common stock, Class A Units or a combination of both in lieu of cash) during the two 12-month periods ending as of the last day of the calendar month immediately preceding the termination date (if two full 12-month periods have not elapsed under the term of the management agreement as of the last day of the calendar month immediately preceding the termination date, the incentive distributions that were paid or payable during the second partial 12-month period will be annualized).

Upon the effective date of termination of the management agreement if we terminate the management agreement without cause or elect not to renew the management agreement, or if our manager terminates the management agreement due to a default by us under any of its material terms which is not cured within 30 days after we receive notice of the default

Our operating partnership, in its discretion, may elect to pay all or any portion of the redemption price for the Class B Units in the form of Class A Units. Any such Class A Units may be redeemed after a 60-day holding

Type	Description	Payment
period on the same terms as the other Class A Units of our operating partnership. See "Description of the Partnership Agreement—Class A Redemption Rights" for more information.

The partnership agreement also provides that, in the event the management agreement is terminated as a result of a change of control of the general partner, our operating partnership will be required to pay cash to redeem the Class B Units.

Mandatory Class A Unit redemption

The partnership agreement requires our operating partnership to redeem, at NorthStar's request, all of the Class A Units held by NorthStar and its affiliates (other than the Class A Units held by us and any of our subsidiaries) and each of their respective officers and employees for the fair market value of those securities, payable, at our election, in cash or shares of our common stock.

In the event of any termination or non-renewal of the management agreement that triggers a mandatory redemption of the Class B Units as described above

Within 30 days after the termination or non-renewal of the management agreement, we will be required to file a registration statement on Form S-3 or any other form then available to us to register under the Securities Act the resale of any shares of common stock issuable by us upon the redemption of the Class A Units held by NorthStar and its affiliates, including NRFC Holdco. In addition, any unvested LTIP Units held by any officers or employees of NorthStar and its affiliates will become vested and will convert automatically into Class A Units upon a termination or non-renewal of the management agreement that triggers the Class B Unit redemption described above.

Services Agreement

        Upon completion of this offering, our manager will enter into a services agreement with NRFC Sub-REIT, the primary operating subsidiary of NorthStar. Pursuant to the services agreement, NRFC Sub-REIT will agree to provide, without any additional consideration, the services and operational support to our manager that our manager requires in order to satisfy its obligations to us under the management agreement. We will be a named third-party beneficiary under the services agreement.

Restrictions on Ownership of Our Common Stock

        In order to help us qualify as a REIT, our charter, subject to certain exceptions, restricts the number of shares of our capital stock that a person may beneficially or constructively own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, except that NorthStar, NRFC Sub-REIT and, if certain conditions are met, their respective subsidiaries may own up to        % of our common stock so long as NorthStar and NRFC Sub-REIT continue to qualify as a REIT for federal income tax purposes. As discussed in this prospectus under the heading "Description of Capital Stock—Restrictions on Ownership and Transfer," our charter contains other restrictions on ownership and transfer.

Distribution Policy

        We intend to distribute at least 90% of our taxable income each year (determined before the deduction for dividends paid and excluding any net capital gains) to our stockholders in order to qualify as a REIT under the Code. We intend to make regular quarterly distributions to our common stockholders beginning at such time as our board of directors determines that we are generating sufficient cash flow to do so. We cannot predict when we will commence paying quarterly distributions. The actual amount, timing and frequency of distributions will be determined by our board of directors based upon a variety of factors deemed relevant by our directors, including our results of operations and our debt service obligations. See "Distribution Policy."

THE OFFERING

Common stock we are offering	shares(1)
Common stock to be outstanding immediately after this offering	shares(1)(2)
Use of proceeds

We estimate that the net proceeds to us from this offering after expenses will be approximately $      million, or approximately $      million if the underwriters exercise their over-allotment option in full, assuming a price of $      per share, which is the mid-point of the price range set forth on the front cover page of this prospectus.

We intend to contribute the net proceeds from this offering to NS Healthcare, the entity that will become our operating partnership, in exchange for a common membership interest in NS Healthcare, which will be converted into Class A Units upon NS Healthcare becoming our operating partnership. NS Healthcare will use approximately $      million of the net proceeds to redeem the outstanding preferred equity interest in NS Healthcare held by Inland American Real Estate Trust, Inc., or Inland, which has an aggregate liquidation preference equal to $100 million, and we will effect the conversion of NS Healthcare into our operating partnership. After the conversion, our operating partnership intends to use the remainder of the net proceeds as follows: (1) approximately $      million to repay outstanding indebtedness, including accrued interest and prepayment premiums; and (2) the balance for general corporate and working capital purposes, including future investments in senior housing facilities.

Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts which are consistent with our intention to qualify as a REIT. These investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

Proposed New York Stock Exchange symbol	"NRH"
Risk Factors	Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 23.

(1)
Assumes the underwriters' over-allotment option to purchase up to an additional            shares of our common stock is not exercised.

(2)
Includes        LTIP Units to be issued to our manager upon completion of this offering. Does not include an aggregate of            additional shares of our common stock reserved for issuance under our 2010 Incentive Plan for Individuals, or the individual incentive plan, and our entity incentive plan.

 SUMMARY FINANCIAL, PRO FORMA AND OTHER DATA

        The following summary financial, pro forma and other data should be read in conjunction with "Selected Financial, Pro Forma and Other Data," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and related notes thereto which are included elsewhere in this prospectus.

        The following table sets forth summary historical combined financial and other data of NorthStar Healthcare Investors, Inc. predecessor, or the predecessor, which is not a legal entity, but rather a combination of certain entities that currently own the 66 senior housing facilities and one life sciences campus we will own upon completion of this offering and our formation transactions. These properties, among others, are currently owned by NS Healthcare. The summary combined balance sheet data as of December 31, 2009, 2008 and 2007 and the summary combined statements of operations data and statements of cash flows data for the years ended December 31, 2009, 2008 and 2007 have been audited by Grant Thorton, LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The summary combined balance sheet data as of December 31, 2006 and the summary combined statement of operations data and statement of cash flow data for the period from April 28, 2006 (inception) to December 31, 2006 have not been audited by Grant Thorton, LLP, independent registered public accounting firm.

        The summary pro forma balance sheet data as of December 31, 2009 presents our consolidated financial position on a pro forma basis to give effect to the completion of this offering, the formation transactions, including the conversion of NS Healthcare into our operating partnership, and the application of the net proceeds from this offering, as if such transactions had occurred on December 31, 2009.

        The summary pro forma statement of operations data and other information for the year ended December 31, 2009 present our consolidated results of operations on a pro forma basis to give effect to the completion of this offering, as if such transactions had occurred on the first day of the period presented.

	NorthStar Healthcare Investors, Inc.	NorthStar Healthcare Investors, Inc. Predecessor
	Pro Forma Consolidated	Historical Combined for the Year Ended December 31,
	2009	2009	2008	2007	2006(1)
	(unaudited)				(unaudited)
		(in thousands)
Statement of Operations:
Revenues and other income:
Rental and reimbursement income		$40,256	$41,192	$35,389	$2,484
Interest and other income		7	102	2,692	414

Total revenues		40,263	41,294	38,081	2,898
Expenses
Operating expenses		9,068	690	628	168
Management fees-related parties		2,956	2,967	2,608	557
General and administrative expenses		1,860	1,327	305	119
Interest expense		23,454	22,979	20,966	991
Depreciation and amortization		19,930	13,105	10,957	670

Total expenses		57,268	41,068	35,464	2,505
(Loss) income from continuing operations		(17,005)	226	2,617	393
Equity in earnings of uncombined venture		7,483	—	—	—
Gain on sale from discontinued operations		—	—	—	348
Consolidated net income		(9,522)	226	2,617	741
Preferred interest distribution		(10,500)	(4,988)	—	—

Net (loss) income available to common members		$(20,022)	$(4,762)	$2,617	$741

Balance Sheet Data (at period end):
Real estate investments, net		$446,324	$454,692	$451,838	$80,247
Receivables, net of allowance		2,385	241	228	214
Total assets		462,305	477,512	478,584	141,286
Mortgage notes payable		333,761	339,957	340,402	62,007
Total liabilities		340,393	343,269	346,144	62,688
Preferred interest, net		94,822	94,822	—	—
Common members'/stockholders' equity		27,432	40,108	132,440	78,598
Total liabilities and members'/stockholders' equity		$462,305	$477,512	$478,584	$141,286
Other Data:
Cash Flow from:
Operating activities from continuing operations		$11,490	$13,830	$11,507	$1,148
Investing activities		(3,016)	(10,499)	(367,668)	(80,247)
Financing activities		(9,535)	(2,198)	359,379	140,605

(1)
For the period from April 28, 2006 (inception) to December 31, 2006

RISK FACTORS

        An investment in our common stock involves significant risks. Before making an investment decision, you should consider the following risks, which address the material risks concerning our business and an investment in our common stock, in addition to information set forth elsewhere in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, financial condition, liquidity, results of operations and our ability to make cash distributions to our stockholders could be materially and adversely affected. If this were to happen, the trading price of our common stock could decline significantly and you could lose all or a part of your investment. The risks described below are all of the material risks that we can identify at this time. Some statements in this prospectus, including statements in the following risk factors, are forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

Risks Relating to Our Business and Operations

Adverse economic and geopolitical conditions and dislocation in the credit markets could continue which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        The global economy has recently experienced unprecedented levels of volatility in the capital markets, dislocation in the credit markets and intense recessionary pressures. These conditions, or similar conditions that may exist in the future, may materially adversely affect our business, financial condition and results of operations, and our ability to make distributions to our stockholders. Among other potential consequences, the recent economic slowdown may materially adversely affect:

  •
  our ability to borrow on terms and conditions that we find acceptable, or at all, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense;

  •
  the financial condition of our operators, which may result in healthcare operator defaults under leases due to bankruptcy, lack of liquidity, operational failures or for other reasons;

  •
  the values of our senior housing facilities and our ability to dispose of assets at attractive prices or to obtain debt financing collateralized by our senior housing facilities; and

  •
  the value and liquidity of our short-term investments and cash deposits, including as a result of a deterioration of the financial condition of the institutions that hold our cash deposits or the institutions or assets in which we have made short-term investments, the dislocation of the markets for our short-term investments, increased volatility in market rates for such investments or other factors.

        Additionally, if conditions in the healthcare industry decline, we may be required to evaluate our senior housing facilities for impairments or write-downs, which could result in charges that could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our failure or the failure of our operators to comply with licensing and certification requirements, the requirements of governmental reimbursement programs such as Medicare or Medicaid, fraud and abuse regulations or new legislative developments may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        We or our operators, as the case may be, are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing laws. The ultimate timing or effect of any changes in these laws and regulations cannot be predicted. With respect to senior housing facilities held and operated through net-lease transaction structures, we have no direct control over our operators' ability to meet the numerous federal, state and local regulatory requirements. Failure to comply with these laws, requirements and regulations may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders. In particular:

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  Licensing and Certification.  We, our operators and our senior housing facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically surveyed by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure or certification may prevent a facility from operating or result in a suspension of reimbursement payments until all licensure or certification issues have been resolved and the necessary licenses or certification are obtained or reinstated. Our senior housing facilities may require governmental approval in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition of new beds, the addition of service or certain capital expenditures. Facilities may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. State licensing laws require operators of healthcare facilities to comply with extensive standards governing operations. State agencies administering those laws regularly inspect such facilities and investigate complaints. Failure to meet all regulatory requirements could result in the loss of the ability to provide or bill and receive payment for healthcare services. In such event, revenues from those facilities could be reduced or eliminated for an extended period of time or permanently. Transfers of operations of healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate.

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  Medicare and Medicaid.  Generally, a portion of the revenue from the operation of our senior housing facilities and other healthcare properties (and a significant portion of the revenue in the case of a SNF) is derived from governmentally-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain enrollment and participation in these programs would result in a loss of funding from such programs. Moreover, federal and state governments have adopted and continue to consider various reform proposals to control healthcare costs. In recent years, there have been fundamental changes in the Medicare program that have resulted in reduced levels of payment for a substantial portion of healthcare services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to patients. In addition, reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. Governmental concern regarding healthcare costs and their budgetary impact and the specter of fraud and abuse in claims reimbursement may result in significant reductions in payments to our operators, and future reimbursement rates for either governmental or private payors may not be sufficient to cover cost increases in providing services to patients. Exclusion, debarment, suspension or other ineligibility to participate in federal healthcare programs or any changes in reimbursement policies that reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could cause our or our operators revenue and the value of the affected senior housing facilities and other healthcare properties to decline.

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  Fraud and Abuse Laws and Regulations.  There are complex federal and state laws governing a wide array of referrals, financial relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit financial inducements for referrals, filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Office of the Inspector General of the U.S. Department of Health and Human Services has announced a number of new and ongoing initiatives to study instances of potential

    Medicare and Medicaid overbilling and/or fraud. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally funded healthcare programs. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Because of these incentives, these so-called "whistleblower" suits have become more frequent. The violation of any of these laws or regulations by us or by any of our operators may result in the imposition of significant monetary damages, fines and other penalties.

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  Other Laws.  Other laws that impact how we and our operators conduct business include: federal and state laws designed to protect the confidentiality and security of patient health information; state and local licensure laws; laws protecting consumers against deceptive practices; laws generally affecting the management of our senior housing facilities and other healthcare properties and equipment and how our operators generally conduct their operations, such as fire, health and safety, and environmental laws; federal and state laws affecting ALFs mandating quality of services and care, and quality of food service; resident rights (including abuse and neglect laws); and health standards set by the federal Occupational Safety and Health Administration.

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  Legislative and Regulatory Developments.  Legislative proposals are often introduced or proposed in Congress and in some state legislatures that would effect changes in the healthcare system.

A substantial portion of our business is dependent upon our operators successfully operating their businesses and their failure to do so could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        For the year ended December 31, 2009, Good Neighbor Care and Harmony contributed approximately 50.3% and 20.4% of our predecessor's historical rental income. Upon completion of this offering, we expect these two operators will contribute a higher percentage of our rental income. We depend on our operators to manage the day-to-day operations of our senior housing facilities in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the facilities under their operational control in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our operators to fulfill their obligations to us may depend, in part, upon the overall profitability of their operations, including any other facilities, properties or businesses they may acquire or operate. The cash flow generated by the operation of our facilities may not be sufficient for an operator to meet its obligations to us. Our financial position could be weakened and our ability to fulfill our obligations under our indebtedness could be limited if our operators, particularly Good Neighbor Care and Harmony, are unable to meet their obligations to us or we fail to renew or extend our contractual relationship with any of our operators. Any of these results could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Events could occur that could adversely affect the ability of seniors to afford the monthly resident fees or entrance fees (including downturns in the economy, housing market, consumer confidence or the equity markets) and, in turn, materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Costs to seniors associated with independent and assisted living services are generally not reimbursable under government reimbursement programs such as Medicaid and Medicare. Only seniors with income or assets meeting or exceeding the comparable median in the regions where our facilities are located typically can afford to pay our monthly resident fees. Economic downturns, softness in the housing market, lower levels of consumer confidence, reductions or declining growth of government entitlement programs, such as social security benefits, stock market volatility and/or changes in demographics could adversely affect the ability of seniors to afford the monthly resident fees or entrance fees for our senior housing facilities. If our operators are unable to retain and/or attract seniors with sufficient income, assets or other resources required to pay the fees associated with independent and assisted living services and other service provided by our operators at our senior housing facilities, our occupancy rates could decline, which could, in turn, materially adversely affect our business, results of operations and financial condition and our ability to make distributions to our stockholders.

The inability of seniors to sell real estate may delay their moving into our residences which could materially adversely affect our occupancy rates and our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Recent housing price declines and reductions in residential mortgage availability have negatively affected the U.S. housing market, with certain geographic areas experiencing more acute deterioration than others. Downturns in the U.S. housing market, such as the one we have recently experienced, could adversely affect the ability (or perceived ability) of seniors to afford entrance fees and resident fees at our senior housing facilities, as potential residents frequently use the proceeds from the sale of their homes to cover the costs of these fees. Specifically, if seniors have a difficult time selling their homes, these difficulties could impact their ability to relocate into our facilities or finance their stays at our facilities. This could cause the amount of our revenues generated by private payment sources to decline. If the recent volatility in the U.S. housing market continues for a protracted period, it could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Decisions by residents to terminate their residency agreements could adversely affect occupancy at our facilities which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        State regulations governing ALFs require a written agreement with each resident. These regulations also require that residents have the right to terminate their residency agreements for any reason on reasonable notice. If multiple residents terminate their residency agreements at or around the same time, the occupancy rate at our facilities would decline, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Reimbursement rates from third-party payors could be reduced, which would materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Our ability to generate revenue and profit influences the underlying value of our senior housing facilities. These revenues are generally derived from reimbursements paid to our operators or, in the case of the senior housing facilities that will be leased by us to our TRS Lessee, to our TRS Lessee. Sources of reimbursements include Medicare, state Medicaid programs, private insurance carriers, healthcare service plans, health maintenance organizations, preferred provider arrangements, self-insured employers and the patients themselves. Medicare and Medicaid programs, as well as numerous private insurance and managed care plans, generally require participating providers to accept government-determined reimbursement levels as payment in full for services rendered, without regard to a facility's charges. Changes in the reimbursement rate or methods of payment from third-party payors, including Medicare and Medicaid, or the implementation of other measures to reduce reimbursements, have in the past, and could in the future, result in a substantial reduction in our revenues. Additionally, revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. There also continue to be new legislative and regulatory proposals that could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. Moreover, owners and operators of senior housing facilities continue to experience pressures from private payors attempting to control healthcare costs, and reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. We cannot assure you that adequate reimbursement levels will continue to be available. Further limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Government budget deficits could lead to a reduction in Medicaid and Medicare reimbursement.

        The recent slowdown in the U.S. economy has negatively affected state budgets, which may put pressure on states to decrease reimbursement rates with the goal of decreasing state expenditures under state Medicaid programs. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in state Medicaid programs due to unemployment and declines in family incomes. These potential reductions could be compounded by the potential for federal cost-cutting efforts that could lead to reductions in reimbursement rates under both the federal Medicaid program and state Medicare programs. Potential reductions in reimbursements under these programs could negatively impact the ability of our operators and their ability to meet their obligations to us.

Possible changes in the acuity profile of our residents as well as payor mix and payment methodologies may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        The sources and amounts of our revenues are determined by a number of factors, including licensed bed capacity, occupancy, the acuity profile of residents and the rate of reimbursement. Changes in the acuity profile of the residents as well as payor mix among private pay, Medicare and Medicaid may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may become responsible for capital improvements. To the extent such capital improvements are not undertaken, the ability of our operators to manage our facilities effectively and on favorable terms may be affected, which in turn could materially adversely affect our business, financial conditions and results of operations and our ability to make distributions to our stockholders.

        Although under our typical triple-net lease structure our operators generally are responsible for capital improvement expenditures, it is possible that an operator may not be able to fulfill its obligations to keep the facility in good operating condition. Further, we may be responsible for capital improvement expenditures on such facilities after the terms of the triple-net leases expire. With respect to the senior housing facilities that will be leased by us to our TRS Lessee, our TRS Lessee will be responsible for capital improvement expenditures at those facilities. To the extent capital improvements are not undertaken or are deferred, occupancy rates and the amount of rental and reimbursement income generated by the facility may decline, which would impact the overall value of the affected senior housing facility. Any of these results could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

The geographic concentration of our senior housing facilities could leave us vulnerable to an economic downturn, regulatory or reimbursement changes or acts of nature in those areas, which could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        For the year ended December 31, 2009, we derived approximately 90.7% or more of the contractual rental revenue from senior housing facilities in our portfolio located in the following states: Illinois (31%), Wisconsin (24%), Ohio (7%), California (10%) and Oklahoma (7%). As a result of these concentrations, the conditions of local economies and real estate markets, changes in governmental rules and regulations, particularly with respect to state Medicaid programs, acts of nature and other factors that may result in a decrease in demand for services at our senior housing facilities in these states could have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Certain operators will account for a significant percentage of our contractual rental revenue, and the failure of any of these operators to meet their obligations to us could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        For the year ended December 31, 2009, we derived 90.7% or more of our contractual rental revenue from senior housing facilities in our portfolio operated by the following operators: Good Neighbor Care (54%), Harmony (23%) and Dominion (11%). If these operators fail to meet their obligations to us or, in the case of Good Neighbor Care, fail to manage effectively the facilities that will be leased by us to our TRS Lessee, our business, financial condition, results of operations and our ability to make distributions to our stockholders could be materially and adversely impacted. No other operator generated more than 10% of our rental revenue under existing leases for the year ended December 31, 2009. The failure or inability of any of these operators to meet their obligations to us could materially reduce our rental revenue and net income, which could in turn reduce the amount of distributions we pay and cause our stock price to decline.

Because of the unique and specific improvements required for our healthcare properties, including our life sciences campus, we may be required to incur substantial renovation costs to make certain of our properties suitable for other operators, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

        Healthcare properties, including our life sciences campus, are typically highly customized and may not be easily adapted to non-healthcare-related uses. The improvements generally required to conform a property to healthcare use, such as upgrading electrical, gas and plumbing infrastructure, are costly and often times operator-specific. A new or replacement tenant may require different features in a property, depending on that tenant's particular operations. If a current tenant is unable to pay rent and vacates a property, we may incur substantial expenditures to modify a property for a new tenant, or for multiple tenants with varying infrastructure requirements, before we are able to release the space. Consequently, our healthcare properties, including our life sciences campus, may not be suitable for lease to traditional office or other tenants without significant expenditures or renovations, which costs may materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

We may not be successful in identifying and completing suitable acquisitions or investment opportunities, which may impede our growth and materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets, including additional private pay ALFs, that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all.

        Our ability to acquire properties on favorable terms may be constrained by the following significant risks:

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  competition from other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds;

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  competition from other potential acquirers may significantly increase the purchase price for a property we acquire, which could reduce our growth prospects;

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  unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions; and

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  failure to finance an acquisition on favorable terms or at all.

        If any of these risks are realized, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be materially and adversely affected.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future acquisitions necessary to grow our business or meet maturing commitments.

        In order to qualify as a REIT under the Code, we will be required to, among other things, distribute each year to our stockholders at least 90% of our net taxable income. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital to make acquisitions and to satisfy or refinance maturing commitments.

        As a result, we expect to rely on external sources of capital, including debt and equity financing. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the acquisitions needed to expand our business, or to meet our obligations and commitments as they mature. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market's perception of our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We may not be in a position to take advantage of attractive investment opportunities for growth in the event that we are unable to access the capital markets on a timely basis or we are only able to obtain financing on unfavorable terms.

Our ability to raise capital to expand our business through sales of equity will depend, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business could negatively impact the market price of our common stock and limit our ability to sell equity.

        The availability of equity capital to us will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time including:

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  the extent of investor interest;

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  our ability to satisfy the distribution requirements applicable to REITs;

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  the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our financial performance and that of our operators;

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  the contents of analyst reports about us and the REIT industry;

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  general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

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  our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which, in turn, depends upon increased revenues from additional investments and rental increases; and

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  other factors such as governmental regulatory action and changes in REIT tax laws.

        The market value of the equity securities of a REIT is generally based upon the market's perception of the REIT's current and potential future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock and, as a result, the availability of equity capital to us.

Lenders may require us to enter into restrictive covenants relating to our operations.

        If we obtain financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to our stockholders and our flexibility to determine our operating policies. The loan documents we may execute will contain negative covenants that may limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts.

We are subject to risks associated with debt financing, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Following the anticipated application of the net proceeds of this offering, we anticipate that we will have total debt of approximately $             million. Financing for future investments and our maturing commitments may be provided by borrowings under credit facilities, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness or support collateral obligations and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage, which could negatively affect our ability to obtain additional financing in the future or make us more vulnerable to a downturn in our results of operations or the economy generally.

        Upon the consummation of this offering, we expect to repay a portion of our existing indebtedness, including the repayment of certain mortgage loans insured by the U.S. Department of Housing and Urban Development, or HUD. Accordingly, we plan to apply to HUD and certain other lenders for approval of the indirect change in ownership of the facilities and other properties resulting from this offering. We may not receive such approval prior to the consummation of this offering, and there can be no assurance that HUD or other lenders will not claim we are in default until such time as we obtain its approval or repay the applicable loan.

Our level of indebtedness could have important consequences to our stockholders.

        Although there is no legal limitation on the amount of indebtedness we may incur, we intend to target an overall company leverage level on a consolidated basis that does not exceed 50% of the historical cost of our assets. We may increase our indebtedness in the future. Our level of indebtedness could have important consequences to our stockholders. For example, our indebtedness could:

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  limit our ability to pay distributions to our stockholders;

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business;

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  require us to pledge as collateral substantially all of our assets;

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  require us to maintain certain debt coverage and financial ratios at specified levels, thereby reducing our financial flexibility;

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  limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

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  expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interests;

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  limit our flexibility in planning for, or reacting to, changes in our business and industry; and

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  place us at a potential competitive disadvantage compared to our competitors that have less debt.

Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        We may seek to manage our exposure to interest rate risk attributable to variable-rate debt by using interest rate swap arrangements and other derivatives that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If our operators fail to cultivate new or maintain existing relationships with residents in the markets in which they operate, our occupancy percentage, payor mix and resident rates may deteriorate which could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        The ability of our operators to improve the overall occupancy percentage, payor mix and resident rates at our senior housing facilities, depends on our operators' reputation in the communities they serve and our operators' ability to successfully market our facilities to potential residents. A large part of our operators' marketing and sales effort is directed towards cultivating and maintaining relationships with key community organizations that work with seniors, physicians and other healthcare providers in the communities where our facilities are located, whose referral practices significantly affect the choices seniors make with respect to their long-term care needs. If our operators are unable to successfully cultivate and maintain strong relationships with these community organizations, physicians and other healthcare providers, occupancy rates at our facilities could decline, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Failure to complete acquisition or expansions could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Our strategy focuses primarily on the acquisition of new private pay ALFs, as well as the expansion of existing ALFs and other senior housing facilities in our portfolio. We select acquisition and expansion candidates with the expectation that they will add value to our portfolio. However, there is no assurance that we will be successful in selecting the right facilities to acquire or expand, that acquisitions or expansions will be completed without unexpected negative surprises, or that our operators will be successful in filling new units. Failure to complete acquisitions or expansions could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may not be able to compete effectively in those markets where overbuilding exists and our inability to compete in those markets may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Overbuilding in the senior housing segment in the late 1990s reduced occupancy and revenue rates at assisted living residences. This, combined with unsustainable levels of indebtedness, forced several operators into bankruptcy. The occurrence of another period of overbuilding could adversely affect our future occupancy and resident fee rates, which in turn could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Because real estate investments are relatively illiquid, our ability to promptly sell properties in our portfolio is limited.

        Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. In addition, our properties are special purpose properties that could not be readily converted to general residential, retail or office use. Transfers of operations of healthcare properties are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. To the extent we are unable to sell any properties for its book value or at all, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

        We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. We may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would impede our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

We may obtain only limited warranties when we purchase a property, which will increase the risk that we may lose some or all of our invested capital in the property or rental income from the property which, in turn, could materially adversely affect our business, financial condition and results from operations and our ability to pay distributions to our stockholders.

        The seller of a property often sells such property in its "as is" condition on a "where is" basis and "with all faults," without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property if an issue should arise that decreases the value of that property and is not covered by the limited warranties. If any of these results occur, it may have a material adverse effect on our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to meet their obligations to us.

        Our operators may be subject to claims that their services have resulted in resident injury or other adverse effects. The insurance coverage maintained by our operators, whether through commercial insurance or self-insurance, may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. From time to time, there may also be increases in government investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as increases in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or government investigation, whether currently asserted or arising in the future, could lead to potential termination from government programs, large penalties and fines and otherwise have a material adverse effect on a healthcare operator's financial condition. If a healthcare operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a healthcare operator is required to pay uninsured punitive damages, or if a healthcare operator is subject to an uninsurable government enforcement action, the healthcare operator could be exposed to substantial additional liabilities, which could result in its bankruptcy or insolvency or have a material adverse effect on the healthcare operator's business and its ability to meet its obligations to us.

        Moreover, advocacy groups that monitor the quality of care at healthcare facilities have sued healthcare facility operators and called upon state and federal legislators to enhance their oversight of trends in healthcare facility ownership and quality of care. Patients have also sued healthcare facility operators and have, in certain cases, succeeded in winning very large damage awards for alleged abuses. This litigation and potential litigation in the future has materially increased the costs incurred by our operators for monitoring and reporting quality of care compliance. In addition, the cost of medical malpractice and liability insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of healthcare facilities continues. Increased costs could limit our healthcare operator's ability to meet their obligations to us, potentially decreasing our revenue and increasing our collection and litigation costs. To the extent we are required to remove or replace a healthcare operator, our revenue from the affected property could be reduced or eliminated for an extended period of time.

        Finally, if we lease a healthcare facility to our TRS Lessee rather than leasing the facility to the third party operator, our TRS Lessee will become subject to state licensing requirements that apply to healthcare facility operators and our TRS Lessee will have increased liability resulting from events or conditions that occur at the facility, including for example injuries to residents at the facility that are caused by the negligence or misconduct of the operator or its employees. Insurance may not cover all such liabilities.

Uninsured losses or losses in excess of our operators' insurance coverage could materially adversely affect our business, financial position and results of operations and our ability to make distributions to our stockholders.

        Under the terms of our leases, our operators are required to maintain comprehensive general liability, fire, flood, earthquake, boiler and machinery, nursing home or long-term care professional liability and extended coverage insurance with respect to our properties with policy specifications, limits and deductibles set forth in the leases or other written agreements between us and the healthcare operator. However, our properties may be adversely affected by casualty losses which exceed insurance coverages and reserves. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flows from, the property. Even if it were practicable to restore the damage caused by a major casualty, the operations of the affected property would likely be suspended for a considerable period of time. In the event of any substantial loss affecting a property, disputes over insurance claims could arise.

Delays in our operator's collection of their accounts receivable could adversely affect their cash flows and financial condition and their ability to meet their obligations to us.

        Prompt billing and collection are important factors in the liquidity of our operators. Billing and collection of accounts receivable are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by non-government payors. The inability of our operators to bill and collect on a timely basis pursuant to these regulations and rules could subject them to payment delays that could negatively impact their cash flows and ultimately their financial condition and their ability to meet their obligations to us.

The bankruptcy, insolvency or financial deterioration of any of our operators could delay or prevent our ability to collect unpaid rents or require us to find new operators.

        If our operators are unable to comply with the terms of their agreements with us, we may be forced to modify the agreements in ways that are unfavorable to us. Alternatively, the failure of an operator to perform under an agreement could require us to declare a default, repossess the property, find a suitable replacement operator, operate the property or sell the property. There is no assurance that we would be able to lease a property or enter into a management agreement with respect to such property on substantially equivalent or better terms than the prior agreements, or at all, find another operator, successfully reposition the property for other uses or sell the property on terms that are favorable to us.

        If any of our agreements with our operators expire or are terminated, we could be responsible for all of the operating expenses for that property until it is re-leased, until another operator is engaged or until the property is sold. We may not possess the required licenses to operate our net-leased properties. If we experience a significant number of un-leased/un-managed properties, our operating expenses could increase significantly. Any significant increase in our operating costs may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

        Any bankruptcy filing by or relating to one of our operators could bar all efforts by us to collect pre-bankruptcy debts from that operator or seize its property and may require us to find new operators. An operator's bankruptcy could also delay our efforts to collect past due balances, including unpaid rents, and could ultimately preclude collection of all or a portion of these sums. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. Furthermore, dealing with an operator's bankruptcy or other default may divert management's attention and cause us to incur substantial legal and other costs.

        If one or more of our operators files for bankruptcy relief, the Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. Most of our properties will generally be net-leased to an operator operating multiple facilities pursuant to a single master lease. It is possible that in bankruptcy the debtor operator may be required to assume or reject the master lease in its entirety, rather than making the decision on a property-by-property basis, thereby preventing the debtor from assuming the better performing properties and terminating the master lease with respect to the poorer performing properties. The Bankruptcy Code generally requires a debtor to assume or reject a contract in its entirety. Thus, a debtor cannot choose to keep the beneficial provisions of a contract while rejecting the burdensome ones; the contract must be assumed or rejected as a whole. However, where under applicable law a contract (even though it is contained in a single document) is determined to be divisible or severable into different agreements, or similarly, where a collection of documents is determined to constitute separate agreements instead of a single, integrated contract, then in those circumstances a debtor/trustee may be allowed to assume some of the divisible or separate agreements while rejecting the others. If the debtor chooses to assume the agreement or if a non-debtor operator is unable to comply with the terms of an agreement, we may be forced to modify the agreements in ways that are unfavorable to us.

Our assets may be subject to impairment charges, which could materially adversely affect our business, financial condition and results of operations.

        We periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, healthcare operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and funds from operations in the period in which the write-off occurs.

As an owner of real property, we may be exposed to environmental liabilities.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property, such as us, may be liable in certain circumstances for the costs of investigation, removal or remediation of, or related releases of, certain hazardous or toxic substances, including materials containing asbestos, at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of a tenant at the property. The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect our operators' ability to attract additional residents, our ability to sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenues.

        Although our agreements with our operators require them to indemnify us for certain environmental liabilities, the scope of such obligations may be limited. For instance, some of our agreements with our operators do not require them to indemnify us for environmental liabilities arising before the operator took possession of the premises. Further, we cannot assure you that any such operator would be able to fulfill its indemnification obligations. If we were to be liable for any such environmental liabilities and were unable to seek recovery against our operators, our business, financial condition and results of operations could be materially and adversely affected.

Compliance with the Americans with Disabilities Act, Fair Housing Act, and fire, safety and other regulations may require us to make unanticipated expenditures which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Our facilities and properties are required to comply with the American with Disabilities Act of 1990, or ADA. The ADA generally requires that buildings be made accessible to people with disabilities. We must also comply with the Fair Housing Act, which prohibits us and our operators from discriminating against individuals on certain bases in any of our practices if it would cause such individuals to face barriers in gaining residency in any of our facilities. In addition, our facilities and properties are required to operate in compliance with applicable fire and safety regulations, building codes and other land use regulations and food licensing or certification requirements as they may be adopted by governmental agencies and bodies from time to time. We may be required to make substantial expenditures to comply with those requirements.

We are facing increasing competition for the acquisition of senior housing facilities and other healthcare properties which may impede our ability to make future acquisitions or may increase the cost of these acquisitions which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        We compete with many other businesses engaged in real estate investment activities for the acquisition of senior housing facilities and other healthcare properties, including local, regional and national operators and acquirers and developers of healthcare real estate. The competition for senior housing facilities and other healthcare properties may significantly increase the price we might pay for a facility or property we seek to acquire and our competitors may succeed in acquiring those facilities or properties themselves. In addition, operators with whom we attempt to do business may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger healthcare REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition may result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for healthcare properties, our business, financial condition and results of operations and our ability to make distributions to our stockholders may be materially adversely affected.

Risks Relating to Our Manager and the Management Agreement

We are dependent on our manager and may not find a suitable replacement if our manager terminates the management agreement.

        We have no employees. We are externally advised by our manager, which is an indirect subsidiary of NorthStar, and all of our officers are employees of our manager or its affiliates. Pursuant to our management agreement, our manager will be obligated to supply us with our senior management team. Subject to investment guidelines and other policies adopted by our board of directors, our manager has significant discretion regarding the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the executive officers and key personnel of our manager and NorthStar. Executive officers and key personnel of our manager and NorthStar will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. The departure of any member of our management from NorthStar or any of its affiliates, or such officers or personnel otherwise becoming unavailable to manage our business could have a material adverse effect on our performance. We are dependent on our manager and may not find a suitable replacement if our manager terminates the management agreement.

        In addition, we offer no assurance that our manager will remain our manager or that we will continue to have access to our manager's principals and professionals. The initial term of our management agreement with our manager, and the services agreement between our manager and NorthStar only extends until the third anniversary of the closing of this offering, with automatic one-year renewals thereafter, and may be terminated earlier under certain circumstances. If the management agreement or the services agreement are terminated or not renewed and no suitable replacement is found to manage us, we may not be able to execute our business plan, which could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Our board of directors will approve very broad investment guidelines for our manager and will not approve each investment decision made by our manager unless required by our investment guidelines.

        Our manager will be authorized to follow very broad investment guidelines. Our directors will periodically review our investment guidelines and our investment portfolio. However, our board will not review all of our proposed investments. In addition, in conducting periodic reviews, the directors may rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager on our behalf may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager will have great latitude within the broad investment guidelines our board of directors will adopt in determining the types of assets it may decide are proper investments for us, including making investments that may result in returns that are substantially below expectations or result in losses, or may otherwise not be in the best interests of our stockholders, which would materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Our manager's base management fee is payable regardless of our performance.

        Pursuant to our management agreement, our manager is entitled to receive a base management fee that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. Our manager's entitlement to substantial non-performance based compensation might reduce its incentive to devote its time and effort to seeking profitable opportunities for our portfolio. Consequently, we may be required to pay our manager significant base management fees in a particular quarter despite experiencing a net loss or a decline in value of our portfolio during that quarter. This in turn could hurt our ability to make distributions to our stockholders.

The incentive distributions payable to NRFC Holdco in respect of its Class B Units in our operating partnership may induce our manager to make certain investments, including speculative investments.

        The management compensation structure that we have agreed to with our manager and NorthStar may cause our manager to invest in high risk investments. In addition to the base management fee payable to our manager, NRFC Holdco, an indirect subsidiary of NorthStar and an affiliate of our manager, will hold all of the Class B Units in our operating partnership which will entitle it to receive quarterly incentive distributions based upon our achievement of targeted levels of funds from operations (as defined in our partnership agreement). In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on our funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio.

There are various conflicts of interest in our relationship with our manager and its affiliates, including NorthStar, which could result in decisions that are not in the best interests of our stockholders.

        We are subject to potential conflicts arising out of our relationship with our manager and its affiliates, including NorthStar. Our executive officers also serve as officers and/or directors of our manager and its affiliates. As a result, our management agreement with our manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. To address the risks related to these potential conflicts of interest with our manager and its affiliates, the board of directors or a committee thereof will be responsible for overseeing our conflicts of interest policies and reviewing any potential conflicts of interest transactions. For a discussion of additional conflicts of interest, see "Our Manager and the Management Agreement—Conflicts of Interest with Our Manager and Its Affiliates."

Termination by us of the management agreement with our manager without cause is difficult and costly and may cause us to be unable to execute our business plan.

        The initial term of the management agreement expires on the third anniversary of the closing date of this offering, and will be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors will review our manager's performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative unanimous vote of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock. We must provide 180 days' prior notice of any such termination and our manager will be paid a termination fee equal to                    times the average annual amount of the management fees earned by our manager. In addition, our operating partnership agreement requires us to redeem all of the Class B Units held by NRFC Holdco for cash or Class A Units upon any termination or non-renewal by us of the management agreement, other than a termination for "cause," for redemption consideration equal to                    times the average annual amount of the incentive distributions earned by NRFC Holdco, in each case, during the two 12-month periods ending as of the last day of the calendar month immediately preceding the date of termination; provided, however, that if two full 12-month periods have not elapsed under the term of the management agreement as of the last day of the calendar month immediately preceding the date of termination, the second partial 12-month period will be annualized. The termination fee may make it more difficult for us to terminate the management agreement. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

        Our manager is only contractually committed to manage our business until the third anniversary of the closing of this offering. Thereafter, the management agreement is renewable annually for one-year terms; provided, however, that our manager may terminate the management agreement upon 180 days prior written notice. If the management agreement is terminated and we are unable to identify a suitable replacement to manage us, we may not be able to execute our business plan.

If we no longer have access to NorthStar's infrastructure, we could fail to maintain proper and effective internal controls. Our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and our stock price.

        If we no longer have access to NorthStar's infrastructure, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to begin reporting in 2011 on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Without access to NorthStar's infrastructure, we cannot be certain that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we or our independent registered public accounting firm will not identify material weaknesses in our internal control over financial reporting. If we fail to comply with the requirements of Section 404 or if we or our independent registered public accounting firm identify and report a material weakness, it may affect the reliability of our internal control over financial reporting, which could adversely affect the market price of our stock and we could be subject to sanctions or investigations by the New York Stock Exchange, or NYSE, the Securities and Exchange Commission, or SEC, or other regulatory authorities, which would require additional financial and management resources.

We compete with other investment vehicles sponsored or managed by NorthStar for access to NorthStar's investment professionals and principals.

        Although we will be the exclusive vehicle through which NorthStar will make equity investments in senior housing facilities and other healthcare properties, we cannot assure you that NorthStar will not sponsor or manage other investment vehicles in the future. We will compete with other NorthStar-sponsored investment programs for access to NorthStar and our manager. The benefits that we expect our relationships with our manager and NorthStar to provide to us could be limited.

Our manager's liability is limited under the management agreement, and we have agreed to indemnify our manager against certain liabilities.

        Pursuant to the management agreement, our manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action or inaction of our board of directors in following or declining to follow its advice or recommendations. Our manager and its affiliates and each of their directors, officers, employees and owners will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement as determined by a final, non-appealable judgment of a court of competent jurisdiction. We have agreed to indemnify our manager and its affiliates and each of their directors, officers, employees and owners and each person controlling our manager with respect to all liabilities, judgments, costs, charges, losses, expenses and claims, including attorneys' fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

We do not own the NorthStar name, but will be granted a license by our manager to use the NorthStar name. Use of the name by other parties or the termination of our license may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        Pursuant to the management agreement, we will be granted a non-exclusive, royalty-free license to use the name "NorthStar." Under this license, we have a right to use the "NorthStar" name as long as NRF Healthcare Management, LLC remains our manager. NorthStar will retain the right to continue using the "NorthStar" name. We will be unable to preclude NorthStar from licensing or transferring the ownership of the "NorthStar" name to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of NorthStar or others. Furthermore, in the event the license is terminated, we will be required to change our name and cease using the "NorthStar" name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If our manager ceases to be our manager pursuant to the management agreement, financial institutions providing any credit facilities may not provide future financing to us.

        To finance certain of our investments, we may obtain credit facilities with financial institutions that require our manager to remain our manager pursuant to the management agreement. If our manager ceases to be our manager, it may constitute an event of default and the financial institution providing the credit facility may have the right to terminate its facility and any obligation to advance funds to us to finance our future investments. If our manager ceases to be our manager for any reason and, as a result, we are unable to obtain financing, our growth may be limited.

Risks Relating to Our Organization and Structure

We are subject to significant anti-takeover provisions, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

        Our charter and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. Our board of directors also has the power to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of stock, to issue additional shares of common stock or preferred stock and to fix the terms of one or more classes or series of stock without stockholder approval. These provisions, along with the ownership limit and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

Our charter restricts the ownership and transfer of our outstanding stock, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

        In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year other than our initial taxable year. Subject to some exceptions, our charter prohibits any stockholder from owning actually or constructively more than 9.8% (by value or number of shares, whichever is more restrictive) of our outstanding stock of any class or series, except that NorthStar, NRFC Sub-REIT and, if certain conditions are met, their respective subsidiaries may own up to            % of our common stock so long as NorthStar and NRFC Sub-REIT continue to qualify as a REIT for federal income tax purposes. Our charter's constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of our outstanding stock of any class or series by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of our outstanding stock of any class or series, and thus be subject to our charter's ownership limit. Our charter also prohibits any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void.

Certain Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

        Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

        Subject to certain limitations, provisions of the MGCL prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns

10% or more of the voting power of our stock or an affiliate or associate of us who beneficially owned 10% or more of the voting power of our stock during the previous two years) or an affiliate of the interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder. After the five year period, business combinations between us and an interested stockholder or an affiliate of the interested stockholder must generally either provide a minimum price to our stockholders (as defined in the MGCL) or be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding stock and at least two-third of the votes entitled to be cast by stockholders other than the interested stockholder and its affiliates and associates. These provisions of the MGCL relating to business combinations do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

        The MGCL also provides that control shares (which are shares of our stock which, when aggregated with other shares that the acquiror owns or is entitled to direct the exercise of voting power (other than solely by virtue of a revocable proxy), entitle the stockholder to exercise at least 10% but less than 33%, at least 33% but less than 50% or at least 50% of the voting power in the election of directors) generally have no voting rights except to the extent approved by stockholders (other than the holder of the control shares, our officers and our directors who are also our employees) entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our bylaws contain a provision exempting from the provisions of the MGCL relating to control share acquisitions any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

        Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to elect to be subject to certain provisions relating to corporate governance that may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders' best interests.

        Upon the consummation of this offering, we will already be subject to some of these provisions, either by provisions of our charter and bylaws unrelated to Subtitle 8 or by reason of an election in our charter to be subject to certain provisions of Subtitle 8.

        For more information, please see "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

We may change our business, investment and financing strategies without stockholder approval.

        As the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to real estate market fluctuations. In addition, we may in the future increase the use of leverage at times and in amounts deemed prudent by our manager in its discretion, and such decision would not be subject to stockholder approval. Furthermore, as the market evolves, our board of directors may determine that senior housing facilities do not offer the potential for attractive risk-adjusted returns for an investment strategy that is consistent with our intention to elect and qualify to be taxed as a REIT. Changes to our strategies with regards to the foregoing could materially and adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Under Maryland law generally, a director is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, directors are presumed to have acted with this standard of care. Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our charter permits us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management and may prevent a change in control of our company that is in the best interests of our stockholders.

        Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Federal Income Tax Risk Factors

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

        We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year beginning on the date of the closing of this offering and ending December 31, 2010. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which only a limited number of judicial and administrative interpretations exist. Even an inadvertent or technical mistake could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis.

        Moreover, new tax legislation, administrative guidance or court decisions, in each instance potentially applicable with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our capital stock. If, for any reason, we failed to qualify as a REIT and we were not entitled to relief under certain Code provisions, we would be unable to elect REIT status for the four taxable years following the year during which we ceased to so qualify.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

        To qualify as a REIT, we must distribute to our stockholders each calendar year at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

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  85% of our REIT ordinary income for that year;

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  95% of our REIT capital gain net income for that year; and

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  any undistributed taxable income from prior years.

        We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after tax net income to their parent REIT or their stockholders.

        Our taxable income may substantially exceed our net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets at prices or at times that we regard as unfavorable or make taxable distributions of our capital stock or debt securities in order to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Our TRS Lessee increases our overall tax liability.

        Our TRS Lessee will be subject to federal, state and local income tax on its taxable income, which will consist of the revenues from certain of our senior housing facilities leased by the TRS Lessee, net of the management fees and operating expenses for such facilities and rent payments to us. Accordingly, although our ownership of our TRS Lessee will allow us to participate in the operating income from our senior housing facilities leased to the TRS Lessee, that operating income will be fully subject to income tax. The after-tax net income of our TRS Lessee is available for distribution to us.

        We will incur a 100% excise tax on transactions with our TRS Lessee that are not conducted on an arm's-length basis. For example, to the extent that the rent paid by our TRS Lessee to us exceeds an arm's-length rental amount, such amount potentially will be subject to the excise tax. We intend that all transactions between us and our TRS Lessee will be conducted on an arm's-length basis and, therefore, that the rent paid by our TRS Lessee to us will not be subject to the excise tax.

If our percentage leases with our TRS Lessee are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

        To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as "rents from real property." In order for rent on a lease to qualify as "rents from real property" for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. Our operating partnership will lease certain of our senior housing facilities to our TRS Lessee pursuant to percentage leases. We anticipate rents paid under our percentage leases will constitute a significant portion of our gross income. If those leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

        In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

        At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limit in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities

        In order to qualify as a REIT for each taxable year after 2010, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2010. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

        Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% (measured by value or number of shares, whichever is more restrictive) of any class or series of our capital stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would cause us to lose our status as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

        These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Risks Relating to this Offering and Ownership of Our Common Stock

We may use offering proceeds, borrowed funds, proceeds from the sale of assets, funds from any other source or our debt or equity securities to pay distributions to our stockholders.

        We will not be limited in the source of our future distributions and may use offering proceeds, borrowed funds, proceeds from the sale of assets or funds from any other source to pay distributions to our stockholders. Funding distributions from the net proceeds of this offering may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder's tax basis in our common stock. In addition, to the extent necessary to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales, or make taxable distributions of our debt or equity securities.

If you purchase shares of common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share of our common stock.

        We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $            in the book value per share of common stock from the price you pay for our common stock in this offering, based on an assumed initial public offering price of $            per share, the mid-point of the price range indicated on the cover of this prospectus. See "Dilution" for further discussion of how your ownership interest in us will be immediately diluted.

There is currently no public market for our common stock and an active trading market for our common stock may never develop following this offering.

        Prior to this offering, there has been no public market for our common stock. We intend to list all of our shares of common stock on the NYSE under the symbol "NRH". However, an active trading market for our common stock may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling any shares that you buy.

The market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

        Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

  •
  actual or anticipated variations in our quarterly operating results;

  •
  changes in our funds from operations or earnings estimates;

  •
  increases in market interest rates may lead purchasers of our shares to demand a higher yield;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any increased indebtedness we incur in the future;

  •
  additions or departures of key personnel;

  •
  actions by stockholders;

  •
  speculation in the press or investment community;

  •
  general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

  •
  our operating performance and the performance of other similar companies;

  •
  changes in accounting principles; and

  •
  passage of legislation or other regulatory developments that adversely affect us or our industry.

Market interest rates may have an effect on the value of our common stock.

        One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to stockholders.

Future sales of shares of our common stock may depress the price of our shares.

        We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon completion of this offering and our formation transactions, all shares of common stock sold in this offering will be freely tradable without restriction (other than the ownership limit in and the other restrictions on ownership and transfer of our shares of capital stock as set forth in our charter), unless the shares are owned by one of our affiliates or subject to the lock-up agreements described below. See "Shares Eligible for Future Sale."

        We, our manager, NorthStar and each of our directors and executive officers have agreed, with limited exceptions, that we and they will not, without the prior written consent of the representatives

on behalf of the underwriters, during the period ending            days after the date of this prospectus (subject to extension under certain circumstances), among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or file a registration statement with the SEC relating to the offering of any shares of our common stock.

        In connection with this offering, we intend to file a registration statement on Form S-8 to register all shares of common stock reserved for issuance under our individual incentive plan, and once we register these shares they can be freely sold in the public market after issuance, subject to lock-up provisions discussed above. We also will enter into a registration rights agreement with NRFC Holdco. Pursuant to this agreement, and after the lock-up agreement pertaining to this offering expires, NRFC Holdco will have the right to demand that we register under the Securities Act for resale all or a portion of the shares of our common stock held by NRFC Holdco and its permitted transferees. Registration of these shares of our common stock would facilitate their sale into the public market. If any or all of these holders cause a large number of their shares to be sold in the public market, such sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as "may," "will," "anticipates," "expect," "believe," "intend," "plan," "should," "seek" or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

        These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

        Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus. These factors include, among others:

  •
  use of proceeds of this offering;

  •
  our business and investment strategy;

  •
  our projected operating results;

  •
  uncertainties relating to the operations of our operators, including those relating to reimbursement by government and other third-party payors, compliance with regulatory requirements and occupancy levels;

  •
  regulatory, reimbursement and other changes in the healthcare industry;

  •
  the performance and reputation of our operators;

  •
  competition in the financing of healthcare facilities;

  •
  our ability to oversee our portfolio;

  •
  our ability to re-lease or sell any of our properties;

  •
  our ability to successfully engage in strategic acquisitions and investments;

  •
  the effect of general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

  •
  our ability to obtain financing arrangements;

  •
  availability of qualified personnel;

  •
  our understanding of our competition;

  •
  our dependence on our manager and ability to find a suitable replacement in a timely manner, or at all, if the management agreement is terminated or in the event the services agreement between our manager and NRFC Sub-REIT is terminated;

  •
  the availability and cost of capital;

  •
  changes in interest rates;

  •
  the amount and yield of any additional investments;

  •
  changes in tax laws and regulations affecting REITs;

  •
  our ability to satisfy the requirements for qualification as a REIT for federal income tax purposes; and

  •
  the potential impact of the recent economic slowdown on the healthcare industry and related governmental budgets and healthcare reimbursement expenditures.

        Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

 OUR FORMATION TRANSACTIONS

The Restructuring Transaction

        Prior to this offering, NS Healthcare will engage in certain transactions to position us to complete this offering. In December 2009, NS Healthcare entered into a membership interest redemption and sale agreement, or the redemption agreement, with NRFC Holdco, Chain Bridge, Wakefield Capital Management, Midwest Care Holdings LLC, or Midwest Holdings, and certain individuals, including Mr. Nordberg, a director nominee, Mr. Tomasso, our President, Mr. O'Brien, our Chief Investment Officer, and Mr. Sweet, our Head of Asset Management. We are also a party to this agreement.

        Upon completion of the transactions contemplated by the redemption agreement, NorthStar will hold 100% of the equity interests in NS Healthcare, other than the convertible preferred membership interests held by Inland that we expect to redeem upon completion of this offering. In addition, the redemption agreement provides for the sale of the 51% membership interest in Midwest TRS held by Midwest Holdings, an affiliate of Chain Bridge, to either us or NS Healthcare prior to completion of this offering. The redemption agreement also gives NS Healthcare the right to terminate the management agreement with Wakefield Capital Management, an affiliate of Chain Bridge, without the payment of a termination fee. We entered into the redemption agreement because we believe that these transactions will position us to complete this offering by eliminating NorthStar's minority joint venture partner and will allow us to reduce our general and administrative expenses by terminating the management agreement between Wakefield Capital Management and NS Healthcare, which will become our operating partnership upon completion of this offering and our formation transactions.

        On the date the redemption agreement was executed:

  •
  NS Healthcare paid Chain Bridge $2 million in cash.

  •
  NS Healthcare's operating agreement was amended to remove certain rights of Chain Bridge with respect to the common membership interests to be redeemed pursuant to the redemption agreement. As amended, Chain Bridge no longer has any voting rights with respect to its common membership interests, any rights to allocations of profits and losses and, except as provided in the redemption agreement, Chain Bridge's rights to receive distributions of any kind from NS Healthcare.

  •
  The management agreement between NS Healthcare and Wakefield Capital Management was amended to reduce the management fee payable to Wakefield Capital Management to an annual amount equal to one percent of NS Healthcare's equity on December 3, 2009.

  •
  Mr. Nordberg resigned from the board of directors of NS Healthcare.

  •
  The investment committee of the board of directors of NS Healthcare was dissolved.

        The redemption agreement also granted Chain Bridge a right to receive all of the membership interests in CBC-Winter Park, LLC, a subsidiary of NS Healthcare and the owner of Golden Pond, an assisted living facility with 95 units located in Winter Garden, Florida, after the payment by Chain Bridge of the outstanding mortgage debt secured by Golden Pond and held by GECC as part of a secured mortgage loan credit facility.

        In March 2010, the mortgage debt secured by Golden Pond was paid by Chain Bridge, NS Healthcare transferred the membership interests in CBC-Winter Park to Chain Bridge and NS Healthcare redeemed Chain Bridge's minority common membership interest. As a result, NorthStar currently holds 100% of the common equity interests of NS Healthcare.

        Chain Bridge has agreed to indemnify NS Healthcare, NRFC Holdco, us and each of their and our respective directors, officers, employees and affiliates for losses related to Golden Pond in excess of any amounts held in an escrow account established by NS Healthcare in connection with the redemption transaction. We, NS Healthcare and NRFC Holdco have agreed to indemnify Chain Bridge and its directors, officers and affiliates from certain losses, including losses from the foreclosure on Golden Pond due to NS Healthcare's default on the secured mortgage loan credit facility provided by GECC to NS Healthcare, the failure by NS Healthcare to satisfy any covenants in the documents related to Inland's preferred membership interest in NS Healthcare and the failure by NS Healthcare to obtain any required consents from Inland, except consents required to be obtained by Chain Bridge pursuant to the redemption agreement.

        The redemption agreement also provides for the sale of Midwest Holdings' majority membership interest in Midwest TRS to either us or NS Healthcare prior to the completion of this offering. We or NS Healthcare will purchase Midwest Holdings' majority membership interest in Midwest TRS for $1.0 million, with the purchase price being paid in cash on or before April 7, 2010. Either we or NS Healthcare may delay this cash payment until May 7, 2010 if we are still in the process of completing our initial public offering on April 7, 2010. If such payment has not been made by May 7, 2010, we expect the parties will amend the redemption agreement to extend the deadline for the payment of the cash consideration to be given to Midwest Holdings for the majority membership interest in Midwest TRS.

        Upon the closing date of the acquisition of Midwest Holdings' majority membership interest in Midwest TRS, NS Healthcare will have the option to terminate the management agreement with Wakefield Capital Management without the payment by NS Healthcare of any termination fee. Notwithstanding any provision of the redemption agreement, the management agreement between NS Healthcare and Wakefield Capital Management will terminate automatically on the closing date of this offering without the payment by NS Healthcare of any termination fee.

        The consideration to be given to Chain Bridge and Midwest Holdings pursuant to the redemption agreement was determined by arm's length negotiations between representatives of NorthStar, on the one hand, and members of Chain Bridge and Midwest Holdings, on the other, with reference to the original contributed value of Golden Pond. These negotiations also took into account the loss of Wakefield Capital Management's right to be paid the management fee and the termination fee pursuant to the management agreement between NS Healthcare and Wakefield Capital Management. Neither we nor any of the other parties to the redemption agreement obtained a recent appraisal for the value of Golden Pond, Chain Bridge's minority common membership interest in NS Healthcare or Midwest Holdings' 51% membership interest in Midwest TRS or any other independent third-party valuations or fairness opinions in connection with the transactions contemplated by the redemption agreement. As a result, the consideration to be give to Chain Bridge and Midwest Holdings pursuant to the redemption agreement may exceed the fair market value of the membership interests in NS Healthcare and Midwest Holdings.

        In addition to the transactions contemplated by the redemption agreement, NS Healthcare, prior to this offering, will:

    •
    Distribute to NRFC Holdco its membership interest in the entities owning 28 senior housing facilities located in Indiana and containing an aggregate of 2,070 beds/units, substantially all of which are skilled nursing beds. These facilities generated contractual rental revenue of approximately $14.6 million for the year ended December 31, 2009. NRFC Holdco will agree to assume, subject to obtaining the lender's consent, approximately $118.8 million of first mortgage financing secured by these facilities and will grant us a right of first offer with respect to the future sale of any of these facilities.

    •
    Distribute to NRFC Holdco its membership interest in the entity owning a medical office building located in Arlington, Texas containing 26,000 square feet. This medical office building generated contractual rental revenue of approximately $0.6 million for the year ended December 31, 2009. NRFC Holdco will agree to assume, subject to obtaining the lender's consent, approximately $3.4 million of first mortgage financing secured by this medical office building and will grant us a right of first offer with respect to the future sale of this property.

    •
    Distribute to NRFC Holdco its entire portfolio of real estate-related debt investments, which consisted of two secured mortgage loans and had an aggregate carrying value of approximately $2.1 million as of December 31, 2009.

Our Formation Transactions

        We were incorporated as a Maryland corporation on October 29, 2009 to succeed to the senior housing business of NS Healthcare. In connection with our initial capitalization, NorthStar, through NRFC Holdco, purchased 10,000 shares of our common stock for total cash consideration of $10,000. We will succeed to the senior housing business of NS Healthcare through the following series of transactions, which we refer to as our formation transactions:

  •
  We will offer            shares of our common stock in this offering (plus up to an additional            shares of our common stock upon the exercise of the underwriters' over-allotment option).

  •
  Upon completion of this offering:

  •
  We will contribute the net proceeds of this offering to NS Healthcare and will receive a common membership interest in NS Healthcare in exchange for our contribution. As described below, NS Healthcare will be converted into our operating partnership upon completion of this offering.

  •
  NRFC Holdco will contribute its common membership interest in NS Healthcare to us in exchange for shares of our common stock having an aggregate value equal to $             million based on the initial public offering price of our common stock in this offering. These shares will represent approximately             % of our shares of common stock outstanding on a fully diluted basis as of the closing date of this offering, including the LTIP Units to be issued to our manager, based on the assumed sale by us            shares of our common stock in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover of this prospectus.

  •
  As described in "Use of Proceeds," we will cause NS Healthcare to use a portion of the net proceeds from this offering to redeem Inland's convertible preferred membership interest for $             million in cash.

  •
  We will cause NS Healthcare to be converted into our operating partnership. We will become our operating partnership's sole general partner and our common membership interest in NS Healthcare, including the common membership interest contributed to us by NRFC Holdco, will be converted into a Class A limited partnership interest in our operating partnership represented by Class A Units. These Class A Units will have an economic value equal to our capital account in NS Healthcare immediately prior to the conversion.

  •
  Our operating partnership will issue to our manager            LTIP Units in accordance with our entity incentive plan. Upon vesting and achieving parity with the Class A Units in our operating partnership, these LTIP Units will represent approximately            % of our shares of common stock outstanding on a fully diluted basis as of the closing date of this offering based on the assumed sale by us            shares of our common stock in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover of this prospectus).

  •
  Our operating partnership will issue to NRFC Holdco            Class B units of limited partnership in our operating partnership, or Class B Units, which will entitle NRFC Holdco to receive quarterly incentive distributions from our operating partnership if certain performance criteria are satisfied.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale by us of            shares of common stock will be approximately $             million, or $             million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses of approximately $             million payable by us.

        We intend to contribute the net proceeds from this offering to NS Healthcare, the entity that will become our operating partnership, in exchange for a common membership interest in NS Healthcare, which will be converted into Class A Units upon NS Healthcare becoming our operating partnership. NS Healthcare will use approximately $             million of the net proceeds to redeem the outstanding preferred membership interest in NS Healthcare held by Inland and we will effect the conversion of NS Healthcare into our operating partnership. After the conversion, our operating partnership intends to use the remainder of the net proceeds as follows:

  •
  approximately $             million to repay outstanding indebtedness, including accrued interest and prepayment premiums, as follows:

Principal Amount	Interest Rate	Maturity	Prepayment Premium

        ; and

  •
  the balance for general corporate and working capital purposes, including investments in senior housing facilities.

        Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts which are consistent with our intention to qualify as a REIT. These investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

        We do not intend to use any of the net proceeds from the offering to fund distributions to our stockholders, but to the extent we use the net proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders for federal income tax purposes.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would (1) increase (decrease) the net proceeds to us from this offering by $             million, and (2) increase (decrease) by $             million the amount of outstanding borrowings our operating partnership would repay under our existing credit facility, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DISTRIBUTION POLICY

        We intend to distribute at least 90% of our taxable income each year (subject to certain adjustments as described below) to our stockholders in order to qualify as a REIT under the Code. We intend to make regular quarterly distributions to our common stockholders beginning at such time as our board of directors determines that we are generating sufficient cash flow to do so. We cannot predict when we will commence paying quarterly distributions. In order to qualify for taxation as a REIT, we intend to make annual distributions to our stockholders of an amount at least equal to:

  •
  90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

  •
  90% of the excess of our after-tax net income, if any, from foreclosure property over the tax imposed on such income by the Code; less

  •
  the sum of certain items of non-cash income (as determined under Section 857 of the Code).

        Generally, we expect to distribute 100% of our REIT taxable income so as to avoid the excise tax on undistributed REIT taxable income. However, we cannot assure you as to when we will begin to generate sufficient cash flow to make distributions to our stockholders or our ability to sustain those distributions. See the section entitled "Material Federal Income Tax Considerations."

        Distributions will be authorized by our board of directors and declared by us based upon a variety of factors, including:

  •
  actual results of operations;

  •
  any debt service requirements;

  •
  capital expenditure requirements for our senior housing facilities and other healthcare related properties;

  •
  our taxable income;

  •
  the annual distribution requirement under the REIT provisions of the Code;

  •
  our operating expenses; and

  •
  other factors that our board of directors may deem relevant.

        Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be ownership of equity interests in senior housing facilities, which will generate depreciation and other non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent that, in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable distribution of shares of our capital stock or a distribution of our debt securities. Income as computed for purposes of the tax rules described above will not necessarily correspond to our income as determined for financial reporting purposes. To the extent not inconsistent with maintaining our qualification as a REIT, we may retain any earnings that accumulate in our TRSs.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2009:

  •
  on an actual basis for our predecessor, and

  •
  on a pro forma as adjusted basis to give effect to the sale by us pursuant to this offering of            shares of common stock at an assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover page of this prospectus, the conversion of NS Healthcare into our operating partnership and the application of the net proceeds from this offering as described in "Use of Proceeds," including the redemption of Inland's preferred membership interest in NS Healthcare and the repayment of certain indebtedness outstanding as of December 31, 2009.

        You should read this table in connection with "Use of Proceeds," "Selected Financial, Pro Forma and Other Data," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed information contained in our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2009
	NorthStar Healthcare Investors, Inc. Predecessor	NorthStar Healthcare Investors, Inc.
		Pro Forma As Adjusted
	Actual
	(in thousands)
Cash and cash equivalents	$4,263	$
Total debt	333,761
Non-controlling interest in our operating partnership	—
Common stock, $0.01 par value; 450,000,000 shares authorized; no shares outstanding, actual; shares outstanding, as adjusted upon completion of the offering	—
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares outstanding, actual or as adjusted	—
Additional paid-in capital	—
Members'/stockholders' equity	121,912

Total capitalization	$455,673	$

 DILUTION

        If you invest in our common stock in this offering, you will experience dilution to the extent of the difference between the initial public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of December 31, 2009 was approximately $             million, or approximately $            per share, before giving effect to the formation transactions. Our net tangible book value after giving effect to the formation transactions not involving the proceeds from this offering will be $             million, or approximately $            per share. We calculate net tangible book value per share after giving effect to the formation transactions not involving the proceeds from this offering by dividing our predecessor's net tangible book value, which is equal to our predecessor's total assets less intangible assets (including goodwill, unamortized debt issuance costs and deferred offering costs) and total liabilities, by the number of shares that would have been outstanding as of December 31, 2009, after giving effect to the formation transactions not involving the proceeds from this offering.

        After giving effect to the formation transactions not involving the proceeds from this offering, the sale by us of            shares of common stock in this offering and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value will be approximately $             million, or approximately $            per share of common stock, assuming an initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover of this prospectus. This represents an immediate increase in net tangible book value of approximately $            per share to existing investors and an immediate dilution in net tangible book value of approximately $            per share to new public investors. The following table illustrates this calculation on a per share basis:

Assumed initial public offering price per share	$
Net tangible book value per share as of December 31, 2009
Increase (decrease) in net tangible book value after giving effect to the formation transactions not involving the proceeds from this offering
Increase (decrease) in net tangible book value per share attributable to this offering
Net tangible book value per share after this offering
Dilution per share to new common stockholders	$

        If the underwriters' option to purchase additional common stock to cover any over-allotment is exercised in full, the net tangible book value per share will be approximately $            per share and the dilution in pro forma net tangible book value per share to new common stockholders would be $            share. Furthermore, the percentage of our common stock held by existing equity owners, would decrease to approximately            % and the percentage of our common stock on a fully-diluted basis held by new common stockholders would increase to approximately            %.

Differences Between New and Existing Stockholders in Number of Shares of Common Stock and Amount Paid

        The table below summarizes, as of December 31, 2009, the differences between the number of shares of common stock purchased from us, the total consideration and average price per share paid by existing stockholders and by the new investors purchasing common stock in this offering. We used an assumed initial public offering price of $                  per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares Issued(1)			Tangible Book Value/Cash
	Number	Percentage		Amount		Percentage	Per Share
Existing stockholders and LTIP Unitholders			%		$(2)%
New Investors in this offering					$(3)

Total		100%		$		100%

(1)
Includes            shares of common stock issuable upon conversion of LTIP Units allocated for issuance as of the date of this prospectus.

(2)
Based on the net tangible book value of our assets at December 31, 2009.

(3)
Represents the proceeds from this offering before deducting underwriting discounts and commissions and other expenses of this offering.

SELECTED FINANCIAL, PRO FORMA AND OTHER DATA

        The following selected financial, pro forma and other data should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and related notes thereto which are included elsewhere in this prospectus.

        The following table sets forth selected historical combined financial and other data of our predecessor, which is not a legal entity, but rather a combination of certain entities that currently own the 66 senior housing facilities and one life sciences campus we will own upon completion of this offering and our formation transactions. These properties, among others, are currently owned by NS Healthcare. The selected combined balance sheet data as of December 31, 2009, 2008 and 2007 and the selected combined statements of operations data and statements of cash flows data for the years ended December 31, 2009, 2008 and 2007 have been audited by Grant Thorton, LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The selected combined balance sheet data as of December 31, 2006 and the selected combined statement of operations data and statement of cash flow data for the period from April 28, 2006 (inception) to December 31, 2006 have not been audited by Grant Thornton, LLP, independent registered public accounting firm.

        The selected pro forma balance sheet data as of December 31, 2009 presents our consolidated financial position on a pro forma basis to give effect to the completion of this offering, the formation transactions, including the conversion of NS Healthcare into our operating partnership, and the application of the net proceeds from this offering, as if such transactions had occurred on December 31, 2009.

        The selected pro forma statements of operations data and other information for the year ended December 31, 2009 present our consolidated results of operations on a pro forma basis to give effect to the completion of this offering, as if such transactions had occurred on the first day of the period presented.

	NorthStar Healthcare Investors, Inc.	NorthStar Healthcare Investors, Inc. Predecessor
	Pro Forma Consolidated	Historical Combined for the Year Ended December 31,
	2009	2009	2008	2007	2006(1)
	(unaudited)				(unaudited)
		(in thousands)
Statement of Operations:
Revenues and other income:
Rental and reimbursement income		$40,256	$41,192	$35,389	$2,484
Interest and other income		7	102	2,692	414

Total revenues		40,263	41,294	38,081	2,898
Expenses
Operating expenses		9,068	690	628	168
Management fees-related parties		2,956	2,967	2,608	557
General and administrative expenses		1,860	1,327	305	119
Interest expense		23,454	22,979	20,966	991
Depreciation and amortization		19,930	13,105	10,957	670

Total expenses		57,268	41,068	35,464	2,505
(Loss) income from continuing operations		(17,005)	226	2,617	393
Equity in earnings of uncombined venture		7,483	—	—	—
Gain on sale from discontinued operations		—	—	—	348
Consolidated net income		(9,522)	226	2,617	741
Preferred interest distribution		(10,500)	(4,988)	—	—

Net (loss) income available to common members		$(20,022)	$(4,762)	$2,617	$741

Balance Sheet Data (at period end):
Real estate investments, net		$446,324	$454,692	$451,838	$80,247
Receivables, net of allowance		2,385	241	228	214
Investments in and advances to unconsolidated venture		1,043	—	—	—
Total assets		462,305	477,512	478,584	141,286
Mortgage notes payable		333,761	339,957	340,402	62,007
Total liabilities		340,393	343,269	346,144	62,688
Preferred interest, net		94,822	94,822	—	—
Common members'/stockholders' equity		27,432	40,108	132,440	78,598
Total liabilities and members'/stockholders' equity		$462,305	$477,512	$478,584	$141,286
Other Data:
Cash Flow from:
Operating activities from continuing operations		$11,490	$13,830	$11,507	$1,148
Investing activities		(3,016)	(10,499)	(367,668)	(80,247)
Financing activities		(9,535)	(2,198)	359,379	140,605

(1)
For the period from April 28, 2006 (inception) to December 31, 2006

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        You should read the following unaudited pro forma consolidated financial data in connection with "Our Formation Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined financial statements of our predecessor and related notes thereto appearing elsewhere in this prospectus.

        The unaudited pro forma consolidated balance sheet as of December 31, 2009 presents our consolidated financial position on a pro forma as adjusted basis to give effect to the offering, the conversion of NS Healthcare into our operating partnership and the application of the net proceeds of this offering as described under "Use of Proceeds," in each case as if such transactions had occurred on December 31, 2009.

        The unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 presents our consolidated results of operations on a pro forma as adjusted basis to give effect to the offering, the conversion of NS Healthcare into our operating partnership and the application of the net proceeds of this offering as described under "Use of Proceeds," in each case as if such transactions had occurred on the first day of the period presented.

        The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering, on the historical financial information of our predecessor.

        The unaudited pro forma consolidated financial data are included for informational purposes only and does not purport to reflect the results of operations or financial position of NorthStar Healthcare Investors, Inc. that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial data should not be relied upon as being indicative of our results of operations or financial condition had the offering, the conversion of NS Healthcare into our operating partnership and the application of the net proceeds from this offering as described under "Use of Proceeds" occurred on the dates assumed. The unaudited pro forma consolidated financial data also do not project the results of operations or financial position for any future period or date.

 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER, 2009
(in thousands)

	NorthStar Healthcare Investors, Inc. Predecessor Actual(A)	Offering(B)	NorthStar Healthcare Investors, Inc. Pro Forma As Adjusted
ASSETS
Real estate investment, at cost
Land	$60,348	$	$
Building and improvements	417,942
Construction in progress	—

	478,290
Less accumulated depreciation	(31,966)

Real estate investment, net	446,324
Cash and cash equivalents	4,263
Restricted cash	21
Investment in and advances to unconsolidated venture	1,043
Receivables, net	2,385
Unbilled rents receivable	583
Deferred cost, net	7,242
Other assets	444

Total assets	$462,305	$	$

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Mortgage notes payable	$333,761	$	$
Tenant security deposits payable	2,209
Accounts payable and accrued expenses	3,769
Derivative instruments, at fair value	342
Other liabilities	312

Total liabilities	340,393
Members'/stockholders' equity:
Preferred interest, net	94,822
Common members'/stockholders' equity	27,432
Accumulated other comprehensive loss	(342)

Total liability and members'/stockholders' equity	462,305	$	$

        The adjustments to arrive at the pro forma consolidated balance sheet as of December 31, 2009 are as follows:

  (A)
  Reflects the combined balance sheet of our predecessor as of December 31, 2009.

  (B)
  Reflects (i) the sale of                  shares of our common stock for a price per share of $            , less underwriting discounts and commissions and offering expenses, for net proceeds of $            , (ii) the conversion of NS Healthcare into our operating partnership, and (iii) the application of the net proceeds as described in "Use of Proceeds."

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(in thousands)

	Predecessor Actual(a)	Offering(b)	Pro Forma As Adjusted
REVENUES
Rental and reimbursement income	$40,256	$	$
Interest and Other income	7

Total revenues	40,263
EXPENSES
Operating expenses	9,068
Management fees-related parties	2,956
General and administrative expenses	1,860
Interest expense	23,454
Depreciation and amortization	19,930

Total expenses	57,268

Income (loss) from continuing operations	(17,005)
Equity in earnings of unconsolidated venture	7,483

Consolidated net (loss)	(9,522)
Preferred interest distribution	(10,500)

Net (loss) income available to common members/stockholders	$(20,022)	$	$

        The adjustments to the pro forma condensed consolidated statements of operations for the year ended December 31, 2009 is as follows:

  (a)
  Reflects the combined statement of operations of the predecessor as of December 31, 2009.

  (b)
  Reflects the sale of                  shares of our common stock for a price per share of $            , less underwriting discounts and commissions and offering expenses, for net proceeds of $            .

Pro Forma Funds from Operations

        Management believes that funds from operations, or FFO, which is a non-GAAP measure, is an additional appropriate measure of the operating performance of a REIT. We computed pro forma FFO in accordance with the standards established by NAREIT, as pro forma net loss, excluding gains or losses from sales of property, the cumulative effect of accounting changes, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

        FFO is not equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

        Pro forma FFO is included for informational purposes only and does not purport to reflect FFO of NorthStar Healthcare Investors, Inc. that would have occurred had we operated as a public company during the periods presented.

        Set forth below is a reconciliation of pro forma FFO to pro forma net loss for the year ended December 31, 2009:

For the Year Ended December 31, 2009 (unaudited)
Pro Forma Funds from Operations:
Pro forma net loss	$(20,022)
Pro forma depreciation and amortization	19,930

Pro Forma Funds from Operations	$(92)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should also read "Special Note Regarding Forward-Looking Statements."

        The following discussion should be read in conjunction with the "Selected Financial, Pro Forma and Other Data" and the audited combined financial statements as of December 31, 2009 and 2008 appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of this offering and the completion of our formation transactions. These effects are reflected in the pro forma consolidated financial statements located elsewhere in this prospectus. References to "we," "us" and "our" in this discussion and analysis refer to NorthStar Healthcare Investors, Inc. and NS Healthcare, as applicable.

Overview

        NorthStar Healthcare Investors, Inc. was formed in October 2009 to succeed to and expand the existing senior housing business of NorthStar, which it has operated since 2006 through NS Healthcare, a joint venture between NorthStar and Chain Bridge. We intend to elect to be treated as a REIT for federal income tax purposes beginning with our short taxable year ending December 31, 2010. We will be externally managed and advised by NRF Healthcare Management, LLC, a newly-formed, indirect subsidiary of NorthStar.

        We intend to expand on the existing senior housing business operated by NorthStar through NS Healthcare by investing primarily in senior housing facilities that we characterize as mid-acuity, and that are leased to or operated by regional, middle-market operators. These types of senior housing facilities include ALFs and SNFs. ALFs may include MCs. Within the mid-acuity segment of the healthcare real estate sector, our investment focus is primarily on ALFs whose revenues are derived from predominately private payment sources.

        Upon completion of this offering and our formation transactions, we will own our senior housing facilities and other healthcare properties and conduct our business through NRH Healthcare Partners, LP, our operating partnership, and its direct and indirect subsidiaries. As discussed in "Our Formation Transactions," our operating partnership will be formed by converting NS Healthcare into a Delaware limited partnership. We expect that this conversion will occur simultaneously with the completion of this offering and our other formation transactions. Upon completion of the conversion, we will be the sole general partner and the sole Class A limited partner of our operating partnership.

        We have no operating history. We have therefore set forth below a discussion of the combined historical operations of our predecessor. The combined historical financial statements of our predecessor do not include the operating results of 34 senior housing facilities that, upon completion of this offering and the formation transactions, will be owned by us, leased to our TRS Lessee and operated by a third-party operator pursuant to a master management agreement and facility-specific management agreements. As of December 31, 2009, the operations of these 34 senior housing facilities are currently not combined with our predecessor but are accounted for using the equity method of accounting.

        As described under "Our Formation Transactions," we have entered into a contract with Chain Bridge, Midwest Holdings and other parties pursuant to which, among other things, either we or NS Healthcare will acquire the 51% membership interest in Midwest TRS held by Midwest Holdings. The transaction is expected to close on or before April 7, 2010. The pro forma financial information set forth below is based upon our predecessor's historical combined statement of operations for the year ended December 31, 2009 and the year ended December 31, 2008, adjusted to give effect to the acquisition of the 51% membership interest in Midwest TRS and the combination of its operations with the operations of our predecessor as of December 31, 2008.

	For the year Ended December 31, 2009	For the year ended December 31, 2008
Pro forma revenues	$79,834	$80,029
Pro forma expenses	96,062	81,359
Pro forma consolidated net (loss)	(16,228)	(1,330)

Factors Affecting Our Business and the Business of Our Operators

        The continued success of our business is dependent on a number of macroeconomic and industry trends. Many of these trends will influence our ongoing ability to find suitable investment properties while other factors will impact our tenants' ability to conduct their operations profitably and meet their obligations to us.

Industry Trends

        One of the primary trends affecting our business is the long-term increase in the average age of the U.S. population. According to the U.S. Census Bureau, the total number of Americans aged 75 and older is expected to increase from 18 million in 2005 to 33.5 million in 2030. We expect the aging U.S. population to be a primary driver for growth in our targeted segment of the healthcare real estate sector. We believe this demographic trend is resulting in an increased demand for services provided by healthcare providers to the elderly. We believe that the low cost healthcare setting of the facilities on which we focus will benefit our operators and facilities in relation to higher-cost healthcare providers. We believe that these trends will support a growing demand for the services provided by our operators, which in turn will support a growing demand for our facilities. For more information regarding industry trends, you should refer to "Business—Our Industry and Market Opportunity."

Competitive Environment for Healthcare Real Estate Investing

        We compete with other public and private companies who provide capital to a variety of different types of senior housing facilities and other healthcare properties. While the overall landscape for healthcare real estate finance is competitive, we believe there has been a trend in our targeted segment of the healthcare real estate sector over the last few years of companies pursuing large portfolio transactions. In addition, we believe our targeted segment has also experienced a trend over the last few years of companies seeking to diversify into other asset classes. We believe these trends have created a market opportunity for companies with our strengths and strategic focus. Accordingly, we have focused, and will continue to focus, on smaller and middle-market transactions, primarily involving private pay ALFs operated by regional, middle-market operators. The members of our senior management team have experience identifying and underwriting the abilities of these types of operators. We believe that this experience helps us identify new operator relationships and new opportunities with operators having existing relationships with us that are underserved by other capital sources. We believe that our continued focus on private pay ALFs will enable us to develop broad expertise in the markets in which we compete.

Liquidity and Access to Capital

        Our single largest cost is the interest expense we incur on our debt obligations. In order to raise cost-effective capital to grow our asset base, we rely on access to the capital markets on an ongoing basis, with a goal of maintaining ready access to funds to make investments at the time opportunities arise. NorthStar has extensive experience in and a successful track record of raising debt and equity capital in the public and private capital markets. We expect to take advantage of NorthStar's experience in this area. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. The continued persistence of these conditions could limit our ability to raise debt and equity capital on favorable terms or at all which, in turn, could adversely impact our ability to finance future investments and react to changing economic and business conditions.

        Our indebtedness outstanding upon consummation of this offering will be comprised principally of secured mortgage debt and borrowings under the revolving credit facility that we expect to obtain upon completion of this offering. Following the anticipated application of the net proceeds of this offering, we expect to have $            of outstanding indebtedness, all of which will mature in            .

Factors Affecting Our Operators' Profitability

        Our revenues are derived from rents we receive from triple-net leases with our operators, including Midwest TRS and certain of its wholly-owned subsidiaries, which will become our TRS Lessee upon completion of this offering and our formation transactions. Certain economic factors present both opportunities and risks to our operators and, therefore, influence their ability to meet their obligations to us. These factors directly affect our operators' operations and, given our reliance on their performance under our leases, present risks to us that may affect our results of operations or ability to meet our financial obligations. The recent U.S. economic slowdown and other factors could result in cost-cutting at both the federal and state levels, which could result in a reduction of reimbursement rates and levels to our operators from private payors and under both the Medicare and Medicaid programs.

        Our operators' revenues and the revenues from our senior housing facilities leased by our TRS Lessee are largely derived from third-party sources. Therefore, we rely on these same third-party sources to obtain our rents. For the year ended December 31, 2009, approximately 81.9% of the rental income generated by the senior housing facilities that we will own was generated from facilities where all, or nearly all, of the resident fees were paid from private payment sources. The remainder comes from the federal Medicare program and state Medicaid programs. The sources and amounts of our operators' revenues are determined by a number of factors, including facility-specific capacity (i.e., the number of units or licensed beds), occupancy rates, the acuity profile of residents and the rate of reimbursement. Changes in the acuity profile of the residents as well as the mix among payor types, including private pay, Medicare and Medicaid, may significantly affect our operators' profitability and, in turn, their ability to meet their obligations to us. Managing, billing and successfully collecting third-party payments is a relatively complex activity that requires significant experience and is critical to the successful operation of many of our senior housing facilities.

        Labor and related expenses typically represent our operators' largest cost component. Therefore, the labor markets in which our operators operate affect their ability to operate cost effectively and profitably. In order for our operators to be successful, they must possess the management capability to attract and maintain skilled and motivated workforces. Much of the required labor needed to operate senior housing facilities requires specific technical experience and education. As a result, our operators may be required to increase their payroll costs to attract labor and adequately staff their operations. Increases in labor costs due to higher wages and greater employee benefits required to attract and retain qualified personnel could affect our operators' ability to meet their obligations to us.

        While our revenues are generated from the rents our operators pay to us, we seek to establish our rent at an appropriate level so that our operators are able to earn a reasonable return for their services and performance. This requires discipline to ensure that we do not overpay for the properties we acquire and negotiate long-term lease contracts with operators which fairly compensate us and them for the investment and operating risks associated with the business. While we operate in a competitive environment, we carefully assess the long-term risks facing our operators as we consider an investment. Because our leases are long-term arrangements, we are required to assess both the short and long-term capital needs of the properties we acquire. The senior housing facilities on which we focus are generally highly specialized real estate assets. We believe our dedicated senior management team has developed broad expertise in assessing the short and long-term needs of this asset class.

Components of Our Revenues, Expenses and Cash Flow

        This section describes the components of the revenues, expenses, and cash flows of our predecessor. We expect the components of our revenues, expenses and cash flows to be substantially similar to those of our predecessor, except to the extent noted below.

Revenues

        Our revenues consist primarily of the rents and associated charges we collect from our tenants as stipulated in our long-term triple-net leases. In addition to rent under existing leases, a part of our revenues is made up of other cash payments owed to us by our tenants. Additionally, we recognize certain non-cash revenue such as straight-line rents more fully described below.

  Rental Income and Reimbursement Income

        Rental income represents rent under existing leases that is paid by our tenants. In addition, rental income includes unbilled rental income relating to straight-lining of rents. All of our leases have real estate and insurance escrow clauses that require our tenants to make payments to us to cover their current real estate tax obligations.

Expenses

        We recognize a variety of cash and non-cash charges in our financial statements. Our cash expenses consist primarily of operating expenses related to the combined operations of our two skilled nursing facilities, management fees, interest expense on the borrowings we incur in order to make our real estate investments, and the general and administrative costs associated with operating our business.

  Operating Expenses

        Our operating expenses consist primarily of costs to operate two of our combined skilled nursing facilities. These include such costs as salaries, utilities and repairs and maintenance.

  Management Fees

        Historically, our management fees were based upon 1% to 2% of contributed capital. Prior to this offering we expect that the existing management agreement between NS Healthcare and Wakefield Capital Management will be terminated. See "Our Formation Transactions" and "Our Manager and the Management Agreement—Management Fees, Quarterly Incentive Distributions Payable to the Holder of Class B Units and Reimbursement of Expenses" for additional information.

  General and Administrative Expenses

        Our general and administrative costs consist primarily accounting, legal and other professional fees.

  Change in Fair Value of Derivatives

        Most of our borrowings are fixed rate obligations, however we have one floating rate obligation, which we hedged using pay-fixed swaps. In accordance with generally accepted accounting principles, or

GAAP, all derivatives, including certain derivative instruments embedded in other contracts, are to be recorded as either an asset or liability measured at their fair value. We recognize any changes in these swaps' fair value in equity as a component of other comprehensive income.

  Depreciation and Amortization

        We incur depreciation expense on all of our long-lived assets and our tenant origination cost resulting from the required application of purchase accounting in the initial recording of our real estate acquisitions. This non-cash expense is designed under GAAP to reflect the economic useful lives of our assets.

Components of Cash Flow

  Cash Provided by Operations

        Cash provided by operations is derived largely from net income by adjusting our revenues for those amounts not collected in cash during the period in which the revenue is recognized and for cash collected that was billed in prior periods or will be billed in future periods. Net income is further adjusted by adding back expenses charged in the period that are not paid for in cash during the same period. Depreciation expense, amortization of deferred financing charges and unbilled rental income typically are the largest non-cash expenses added to net income to derive cash provided by operations. We recognize unbilled rental income as a result of the accounting treatment of many of our long-term leases that include fixed rent escalation clauses. For our leases that contain fixed rent escalations, we "straight-line" our lease revenue recognition. Straight-lining involves summing the total rent payments that we are contractually entitled to receive over the lease term and dividing the sum by the number of periods (e.g. years) in the lease. This amount is recorded as revenue for each period so that the rental revenue is recognized equally and ratably over each period during the lease term. As a result, during the first half of a lease term with a fixed escalation clause, we accrue a receivable for rents owed but not paid until future periods. During the second half of the lease term, our cash receipts exceed our recognized revenues and we amortize the receivable.

  Cash Used in Investing Activities

        Cash used in investing activities consists of cash used during a period for making new investments and capital expenditures.

  Cash Provided by Financing Activities

        Cash provided by financing activities consists of cash we received from raising debt and equity capital.

Critical Accounting Policies

        This discussion and analysis of our financial condition and results of operations is based on the combined financial statements of our predecessor which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. These accounting principles require the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could differ significantly from those estimates. The estimates are based on information that is currently available to our predecessor's management, as well as on various other assumptions that our predecessor's management believes are reasonable under the circumstances.

        We have identified the critical accounting policies that we believe will affect the more significant judgments and estimates that will be used by us in the preparation of our consolidated financial statements following the completion of this offering. We believe these critical accounting policies will be substantially the same as those of our predecessor.

Principles of Consolidation

        Our consolidated financial statements will include our accounts and our majority-owned subsidiaries. All significant intercompany balances will be eliminated in consolidation.

Real Estate Investments

        We will allocate the purchase price of operating properties to land, building, and tenant improvements and deferred lease cost for the origination costs of the in-place leases. We will amortize the value allocated to the origination of the in-place lease over the remaining lease term.

        A property to be disposed of will be reported at the lower of its carrying value or its estimated fair value less the cost to sell. Once an asset is determined to be held for sale, depreciation and straight-line rental income will no longer be recorded. In addition, the asset will be reclassified to assets held for sale on the consolidated balance sheet and the results of operations will be reclassified to income (loss) from discontinued operations in our consolidated statements of operations.

Revenue Recognition

        Rental income will be recognized on a straight-line basis over the non-cancelable term of the respective leases.

Credit Losses, Impairment and Allowance for Doubtful Accounts

        We will review long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Upon determination that an impairment exists, the related asset will be written down through earnings to its estimated fair value.

        Allowances for doubtful accounts for tenant receivables will be established based on periodic review of aged receivables resulting from estimated losses due to the inability of operators to make required rent and other payments contractually due. Additionally, we will establish, on a current basis, an allowance for future tenant credit losses on billed and unbilled rents receivable based upon an evaluation of the collectability of such amounts.

Recent Accounting Pronouncements

        In April 2009, an accounting pronouncement was issued which will require an entity to provide disclosures about the fair value of financial instruments in interim financial information. The pronouncement will apply to certain financial instruments and will require entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments, in both interim financial statements as well as annual financial statements. The pronouncement is effective for interim and annual periods ending after June 15, 2009. Our adoption of the pronouncement did not have a material effect on our financial condition, results of operations, or cash flows.

        In June 2009, the FASB amended the guidance for determining whether an entity is a variable interest entity, or VIE, and requires an analysis of quantitative rather than qualitative factors to determine the primary beneficiary of a VIE. The guidance requires an entity to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the VIE's economic performance and (ii) the obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The pronouncement is effective for fiscal years beginning after November 15, 2009. We do not believe the adoption of this pronouncement will have a material effect on our financial condition, results of operations or cash flows.

        In June 2009, an accounting pronouncement was issued which approved the "FASB Accounting Standards Codification" ("Codification") as the single source of authoritative nongovernmental U.S. GAAP effective July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered nonauthoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. The Codification did not have an impact on our financial condition or results of operations.

Results of Operations

        The following is a discussion of the consolidated results of operations, financial position, liquidity and capital resources of our predecessor.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

  Revenues

  •
  Rental and Reimbursement Income.  Rental and reimbursement income for the year ended December 31, 2009 totaled $40.3 million, representing a decrease of $0.9 million, or 2%, compared to $41.2 million for the year ended December 31, 2008. Approximately $5.5 million of the decrease was attributable to the changing of our net lease relationship with one of our healthcare operators to take advantage of new REIT legislation which now allows a TRS affiliate of a REIT to become the lessee of healthcare related properties. The transaction resulted in one of our unconsolidated affiliates becoming the lessee of the properties and our unconsolidated affiliate simultaneously entering into a management contract with a third party operator. This new agreement allows us to participate in operating improvements of the underlying properties not previously available under the prior structure. The decreases were partially offset by a $4.7 million increase related to the termination of two leases with one of our operators, resulting in the consolidation of the operations of these two healthcare facilities.

  •
  Interest and Other Income.  Interest and other income for the year ended December 31, 2009 decreased by $0.1 million compared to the year ended December 31, 2008. The decrease is mainly attributable to lower cash on hand and interest rates.

  Expenses

  •
  Operating Expenses.  Operating expenses for the year ended December 31, 2009 totaled $9.1 million, representing an increase of $8.4 million compared to $0.7 million for the year ended December 31, 2008. The increase was primarily related to the restructuring and termination of two of our leases with one of our operators, resulting in the consolidation of the operations of these facilities.

  •
  Management Fees.  Management fees were relatively flat for the year ended December 31, 2009 and 2008 and totaled approximately $3.0 million.

  •
  General and Administrative Expenses.  General and administrative expenses for the year ended December 31, 2009 totaled $1.9 million, representing an increase of $0.6 million, or 46%, compared to $1.3 million for the year ended December 31, 2008. The increase in general and administrative expenses is primarily related to legal fees attributable to the transaction which changed the net lease relationship with one of our healthcare operators to take advantage of new REIT legislation which now allows a TRS affiliate to become the lessee of healthcare related properties and the write-off of rents receivable from one of our operators.

  •
  Interest Expense.  Interest expense for the year ended December 31, 2009 totaled $23.5 million, representing an increase of $0.5 million, or 2%, compared to $23.0 million for the year ended December 31, 2008. The increase is mainly attributable to a 50 basis point interest rate increase from the July 2009 refinancing of one of our mortgage loans.

  •
  Depreciation and Amortization.  Depreciation and amortization expense for the year ended December 31, 2009 totaled $19.9 million, representing an increase of $6.8 million, or 52%, compared to $13.1 million for the year ended December 31, 2008. This increase was primarily attributable to the write-off of certain lease costs associated with terminating the lease with one of our operators so that our TRS affiliate could become the lessee and the operator could enter into a contract to manage the assets.

  •
  Equity in Earnings.  Equity in earnings for the year ended December 31, 2009 was a net $7.5 million, representing an increase of $7.5 million, compared to the year ended December 31, 2008. For the year ended December 31, 2009 we recognized equity in earnings of $7.5 million related to our new joint venture which was formed as part of the transaction with one of our healthcare operators which resulted in one of our unconsolidated affiliates becoming the lessee of the properties and the unconsolidated affiliate simultaneously entering into a management contract with the pre-existing operator.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

  Revenues

  •
  Rental and Reimbursement Income.  Rental and reimbursement income for the year ended December 31, 2008 totaled $41.2 million, representing an increase of $5.8 million, or 16%, compared to $35.4 million for the year ended December 31, 2007. The increase was primarily attributable to $591.1million in real estate acquisitions in 2007 for which we earned a full year of revenues in 2008.

  •
  Interest Income and Other Income.  Interest income for the year ended December 31, 2008 totaled $0.1 million, representing a decrease of $2.6 million, or 96%, compared to $2.7 million for the year ended December 31, 2007. The decrease was a result of interest income on a working capital loan provided to one of our operators in 2007, which was repaid in 2007.

  Expenses

  •
  Operating Expenses.  Operating expenses for year ended December 31, 2008 totaled $0.7 million, representing an increase of $0.1 million, or 17%, compared to $0.6 million for the year ended December 31, 2007. The increase was primarily attributable to higher insurance costs on our portfolio in 2008.

  •
  Management Fees.  Management fees for the year ended December 31, 2008 totaled $3.0 million, representing an increase of $0.4 million, or 13%, compared to $2.6 million for the year ended December 31, 2007. The increase was primarily attributable to higher average assets under management during 2008.

  •
  General and Administrative Expenses.  General and administrative expenses for the year ended December 31, 2008 totaled $1.3 million, representing an increase of $1.0 million, compared to $0.3 million for the year ended December 31, 2007. The increase was attributable to the $0.4 million write off of a receivable from one of our operators relating to a lease termination, the write off $0.6 million of other costs related to investment initiatives ultimately not consummated and legal fees from the termination of our lease relationships with two of our operators.

  •
  Interest Expense.  Interest expense for the year ended December 31, 2008 totaled $23.0 million, representing an increase of $2.0 million, or 10%, compared to $21.0 million for the year ended December 31, 2007. The increase in interest expense was attributable to interest on our mortgage loans related to 2007 acquisitions for which we incurred a full year of expenses in 2008.

  •
  Depreciation and Amortization.  Depreciation and amortization expense for the year ended December 31, 2008 totaled $13.1 million, representing an increase of $2.1 million, or 19%, compared to $11.0 million for the year ended December 31, 2007. This increase was primarily attributable to the full year impact of $591.1 million of net lease acquisitions made during 2007.

Funds from Operations

        Following the completion of this offering, our financial reports will include a discussion of funds from operations, or FFO. Management believes that FFO, a non-GAAP measure, is an additional and appropriate measure of the operating performance of REITs in general and NorthStar Healthcare Investors, Inc. in particular. We will compute FFO in accordance with the standards established by NAREIT, which defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains or losses from sales of property, the cumulative effect of accounting changes, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

        Our management will utilize FFO as a measure of our operating performance, and believes it is also useful to investors, because it facilitates an understanding of our operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminish predictably over time. Furthermore, although FFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

        FFO is not equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. FFO should not be considered as an alternative to net income, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Liquidity and Capital Resources

        We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings. We believe that the net cash provided by operations and the net proceeds from this offering will be adequate to fund our operating requirements, debt service and the payment of dividends in accordance with REIT requirements of the Code for the next twelve months. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of additional properties, the issuance of partnership units of our operating partnership. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. The continued persistence of these conditions could limit our ability to raise debt and equity capital on favorable terms or at all which, in turn, could adversely impact our ability to finance future investments and react to changing economic and business conditions.

        Our organizational documents do not limit the amount of indebtedness that we may incur. We intend to use leverage judiciously and in order to enhance overall investment returns while maintaining appropriate amounts of leverage relative to our asset base. We will target an overall company leverage level which we believe will allow us to cost-effectively access diverse capital sources. Acquisitions of senior housing facilities may be initially funded with short term debt capital such as revolving credit facilities with the intention to subsequently access secured, non-recourse mortgage debt to finance these assets on a long-term basis. After establishing a track record as a public company, we may seek to broaden our sources of debt capital by accessing the corporate bond markets. We will seek, where possible, to match the terms of our leases with the terms of our related debt and to use fixed rate debt to finance stabilized senior living facilities. We intend to limit our total leverage to 50% of the historical costs of our assets. We intend to repay indebtedness incurred under our credit facilities from time to time, to provide capacity for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional shares of common stock and other securities.

        We intend to invest in additional properties as suitable opportunities arise and adequate sources of financing are available. We are currently evaluating approximately $200 million of potential investments. These potential investments are in various stages of evaluation with both existing and new tenants and include acquisitions, development projects, income producing capital expenditures and other investment opportunities. Management does not consider any of these investments to be probable at this time, and there can be no assurance as to whether or when any portion of these investments will be completed. Our ability to complete investments is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with the counterparties and our ability to finance the purchase price. We expect that future investments in properties will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of shares of common stock, issuances of partnership units or other securities or borrowings.

Indebtedness Outstanding Upon Consummation of This Offering

        Our indebtedness outstanding upon consummation of this offering will be comprised primarily of fixed-rated, secured mortgage debt. Following the anticipated application of the net proceeds of this offering, we anticipate that we would have had total debt of approximately $         million as of December 31, 2009, based on the assumed sale by us of                shares of common stock in this offering at an assumed initial public offering price of $        per share, which is the mid-point of the price range set forth on the cover of this prospectus. Substantially all of this anticipated balance is expected to mature in                or thereafter.

Contractual Obligations

        The following table shows the amounts due in connection with the contractual obligations of our predecessor described below as of December 31, 2009:

	Payments Due (by period)
	(in thousands)
	Less than 1 year	1-3 years	3-5 Years	More than 5 years	Total
Long-Term Debt Obligations(1)	$52,442	$7,709	$40,461	$233,149	$333,761
Estimated interest payments	19,389	37,771	34,697	37,759	129,616

Total	$71,831	$45,480	$75,158	$270,908	$463,377

(1)
Consists of mortgage notes and loans payable.

Borrowing Arrangements

        The following table sets forth, as of December 31, 2009, certain information relating to the secured mortgage debt on the senior housing facilities and other healthcare properties that will be part of our portfolio upon completion of this offering and our formation transactions.

Lender	Principal Amount Outstanding as of December 31, 2009	Weighted Average Fixed Interest Rate	Stated Maturity Date
	(in thousands)
General Electric Capital Corporation(1)	$39,426	6.93%	8/30/2010
General Electric Capital Corporation	159,138	6.99%	1/11/2017
General Electric Capital Corporation	7,844	7.09%	1/11/2017
KeyBank, National Association(2)	11,400	6.78%	9/10/2010
FNMA (Red Mortgage Capital, Inc.)	75,000	6.39%	2/1/2017
HUD (Armstrong Mortgage Company)	2,571	6.40%	6/1/2037
HUD (Armstrong Mortgage Company)	1,651	6.40%	6/1/2037
HUD (Armstrong Mortgage Company)	1,835	5.45%	2/1/2038
HUD (Armstrong Mortgage Company)	1,952	6.65%	10/1/2038
Park National Bank	32,944	5.94%	1/11/2014

Total	$333,761

(1)
The stated interest rate is 30-day LIBOR plus 2.00%. An interest rate swap is in place converting the floating-rate debt to an effective fixed rate of 4.7750%. The interest rate swap matures in September 2010.

(2)
Recourse debt.

        Our secured mortgage loans contain covenants that are both financial and non-financial in nature. Significant financial covenants include a requirement in $207.5 million of secured mortgage loan agreements that we maintain a minimum debt service coverage and that the facilities maintain required levels of occupancy. As of December 31, 2009, we are in compliance with all financial and non-financial covenants under our secured mortgage loan agreement.

Cash Flows

  Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

  •
  Cash provided by operations decreased $2.3 million, or 17%, from $13.8 million for the year ended December 31, 2008 to $11.5 million for 2009. The decrease was due to a decrease in net income resulting from the termination of leases with two operators, one of which continues to operate the assets under a management agreement.

  •
  Cash used in investing activities decreased $7.5 million, or 71%, from $10.5 million for the year ended December 31, 2008 to $3.0 million for 2009. This decrease was largely due to decreased capital expenditures in 2009.

  •
  Cash used in financing activities increased $7.3 million from $2.2 million for the year ended December 31, 2008 to $9.5 million for 2009. The increase was due primarily to greater principal repayments on our mortgage notes and loans payable during the year ended December 31, 2009 as compared to the year ended December 31, 2008.

  Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

  •
  Cash provided by operations increased $2.3 million, or 20%, from $11.5 million for the year ended December 31, 2007 to $13.8 million for 2008. The increase was primarily attributable to a full year of operations in 2008 for real estate investment acquisitions in 2007.

  •
  Cash used in investing activities decreased $357.2 million, from $367.7 million for the year ended December 31, 2007 to $10.5 million for 2008. This decrease was largely due to the significant decrease in real estate acquisitions in 2008.

  •
  Cash (used in)/provided by financing activities decreased $357.2 million from a source of cash of $359.4 million for the year ended December 31, 2007 to a use of cash of $2.2 million for 2008. The decrease was due to lower borrowing activity and capital contributions in 2008 resulting from lower investment activity.

Quantitative and Qualitative Disclosures About Market Risk

        Our ability to manage the interest rate risk and credit risk associated with our portfolio of senior housing facilities and other healthcare properties is integral to the success of our investment strategy. Although we may, in special situations, finance our assets with floating rate debt, our general policy is to mitigate our exposure to rising interest rates by financing our assets with fixed rate mortgages. We seek to match the term of fixed rate mortgages to our expected holding period for the underlying asset. Factors we consider to assess the expected holding period include, among others, the primary term of the lease as well as any extension options that may exist.

        In order to manage, or hedge, interest rate risks related to our borrowings, we may enter into derivative contracts. We do not expect to use derivatives for trading or speculative purposes and will only enter into derivative contracts with major financial institutions based on their credit rating and other factors that our management considers to be relevant in assessing the creditworthiness of our counterparties. In order to reduce our interest rate risk with respect to our variable rate debt, we entered into an $11.4 million notional amount interest rate swap agreement in September 2007. The swap requires us to pay interest on the notional amount at a fixed rate of 4.7750% and to receive interest at a rate equal to one-month LIBOR. The swap matures in September 2010. As of December 31, 2009, the fair value of this swap was negative $0.3 million. If LIBOR were to increase by 100 basis points, we do not expect there would be any significant effect on the interest expense on our pro forma variable rate debt.

        The value of our assets may be influenced by long-term fixed interest rates. To derive value, an investor typically forecasts expected future cash flows to be generated by the property then discounts the cash flows at a discount rate based upon a long-term fixed interest rate (such as the 10-year U.S. Treasury Note yield) plus a risk premium based on the property type and creditworthiness of the tenants. Lower risk free rates generally result in lower discount rates and therefore higher valuations and vice versa although the scarcity of financing for our assets and investor concerns over commercial real estate generally have recently decreased, commercial real estate valuations, including valuations for healthcare assets. We generally intend to hold our assets for long periods, but the market value of our assets may fluctuate with changes in interest rates, among other things.

        We are subject to the credit risk of our operators. We undertake a rigorous credit evaluation of each operator prior to acquiring a facility or property from, or entering into a long-term net lease or management agreement with our operators. This analysis includes an extensive due diligence investigation of the operator's business as well as an assessment of the strategic importance of the underlying real estate to the operator's core business operations. Where appropriate, we may seek to augment the operator's commitment to the facility by structuring various credit enhancement mechanisms into the underlying leases. These mechanisms could include security deposit requirements or affiliate guarantees from entities we deem to be creditworthy.

        In January 2009, NS Healthcare changed its net lease relationship with Good Neighbor Care to take advantage of new legislation applicable to REITs which now allows a TRS to become the lessee of "qualified health care properties." The transaction resulted in Midwest TRS, an unconsolidated affiliate, and its wholly-owned subsidiaries becoming the lessee of certain senior housing properties that will be part of our portfolio upon completion of this offering and our formation transactions and Midwest TRS and its wholly owned subsidiaries simultaneously entering into a master management agreement and facility-specific management agreements with Good Neighbor Care. The management agreements are terminable by Midwest TRS upon 60 days notice. This new structure will allow us to participate in operating improvements of the underlying properties not previously available under the prior net lease structure. Under the restructured arrangement, we believe we are less vulnerable to credit risk with respect to the operator of these facilities, but we will have more exposure to fluctuations in net income at the properties (both reductions and increases) which would not be the case if an unaffiliated lessee were to operate these facilities under a net lease structure.

BUSINESS

Our Company

        We are a newly-formed Maryland corporation that focuses on the acquisition and ownership of senior housing facilities, primarily ALFs, and other healthcare properties. We were formed to continue and expand the existing senior housing business of NorthStar, which NorthStar has operated since 2006 through NS Healthcare, a joint venture between NorthStar and Chain Bridge. Upon completion of this offering and our formation transactions, our portfolio will consist of 66 senior housing facilities located in 14 states and containing 3,878 units/beds, and one life sciences facility. For the year ended December 31, 2009, approximately 81.9% of the rental income generated by the senior housing facilities that will be in our portfolio upon completion of this offering and our formation transactions was generated from facilities where all, or nearly all, of the resident fees were paid from private payment sources, which we define as sources other than reimbursements under the federal Medicare program or state Medicaid programs. Our objective is to provide stable returns to our investors by paying consistent cash distributions and acquiring additional senior housing facilities that we believe will provide for long-term capital appreciation.

        Our strategy is to invest primarily in mid-acuity senior housing facilities that are leased to or operated by regional, middle-market operators. We define mid-acuity senior housing facilities as those facilities provide needed services to residents that cannot be easily or as affordably provided in a home or other healthcare setting but that do not rise to the level of medical services provided by hospitals, surgical centers, rehabilitation facilities and other high-acuity facilities. These types of senior housing facilities, as shown in the chart below, include ALFs and SNFs. ALFs may include MCs. Within the mid-acuity segment of the healthcare real estate sector, our investment focus is primarily on ALFs whose revenues are derived from predominately private payment sources. We believe private pay ALFs are less vulnerable to overall economic trends due to the nature of the services provided by the operators of these facilities and the relative affordability of those services. We believe regionally focused, middle-market operators are best positioned to operate our senior housing facilities because of their specific focus on a particular market and because they are more involved in the operation of these facilities. Based on these factors, we believe our targeted segment of the healthcare real estate sector provides the most attractive opportunity for stable returns and long-term capital appreciation.

Our Targeted Segment of the Healthcare Real Estate Sector

        We seek to be a value-added capital partner to the regional, middle-market operators of our senior housing facilities. We consider our company to be a value-added partner because we leverage the significant systems, procedures, and healthcare operating and financial experience to which we have access through our manager to employ a proactive asset management program that works with our operators to identify opportunities for operational improvement and expansion that we believe will allow our operators to increase the cash flows at our senior housing facilities. We have assisted our operators with group purchasing, obtaining financing, negotiating new business ventures, developing staffing models and evaluating new business and expansion opportunities and expect to continue to provide our operators with these types of value-added services through our proactive asset management program.

        We believe that our strategy provides an attractive opportunity to deliver growth and stability to our stockholders because it benefits from an aging U.S. population driving demand, a lack of supply created by barriers to entry in many markets and exacerbated by an ongoing lack of capital from traditional sources, a fragmented industry creating numerous consolidation opportunities and a movement by residents and payors seeking more cost-effective settings, making mid-acuity senior housing an attractive choice relative to alternative providers of similar services.

        We were incorporated as a Maryland corporation on October 29, 2009, and intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our short taxable year ending December 31, 2010. Our principal executive offices are located at 399 Park Avenue, 18th Floor, New York, New York 10022. Our telephone number is (212) 547-2600. Our internet website is www.NRFhealthcare.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Our Manager

        We will be externally managed and advised by our manager, which is an indirect subsidiary of NorthStar. We will be the exclusive vehicle through which NorthStar will make equity investments in senior housing facilities and other healthcare properties. Our manager will have access to the resources of NorthStar pursuant to a services agreement between our manager and NRFC Sub-REIT Corp., or NRFC Sub-REIT, the primary operating subsidiary of NorthStar.

        Donald C. Tomasso will be our President, Timothy P. O'Brien will be our Executive Vice President and Chief Investment Officer and Robert A. Sweet will be our Executive Vice President and Head of Asset Management. Messrs. Tomasso, O'Brien and Sweet, who currently operate our healthcare real estate business and will continue to be part of our senior management team, will be employed by our manager upon completion of this offering and will dedicate a majority of their professional time and efforts to us. Our manager will have access to the resources of NorthStar, pursuant to a services agreement between our manager and NRFC Sub-REIT, the primary operating subsidiary of NorthStar. In addition, Edward P. Nordberg, Jr., the founder of Chain Bridge, NorthStar's former joint venture partner in NS Healthcare, will join our board of directors upon completion of this offering. Messrs. Nordberg, Tomasso, O'Brien and Sweet have developed an extensive network of relationships with middle-market, regional operators of senior housing facilities located across the United States. These individuals also have broad knowledge and experience in acquiring, owning, operating, financing and monetizing senior housing facilities and other healthcare properties. Mr. Tomasso has more than 16 years of experience in the healthcare real estate sector. Mr. O'Brien has more than 13 years of experience in the healthcare and commercial real estate sectors as a principal investor, asset manager and investment banker. Mr. Sweet has 12 years of principal investing and asset management experience, focused substantially in the healthcare real estate sector. We expect to benefit from the experience and relationships in the healthcare and commercial real estate sectors of Mr. Nordberg and our senior management team and our access to NorthStar and its resources.

NorthStar

        NorthStar is a publicly-traded commercial real estate finance company that was formed in October 2003 to make real estate-related investments, including commercial real estate debt, commercial real estate securities and net-lease properties. Since its initial public offering in October 2004, NorthStar has raised over $1.0 billion of corporate equity and debt capital in a variety of public and private transactions, growing its assets under management to approximately $6.6 billion as of December 31, 2009. NorthStar's headquarters are located in New York City and as of December 31, 2009, NorthStar had 54 employees. Through our manager, NorthStar will provide us with access to accounting, financial and technology services and software and will assist us in sourcing third party vendors to provide us with accounting, legal, banking and other services, as required, at competitive rates. Additionally, we believe our access to NorthStar's market knowledge and investment opportunities as it relates to our targeted segment of the healthcare real estate sector will help us execute our strategy.

        NorthStar's management team, which is led by David T. Hamamoto and includes, among others, Andrew C. Richardson and Albert Tylis, has broad and extensive experience in real estate investment and finance with some of the nation's leading commercial real estate and lending institutions. Please see "Management—Directors and Executive Officers" for biographical information regarding these individuals and other officers and directors of our company some of whom also serve as officers and directors of our manager and its affiliates.

        In executing our business strategy, we believe that we will benefit from our manager's affiliation with NorthStar given NorthStar's extensive experience and capabilities as a publicly-traded REIT. These competitive advantages include, among others:

  •
  NorthStar's management team which has a successful track record of making commercial real estate investments in a variety of market conditions and cycles, including experience and success with government sponsored programs, such as the Resolution Trust Corporation, or RTC, an asset management company formed by the U.S. Government as a result of the savings and loan crises of the 1980s;

  •
  NorthStar's experienced portfolio management team which actively monitors each investment through an established regime of analysis, credit review and protocol;

  •
  NorthStar's relationships with financial institutions and other lenders who originate and distribute commercial real estate debt and other real estate-related products and who both sell and finance the types of assets we intend to acquire and originate;

  •
  NorthStar's experience and reputation as a leading real estate investment manager, which historically has given it access to a large investment pipeline similar to our targeted assets and the key market data we use to underwrite and portfolio manage assets;

  •
  NorthStar's experience and skill in public company reporting and compliance with the requirements of the Sarbanes-Oxley Act of 2002, including internal control certifications, stock exchange regulations and investor relations; and

  •
  NorthStar's experience and skill in compliance with the requirements necessary under the Code for qualification and taxation as a REIT.

Our Portfolio

        Upon completion of this offering and our formation transactions, our portfolio will consist of 66 senior housing facilities (51 ALFs, 10 SNFs, three ILFs and two CCRCs) located in 14 states and containing 3,878 units/beds, and one life sciences campus. For the year ended December 31, 2009, approximately 81.9% of the rental income generated by the senior housing facilities that will be in our portfolio upon completion of this offering and our formation transactions was generated from facilities where all, or nearly all, of the resident fees were paid from private payment sources.

        Upon completion of this offering, a total of 32 senior housing facilities will be leased to third-party operators under triple-net operating leases and a total of 34 senior housing facilities will be owned by us, leased on an arm's-length basis to our TRS Lessee and operated on behalf of our TRS Lessee by a third-party operator pursuant to a master management agreement and facility-specific management agreements. By leasing certain senior housing facilities to our TRS Lessee, we are able to benefit from the growth in facility-specific cash flows generated by the operator engaged by our TRS Lessee and we have more control over this operator's performance.

        Since the inception of our business, we have acquired the following types of senior housing facilities for our portfolio:

  •
  Assisted Living Facilities.  ALFs combine much of the homelike atmosphere of independent living with some of the personal care of a nursing facility. Assisted living permits residents to maintain some of their privacy and independence as they do not require constant supervision and assistance. ALFs typically are comprised of one and two bedroom suites equipped with private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the facility on call or at regularly scheduled times.

  •
  Memory Care Facilities.  MCs are designed to meet the specific needs of individuals with Alzheimer's disease and other dementias. MCs can take many forms and exist within various types of senior housing facilities, including ALFs and SNFs. MCs most often are cluster settings in which persons with Alzheimer's disease and other dementias are grouped together on a floor or a unit within a larger senior housing facility, but MCs can also exist as standalone facilities. The MCs in our current portfolio exist as dedicated units within our ALFs.

  •
  Skilled Nursing Facilities.  SNFs offer medical and custodial nursing care for people who cannot take care of themselves because of physical, emotional, or mental conditions, but who do not require the more extensive and sophisticated treatment available at hospitals. These facilities are designed to supplement hospital care and depend to some degree upon referrals from practicing physicians and hospitals. SNFs typically have medical staff available on site 24 hours a day, including licensed nursing professionals. A typical purpose built SNF includes mostly one- and two-bed units each equipped with a private bathroom and shared dining and bathing facilities. Some private units are often available for SNF residents who pay higher rates or for residents whose medical conditions require segregation.

  •
  Independent Living Facilities.  ILFs, or congregate communities, are designed specifically for independent seniors who are able to live on their own, but desire the security and conveniences of community living. ILFs usually offer several services covered under a regular monthly charge. For example, an ILF may offer one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some ILFs, separate parts of the facility are dedicated to provide residents with assisted living or skilled nursing services. ILFs typically are larger than ALFs and are frequently multistory structures. ILF units are substantially similar to multi-family apartment units and age restricted senior housing.

  •
  Continuing Care Retirement Communities.  CCRCs are facilities that provide a combination of services at various acuity levels within one campus or facility. Typically, CCRCs include some combination of independent living, assisted living, memory care, skilled nursing and rehabilitative care. Residents may move to facilities that provide the appropriate level of care as they age in place or deal with specific healthcare needs.

        The following table presents information by operator about the senior housing facilities that we will own upon completion of this offering and our formation transactions:

Operator	Number of Facilities	Type of Facility	Number of Available Units/Beds	Weighted Average Occupancy for the Year Ended Dec. 31, 2009(1)	Weighted Average Remaining Lease Term as of Dec. 31, 2009 (in years)(2)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(3)	Percentage of Total Contractual Rental Revenue for the Year Ended Dec. 31, 2009(3)
Good Neighbor Care	34	ALF ILF	1,769	94.0%	6.9	$19,095,950	53.6%
Harmony	18	ALF ILF	687	85.9	6.8	8,200,000	23.0
Dominion	6	ALF SNF CCRC	811	80.8	9.6	4,015,280	11.3
Generations	2	SNF	341	94.7	11.4	1,999,992	5.6
Crestwood	2	ALF ILF	175	93.1	8.3	1,885,576	5.3
Intermed	4	SNF	95	77.9	7.8	431,865	1.2

Total/Weighted Average	66		3,878	89.7%	7.5	$35,628,663	100%

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Weighted average remaining lease term has been calculated based on the percentage of total contractual rental revenue for the year ended December 31, 2009.

(3)
This excludes approximately $3,639,182 of contractual rental revenue for the year ended December 31, 2009 for the life sciences campus leased to Oregon Health Sciences University. Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

        The following table presents information about the geographic concentration of the senior housing facilities that we will own upon completion of this offering and our formation transactions:

State	Number of Facilities	Type of Facility	Number of Available Units/Beds	Weighted Average Occupancy for the Year Ended Dec. 31, 2009(1)	Weighted Average Remaining Lease Term as of Dec. 31, 2009 (in years)(2)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(3)	Percentage of Total Contractual Rental Revenue for the Year Ended Dec. 31, 2009(3)
Illinois	18	ALF ILF CCRC	1,076	89.0%	6.4	$8,882,922	24.9%
Wisconsin	19	ALF SNF	732	84.7	6.8	8,381,608	23.5
Ohio	8	ALF SNF	331	96.7	6.9	5,226,711	14.7
California	6	ALF SNF	581	94.5	8.7	4,957,238	14.0
North Carolina	2	ALF SNF	220	76.4	11.9	1,320,155	3.7
Kentucky	1	ALF SNF	144	89.6	11.9	1,298,351	3.6
Oklahoma	5	ALF	248	89.9	6.9	1,145,419	3.2
Kansas	1	ALF ILF	89	102.2	9.8	978,500	2.8
Washington	1	ALF	86	83.7	6.8	907,076	2.5
Tennessee	1	ALF	114	95.6	6.9	715,936	2.0
Florida	1	SNF	96	95.8	11.4	592,697	1.7
Georgia	1	ALF	68	88.2	6.9	363,970	1.0
Texas	1	ALF	53	92.5	6.9	529,036	1.5
Nebraska	1	ALF	40	92.5	6.9	329,044	0.9

Total/Weighted Average	66		3,878	89.7%	7.5	$35,628,663	100%

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Weighted average remaining lease term has been calculated based on the percentage of total contractual rental revenue for the year ended December 31, 2009.

(3)
This excludes approximately $3,639,182 of contractual rental revenue for the year ended December 31, 2009 for the life sciences campus leased to Oregon Health Sciences University. Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

        The following table presents information about the senior housing facilities in our current portfolio based on facility type:

Type of Facility	Number of Facilities	Number of Available Units/Beds	Weighted Average Occupancy for the Year Ended Dec. 31, 2009(1)	Weighted Average Remaining Lease Term as of Dec. 31, 2009 (in years)(2)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(3)	Percentage of Total Contractual Rental Revenue for the Year Ended Dec. 31, 2009(3)
ALF	51	2,476	91.4%	7.0	$27,772,729	78.0%
SNF	10	896	87.7	11.3	12,338,087	15.8
ILF	3	155	99.4	6.9	1,408,797	4.0
CCRC(4)	2	351	73.9	1.0	804,078	4.0

Total/Weighted Average	66	3,878	89.3%	7.5	$35,628,663	100%

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Weighted average remaining lease term has been calculated based on the percentage of total contractual rental revenue for the year ended December 31, 2009.

(3)
This excludes approximately $3,639,182 of contractual rental revenue for the year ended December 31, 2009 for the life sciences campus leased to Oregon Health Sciences University. Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

(4)
Our CCRCs contain an aggregate of 253 SNF beds and 98 ILF units. These beds and units are not included in the SNF and ILF totals appearing above.

        Upon completion of this offering and our formation transactions, we also will own one life sciences campus that is located in Hillsboro, Oregon, includes three buildings and contains approximately 286,700 square feet, including research, laboratory, academic and administrative office space. As of December 31, 2009, this campus was 100% leased to OHSU, a BBB-rated tenant, and rental revenue from the campus earned during the year ended December 31, 2009, was approximately $3,639,182, representing approximately 9.3% of our rental revenue for the year ended December 31, 2009.

        The following tables present information about the senior housing facilities that we will own upon completion of this offering and our formation transactions by operator:

Senior Housing Facilities Operated by Good Neighbor Care

Facility Name	Type of Facility	Available Beds/Units	Year Built/ Renovated	Wtd. Avg. Occupancy as of Dec. 31, 2009(1)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(2)
Angelwood Clinton, OK	ALF	39	1991/2004	97.4%	$19,876
Brookstone Estates of Paris Paris, IL	ILF	46	2001	95.7	444,053
Brookstone Estates of Rantoul Rantoul, IL	ILF	46	2002	97.8	583,459
Brookstone Estates of Robinson Robinson, IL	ALF	42	1999/2004	100.0	663,102
Brookstone Estates of Vandalia Vandalia, IL	ILF	46	2003	84.8	480,284
Carriage Court (Grove City) Grove City, OH	ALF	45	1990/1996	95.6	403,812
Carriage Court (Kenwood) Cincinnati, OH	ALF	106	1998	98.1	324,130
Carriage Court (Lancaster) Lancaster, OH	ALF	52	1996/2000	98.1	1,963,657
Carriage Court (Marysville) Marysville, OH	ALF	42	1990/1996	100.0	530,435
Carriage Court (Memphis) Memphis, TN	ALF	114	1998	95.6	715,936
Carriage Court (Washington Court) Washington Court House, OH	ALF	36	2003	100.0	1,754,420
Charleston Estates Charleston, IL	ILF	46	2001	63.0	522,173
Cottage Landing Caroltton, GA	ALF	68	1991/1995	88.2	363,970
Countrywood Kingfisher, OK	ALF	40	1992/2002	100.0	503,239
Elkwood Elk City, OK	ALF	65	1997/2002	89.2	333,376
Emerald Glen of Olney Olney, IL	ALF	35	1998/2003	88.6	386,691
Estates of Effingham Effingham, IL	ILF	46	1997	100.0	283,006
Estates of Olney Olney, IL	ILF	46	1999	91.3	642,056
Fairfield Fairfield, IL	ILF	46	1997	95.7	604,286
Fullerton Gardens Fullerton, CA	ALF	72	1987	90.3	697,248
Granville La Vista, NE	ALF	40	2000/2001	92.5	329,045

Facility Name	Type of Facility	Available Beds/Units	Year Built/ Renovated	Wtd. Avg. Occupancy as of Dec. 31, 2009(1)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(2)
Harrisburg Harrisburg, IL	ILF	46	2005	97.8	515,764
Mattoon North Matoon, IL*	ILF	47	2001	100.0	658,277
Mattoon South Matoon, IL	ILF	46	1999	100.0	513,724
Oakwood Stephensville, TX	ALF	53	1997/2005	92.5	529,036
Richman Gardens Fullerton, CA	ALF	24	1945/1986	95.8	135,001
Rockford Grand Victorian Rockford, IL*	ILF	62	2001	98.4	467,514
Suites of Effingham Effingham, IL	ILF	18	1996	100.0	156,251
Sunflower Gardens Santa Anna, CA	ALF	72	1992	93.1	924,996
Sycamore Grand Victorian Sycamore, IL	ALF	61	2003	100.0	651,364
Timberwood Oklahoma City, OK	ALF	52	2001/2004	96.2	198,961
Tuscola Tuscola, IL	ILF	46	2004/2006	93.5	506,840
Valley View Gardens Garden Grove, CA	ALF	72	1999	98.6	1,200,001
Weatherwood	ALF	52	2003	71.2	89,967

Weatherford, OK
Total/Weighted Average		1,769		94.0%	$19,095,950

*
We are converting these facilities from an ILF to a state-licensed ALF.

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

        As of December 31, 2009, 30 senior housing facilities in our Good Neighbor Care portfolio are leased to Midwest TRS and its wholly-owned subsidiaries and managed by Good Neighbor Care pursuant to a master management agreement and facility-specific management agreements, and four senior housing facilities in our Good Neighbor Care portfolio are leased to Good Neighbor Care pending the receipt of certain regulatory approvals. Upon receipt of these approvals, these four senior housing facilities will be leased to Midwest TRS and its wholly-owned subsidiaries and managed by Good Neighbor Care on substantially similar terms as the other facilities in our Good Neighbor Care portfolio. Each facility in the Good Neighbor Care portfolio is now or will be leased pursuant to a facility-specific lease requiring Midwest TRS and its wholly-owned subsidiaries to make separate base lease payments and containing separate participating rent hurdles. The initial leases will expire in

December 2013 and are subject to a 3.0% annual rental increase. The leases also provide for participating rent equal to 20% of all revenues in excess of approximately $59.0 million.

        The facilities in our Good Neighbor Care portfolio currently are or will be managed by Good Neighbor Care pursuant to a master management agreement and facility-specific management agreements. We believe that Good Neighbor Care is an "eligible independent contractor" as defined in the Code. The facility-specific management agreements with Good Neighbor Care provide for the payment to Good Neighbor Care of a base management fee of 5% of all monthly revenues, a participating management fee equal to 20% of facility-level cash flow in excess of $20.5 million, plus $602,000 of capital reserves.

        The master management agreement with Good Neighbor Care provides for the payment of an annual base management fee of 5% of aggregate gross revenues, adjusted for write-offs of accounts receivable balances that are deemed to be uncollectible, refunds of resident payments, other cash adjustments and other reserves.

        The master management agreement also provides for the payment to Good Neighbor Care of an annual incentive management fee equal to 20% of the excess, if any, of actual adjusted net operating income for such year for all facilities managed by Good Neighbor Care over a "hurdle" initially equal to $20.5 million. The "hurdle" will be increased for each year after 2009 by 2.5% per year, compounded annually.

        In the event that all or substantially all of the facilities managed by Good Neighbor Care are sold, Good Neighbor Care will be paid an additional incentive management fee equal to 10% of the excess of (1) the fair market value of the consideration received by NS Healthcare in the sale over (2) an "incentive threshold" initially equal to $275 million and increased by 5% per year for each year after the 2009 calendar year. In the event of the sale of all or substantially all of NS Healthcare's facilities, the additional incentive management fee will be calculated using the fair market value of the portion of the consideration received in the sale that is allocable to the facilities managed by Good Neighbor Care. In the event that a facility-specific management agreement is terminated, the "incentive threshold" will be decreased by the amount allocated for such facility as set forth in the master management agreement; however, the "incentive threshold" will not be adjusted for any facility-specific management agreement terminated within 60 days of the closing date of the sale of all or substantially all of the facilities managed by Good Neighbor Care unless such termination is for any act of dishonesty, gross negligence, fraud, embezzlement, or bad faith, any violation of fiduciary duties, or any indictment or conviction for a felony.

        The master management agreement will be automatically terminated with respect to any facility-specific management agreement at the time such facility-specific management agreement is no longer in effect or has been terminated. Each facility-specific management agreement has an initial term of one year, renewable at the end of each year unless either party provides written notice at least 60 days prior to the end of the initial term or any extension. We may terminate our facility-specific management agreements with Good Neighbor Care without cause or penalty upon 60 days written notice to Good Neighbor Care.

        For the year ended December 31, 2009, Good Neighbor Care contributed approximately 50.3% of our predecessor's historical rental income. Upon completion of this offering and our formation transactions, we expect this percentage to increase.

 Senior Housing Facilities Operated by Harmony

Facility Name	Type of Facility	Available Beds/Units	Year Built/ Renovated	Wtd. Avg. Occupancy as of Dec. 31, 2009(1)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(2)
Brenwood	ALF	46	2003	100.0%	$532,996
Denmark	ALF	19	1995	68.4	147,600
Green Bay	ALF	30	1990/2003	86.7	390,329
Kenosha	ALF	37	1999	94.6	426,405
Madison	ALF	39	1998	92.3	467,400
Manitowoc	ALF	39	1997/2004	92.3	495,961
Mcfarland	ALF	35	1996/2001	85.7	429,824
Racine II RCAC	ALF	36	1998/2003	97.2	492,000
Racine I	ALF	38	1998/2003	100.0	492,000
Riverview	ALF	43	2003	100.0	618,125
Sheboygan East West	ALF	67	1996/2002	83.6	943,005
Stevens Point	ALF	46	2002	67.4	561,705
Stevens Point RCAC	ALF	36	2005	66.7	561,705
Stoughton	ALF	39	1997/2003	87.2	213,196
Terrace	ALF	31	1996/2006	80.6	434,596
Terrace Court RCAC	ALF	41	2002	75.6	434,596
Two Rivers	ALF	25	1998	72.0	304,352
Wisconsin Rapids	ALF	40	2000/2001	82.5	254,205

Total/Weighted Average		687		85.9%	$8,200,000

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

        The facilities in our Harmony portfolio are leased to Harmony Living Centers, LLC, or Harmony, and certain of its affiliates under a master lease agreement. The master lease has an initial term that expires on January 31, 2017, and contains two five-year renewal options.

        The master lease is a triple-net lease under which Harmony is responsible for paying all taxes, assessments, utility charges, operating expenses, refurnishings, insurance premiums or any other charges or expenses relating to the ownership and operation of the facility. Harmony also pays annual base rent, subject to an annual rent escalator. The annual base rent payable under the master lease is increased each year to the product of (1) the prior year's annual base rent, multiplied by (2) the percentage increase in the Consumer Price Index, or CPI, in effect on the preceding adjustment date, provided that the maximum annual increase may not exceed 2.5%. The annual base rent payable under the master lease for the current year of the lease term is $8,302,499. The master lease also requires Harmony to make payments in the amount of $300 per unit per year to fund a capital replacement account which is available to Harmony to make repairs and replacements to the facilities.

        The master lease requires Harmony to achieve a lease coverage ratio of not less than 1.10x. Harmony is also required to maintain, for any period during the term consisting of three consecutive calendar months, an average daily occupancy for all of the facilities subject to the master lease equal to at least 90% of the actual occupancy of the facilities on October 18, 2006.

        Harmony has an option to purchase all of the facilities subject to the master lease at the end of the initial term or any extended term for a purchase price equal to the greater of (1) $100 million (or, if less than all of the facilities remain subject to the master lease at the expiration of the initial term or any extended term, the portion of the purchase price paid for the facilities that was allocable to the facilities that remain subject to the master lease) and (2) the then fair market value of the facilities as determined by independent appraisal.

        For the year ended December 31, 2009, Harmony contributed approximately 20.4% of our predecessor's historical rental income. Upon completion of this offering and our formation transactions, we expect this percentage to increase.

Senior Housing Facilities Operated by Dominion

Facility Name	Type of Facility	Available Beds/Units		Year Built/ Renovated	Wtd. Avg. Occupancy as of Dec. 31, 2009(1)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(2)
Blountstown Blountstown, FL	SNF	96		1996	95.8%	$592,697
Clemmons Clemmons, NC	SNF	120		1958/1996	57.5	632,204
Mountain Ridge Black Mountain, NC	SNF	100		1998	99.0	687,951
Windsor Care Center Mt. Sterling, KY	SNF/ALF	144		1974/2003	89.6	1,298,351
Coventry Sterling, IL	CCRC	160	(3)	1987/1991	68.5	360,435
Walnut	CCRC	191	(4)	1989	79.7	443,643

Morris, IL
Total/Weighted Average		811			80.8%	$4,015,280

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

(3)
Coventry contains 130 SNF beds and 30 ILF units.

(4)
Walnut contains 123 SNF beds and 68 ILF units.

Senior Housing Facilities Operated by Generations

Facility Name	Type of Facility	Available Beds/Units	Year Built/ Renovated	Wtd. Avg. Occupancy as of Dec. 31, 2009(1)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(2)
St. Francis Pavilion Daly City, CA	SNF	239	1968	95.8%	$1,401,996
St. Francis Heights Daly City, CA	SNF	102	1970	92.2	597,996

Total/Weighted Average		341		94.7%	$1,999,992

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

Senior Housing Facilities Operated by Crestwood

Facility Name	Type of Facility	Available Beds/Units	Year Built/ Renovated	Wtd. Avg. Occupancy as of Dec. 31, 2009(1)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(2)
Chaucer Estates Wichita, KS	ALF/ILF	89	1998	102.2%	$978,500
Claremont East Claremont, WA	ALF	86	1985	83.7	907,076

Total/Weighted Average		175		93.1%	$1,885,576

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

 Senior Housing Facilities Operated by Intermed

Facility Name	Type of Facility	Available Beds/Units	Year Built/ Renovated	Wtd. Avg. Occupancy as of Dec. 31, 2009(1)	Contractual Rental Revenue for the Year Ended Dec. 31, 2009(2)
Chenita Group Home Mansfield, OH	SNF	8	1900/1979	100.0%	$37,018
Twin Oaks Care Mansfield, OH	SNF	18	1940/1987	83.3	89,906
Twin Oaks Living Mansfield, OH	SNF	24	1960/1987	87.5	123,333
Whispering Oaks Peshtigo, WI	SNF	45	1960/1985	66.7	181,608

Total/Weighted Average		95		77.9%	$431,865

(1)
Weighted average occupancy represents the total number of days a bed/unit was occupied divided by the total number of days a bed/unit was available for occupancy.

(2)
Because contractual rental revenue is not derived from historical results that were accounted for in accordance with generally accepted accounting principles, historical results for the year ended December 31, 2009 may differ significantly from the contractual rental revenue amounts.

Our Capital Investment Program

        We have maintained an active capital investment program to maintain and enhance the earnings power of our senior housing facilities. Our capital investment program has supplemented the capital expenditures that our operators are required to make under the terms of their leases. Through December 31, 2009, we have made approximately $13.2 million of capital investments in the senior housing facilities that will be in our portfolio upon completion of this offering and our formation transactions, or approximately $3,392 per bed/unit. We have additional plans to invest approximately $2.36 million in these facilities, including continuing work on existing capital investment projects. Within our portfolio of ALFs, we have focused on deferred maintenance, upgrading facilities, replacing furniture, fixtures and equipment, adding additional units/beds and converting assisted living units to serve memory care residents. Within our portfolio of SNFs, we have focused on investing in rooms that will attract higher margin private pay and Medicare residents.

        The following table summarizes the capital investments that we have completed, are currently undertaking and intend to undertake in the near term with respect to the senior housing facilities that we will own upon completion of this offering and our formation transactions:

	Capital Improvements Completed	Capital Improvements in Process	Proposed Capital Improvements	Total Capital Improvements Completed, in Process and Proposed	Total Capital Improvements Per Available Unit/Bed
Good Neighbor Care	$5,317,610	$236,666	$900,000	$6,454,276	$3,649
Harmony	—	—	—	—	—
Intermed	—	—	—	—	—
Dominion	5,671,413	400,000	300,000	6,371,413	8,936
Generations	2,100,000	—	—	2,100,000	6,158
Crestwood	63,853	—	500,000	563,853	3,222

Total	$13,152,876	$636,666	$1,700,000	$15,489,542	$3,715

Lease Expirations

        Except as otherwise noted in the table below, the following table sets forth information regarding lease expirations with respect to leases in place as of December 31, 2009, for the senior housing facilities and other healthcare property that we will our be in our portfolio upon completion of this offering and our formation transactions:

Year	Number of Operators with Leases Expiring	Number of Facilities/Properties with Leases Expiring	Number of Available Beds/Units	Square Footage of Other Healthcare Properties with Leases Expiring	Contractual Rental Revenue for the Year Ended December 31, 2009 of Leases Expiring	Percentage of Total Contract Rental Revenue for the Year Ended December 31, 2009 of Leases Expiring
2009	—	—	—	—	—	—
2010(1)	1	2	351	—	$1,600,000	4.0%
2011	—	—	—	—	—	—
2012	—	—	—	—	—	—
2013(2)	1	34	1,769	—	19,001,186	47.5
2014	1	1	—	286,652	3,639,180	9.1
2015	—	—	—	—	—	—
2016	1	1	86	—	907,080	2.3
2017	2	22	782	—	8,635,277	21.6
2018	—	—	—	—	—	—
2019	1	1	89	—	978,504	2.4
Thereafter(3)	3	6	801	—	5,205,525	13.1

Total	10	67	3,878	286,652	$39,966,752	100%

(1)
Represents two one-year leases with respect to two CCRCs located in Illinois. The leases have a ten-year extension option.

(2)
Represents 34 senior housing facilities that will be leased to our TRS Lessee upon completion of this offering and our formation transactions.

(3)
Represents leases with respect to senior housing facilities leased to Agemark and operated by Dominion. NS Healthcare has entered into an agreement with a third party to sell the Agemark portfolio, which we expect will close in the fourth quarter of 2009. Prior to the sale of the Agemark facilities, we expect to enter into new facility-specific leases with Dominion related to these facilities.

Mortgage Debt

        The following table sets forth, as of December 31, 2009, certain information relating to the secured mortgage debt on the senior housing facilities and other healthcare properties that will be part of our portfolio upon completion of this offering and our formation transactions.

Lender	Principal Amount Outstanding as of Dec. 31, 2009	Weighted Average Fixed Interest Rate	Stated Maturity Date	I/O Period Expiration
	(in thousands)
General Electric Capital Corporation(1)	$39,426	6.93%	8/30/2010	10/1/2008
General Electric Capital Corporation(2)	159,138	6.99%	1/11/2017	6/1/2011
General Electric Capital Corporation(2)	7,844	7.09%	1/11/2017	7/1/2011
KeyBank, National Association(3)	11,400	6.78%	9/10/2010	9/10/2010
FNMA (Red Mortgage Capital, Inc.)(4)	75,000	6.39%	2/1/2017	2/28/2010
HUD (Armstrong Mortgage Company)(5)	2,571	6.40%	6/1/2037	—
HUD (Armstrong Mortgage Company)(5)	1,651	6.40%	6/1/2037	—
HUD (Armstrong Mortgage Company)(6)	1,835	5.45%	2/1/2038	—
HUD (Armstrong Mortgage Company)(7)	1,952	6.65%	10/1/2038	—
Park National Bank(8)	32,944	5.94%	1/11/2014	2/10/2009

Total	$333,761

(1)
Secured by senior housing facilities in our portfolio operated by Dominion and Crestwood. If we prepay this loan, including partial prepayments, we are required to pay GECC a "make whole breakage amount" which is defined as greater of: (i) 1% of the amount being prepaid and (ii) the excess, if any, of (A) the sum of the net present values of each scheduled interest and principal payment with respect to the loan scheduled to come due from and after the date of prepayment, including the payment of the balance of the loan (together with accrued interest) on the stated maturity date, discounted to the date of the prepayment at an interest rate equal to the "replacement treasury yield" plus 50 basis points, over (B) the amount of principal being prepaid.

(2)
Secured by senior housing facilities in our portfolio operated by Good Neighbor Care and leased to Midwest TRS and its wholly-owned subsidiaries. We may not voluntarily prepay this loan until the expiration of the lock-out period (two years after a securitization of the loan or three years after January 12, 2007). After this date, we may either obtain a release of the collateral pursuant to the defeasance procedure in the loan agreement or, subject to GECC's approval (which GECC may withhold in its sole discretion), voluntarily prepay the loan. We will be required to pay GECC the "make whole breakage amount." See footnote 1 above for a description of this amount.

(3)
Secured by senior housing facilities in our portfolio operated by Generations. The stated interest rate is 30-day LIBOR plus 2.00%. An interest rate swap is in place converting the floating-rate debt to an effective fixed rate of 4.7750%. The interest rate swap matures in September 2010. We may prepay this loan, in whole or in part, without a prepayment penalty, but we will be required to pay the lender the amount equal to all "breakage costs" (as defined in the loan agreement) and other fees paid or expenses incurred by the lender as a result of the prepayment.

(4)
Secured by senior housing facilities in our portfolio operated by Harmony. If we prepay this loan at any time before the last day of July 2016, the yield maintenance period end date, the prepayment premium will be the greater of: (i) 1% of the amount of principal being prepaid; and (ii) the product of the amount of principal being prepaid multiplied by the difference obtained by subtracting from the applicable interest rate on the note the yield rate on the 4.625% U.S. Treasury Security due November 2016 on the 25th business day preceding either the intended prepayment date or the date the lender accelerates payment of the loan or otherwise accepts prepayment as the yield rate is reported in the Wall Street Journal multiplied by the present value formula set forth in the note. If we prepay the loan on or after the yield maintenance period end date but before the last calendar day of the fourth month prior to the month in which the stated maturity date occurs, the prepayment premium will be 1% of the amount of principal being repaid. No prepayment premium is payable with respect to any prepayment made on or after the last calendar day of the fourth month prior to the month in which the stated maturity date occurs.

(5)
Secured by senior housing facilities in our portfolio operated by Good Neighbor Care. We may prepay this loan, in whole or in part, with a penalty charge of 3% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to July 1, 2009 but prior to July 1, 2010; 2% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to July 1, 2010 but prior to July 1, 2011; 1% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to July 1, 2011 but prior to July 1, 2012; but in any event equal to 0% on or after July 1, 2012 (as of the time such excess principal payments are made). The loan may not be prepaid either in whole or in part for a period of 5 years from the date of endorsement by the Federal Housing Commissioner, except in cases where the prior written approval of the Commissioner is obtained and such written approval is expressly based on us entering into a Rental Use Agreement with Commissioner to maintain the mortgaged property as rental housing for the remainder of the specified 5 year period.

(6)
Secured by senior housing facilities in our portfolio operated by Good Neighbor Care. We may prepay this loan, in whole or in part, with a penalty charge of 4% of the amount of such excess principal payment over regularly scheduled payment made on or subsequent to March 1, 2009 but prior to March 1, 2010; 3% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to March 1, 2010 but prior to March 1, 2011; 2% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to March 1, 2011 but prior to March 1, 2012; 1% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to March 1, 2012 but prior to March 1, 2013; but in any event equal to 0% on or after March 1, 2013 (as of the time such excess principal payments are made). The loan may not be prepaid either in whole or in part for a period of 5 years from the date of endorsement by the Federal Housing Commissioner, except in cases where the prior written approval of the Commissioner is obtained and such written approval is expressly based on us entering into a Rental Use Agreement with Commissioner to maintain the mortgaged property as rental housing for the remainder of the specified 5 year period.

(7)
Secured by senior housing facilities in our portfolio operated by Good Neighbor Care. We may prepay this loan, in whole or in part, with a penalty charge of 4% of the amount of such excess principal payment over regularly scheduled payment made on or subsequent to November 1, 2009 but prior to November 1, 2010; 3% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to November 1, 2010 but prior to November 1, 2011; 2% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to November 1, 2011 but prior to November 1, 2012; 1% of the amount of such excess principal payment over regularly scheduled payment on or subsequent to November 1, 2012 but prior to November 1, 2013; but in any event equal to 0% on or after November 1, 2013 (as of the time such excess principal payments are made). The loan may not be prepaid either in whole or in part for a period of 5 years from the date of endorsement by the Federal Housing Commissioner, except in cases where the prior written approval of the Commissioner is obtained and such written approval is expressly based on us entering into a Rental Use Agreement with Commissioner to maintain the mortgaged property as rental housing for the remainder of the specified 5 year period.

(8)
Secured by our life sciences campus leased to OHSU. In general, this loan may not be prepaid, in whole or in part, at any time prior to January 11, 2014. We may prepay this loan on or after

  January 11, 2014 (the lockout expiration date). In certain situations, we will be required to pay the lender a prepayment fee equal to the lesser of: (i) 30 days' interest at the applicable interest rate on the outstanding principal balance be prepaid; and (ii) interest at the applicable interest rate on the outstanding principal balance being prepaid that would have been payable for the period from, and including, the date of prepayment through the maturity date as though prepayment has not occurred.

        Our secured mortgage loans contain covenants that are both financial and non-financial in nature. Significant financial covenants include a requirement that we maintain a stated debt service coverage and that the facilities maintain required levels of occupancy. As of December 31, 2009, we are in compliance with all financial and non-financial covenants under our secured mortgage loan agreement.

Our Pipeline

        Through the network of relationships established by our senior management team, we have an active pipeline of acquisition opportunities in various stages of due diligence and we expect this pipeline to continue in the future. We are currently evaluating approximately $200 million of acquisition opportunities, the majority of which are private pay ALFs. We have not reached a binding agreement or understanding with the current owners of any of the senior housing facilities in our pipeline and we cannot provide any assurance that we will pursue or continue to pursue any of these acquisition opportunities or complete any of these acquisitions.

Our Competitive Strengths

        We believe the following competitive strengths will enable us to expand our existing business and satisfy our objective of providing attractive total returns to our stockholders through cash distributions and long-term capital appreciation:

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  Focus on Underserved Regional, Middle-Market Operating Partners.  We focus on making investments and partnering with operators that generally focus on a defined geographic area and are in a growth stage in their development. We believe these operators are best suited to operate our senior housing facilities, find potential off-market investment opportunities and see us as a value-added capital partner. Our recent experience is that these operators are underserved by the majority of potential healthcare capital providers, including other REITs.

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  Strong Relationships With Operators.  The members of our senior management team who will dedicate a majority of their professional time and efforts to us have developed an extensive network of relationships with qualified local, regional and national operators of senior housing facilities located across the United States. We work closely with our operators to help them grow and achieve their business objectives and as a result have developed strong relationships with them.

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  Proactive Asset Management.  We actively monitor the operating results of our senior housing facilities and work closely with our operators to identify and capitalize on opportunities to improve the operations of our facilities and the overall financial and operating strength of our operators. The members of our senior management team who will dedicate a majority of their professional time and efforts to us have significant experience operating senior housing and other healthcare-related businesses and developing systems to collect and evaluate data relating to the underlying operational and financial success of healthcare companies and healthcare-related real estate. We take advantage of this experience and expertise to provide our operators with significant assistance in the areas of marketing, development, facility expansion and strategic planning.

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  Large Established Public Company Infrastructure.  Our manager's relationship with NorthStar provides us with access to large and established public company infrastructure that includes financial reporting, accounting, internal legal and compliance support. As a result, our senior management team will not be required to devote critical resources to building a public company infrastructure and instead will be able to begin sourcing investment opportunities and deploying our capital immediately in order to achieve our investment objective.

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  Experienced Healthcare Team.  Our senior management team includes executives who were responsible for acquiring our existing portfolio and possess significant operational and management experience in the healthcare real estate sector. These executives, as well as a team of additional employees of our manager, will dedicate a majority of their professional time and efforts to us. We believe that the combined transactional and operational experience of this team will allow us to identify and pursue investment opportunities, manage, interpret and capitalize on industry trends and structure and execute our investments.

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  Internal Growth Opportunities.  By selectively leasing a portion of our senior housing facilities to our TRS Lessee, who in turn engages a third-party operator to manage those facilities, we are able to participate in the growth in operating cash flow generated by our facilities and exercise more control over this operator.

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  Comprehensive Investment Selection and Underwriting Process.  The members of our senior management team who will dedicate a majority of their professional time and efforts to us have developed a comprehensive and structured investment selection and underwriting process for evaluating potential investments in senior housing facilities. Through the detailed underwriting of our investments, we expect to make investments that provide attractive risk-adjusted returns to our stockholders.

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  Alignment of Interests.  We have structured our relationship with NorthStar and its affiliates, including our manager, to closely align our interests and the interests of our stockholders with those of NorthStar and its affiliates. Upon completion of this offering, our manager will receive                LTIP Units, in accordance with our entity incentive plan. These LTIP Units will represent approximately        % of our shares of common stock outstanding on a fully diluted basis as of the closing date of this offering based on the assumed sale by us of                shares of our common stock in this offering. LTIP Units are a special class of partnership units in our operation partnership that, upon vesting and achieving parity with the Class A Units, are convertible into Class A Units, which in turn may be redeemed for cash or, at our option, shares of our common stock in accordance with our partnership agreement. In addition, upon completion of our formation transactions and this offering, NorthStar will beneficially own approximately        % of our fully-diluted outstanding shares of common stock, including the LTIP Units to be granted to our manager (assuming the sale by us of         shares of our common stock in this offering shares at an assumed initial public offering price of $        , which is the mid-point of the initial public offering price range set forth on the front cover of this prospectus). We believe that the substantial investment in our company by NorthStar and its affiliates will align our interests with those of NorthStar and its affiliates, which will create an incentive to maximize returns for our stockholders.

Our Strategy

        Our strategy is to invest in senior housing facilities that we believe are well positioned to benefit from what we believe are the dominant trends in healthcare. These trends include an aging population with greater care needs, increasing need for treatment of residents with memory care needs, affordability and the ascent of senior housing facilities as a low-cost setting for need-driven care and services. While the physical characteristics of our facilities are important to our investment decision, equally important is the choice of operating partner to lease or manage these facilities. We are focused on regional, private operators that combine a high degree of entrepreneurship, focus on reputation and care, respond to changes in market conditions and deliver need-driven services in a cost effective setting. We seek to position ourselves as a value-added capital partner for operators who have significant operating capabilities, but may lack access to capital. We will seek to work with our operating partners over an extended period of time and provide capital for external growth through new properties and internal growth through facility upgrades and expansions. The following describes in more detail the characteristics we evaluate and consider when making a new investment:

Property Characteristics

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  Need-Driven Services.  We focus on senior housing facilities that provide need-driven services such as therapy, assistance with daily living needs, memory care programs, hospice programs and other services that cannot be effectively or affordably provided outside of a mid-acuity senior housing setting. We believe focusing on mid-acuity senior housing facilities that are able to provide these services provides both downside protection because of inelastic demand for the services and potential upside as residents age in place and require additional services over time.

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  Attractive Price Point for Residents.  We focus on senior housing facilities that provide a service that is both affordable to the majority of potential residents and serve the broadest demographics within a particular market. We believe this pricing strategy provides us with downside protection and greater potential for growth in property-specific cash flows.

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  Stable Cash Flows.  We focus on investing in mid-acuity senior housing facilities that have a history of producing stable cash flows which should enable us to pay consistent cash distributions to our stockholders.

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  Expansion Opportunities.  Wherever possible we seek to invest in senior housing facilities that can be expanded to accommodate more private-pay residents as market demand grows, or where the facility can be adjusted to accommodate changing market needs. For example, we have expanded senior housing facilities or converted portions of senior facilities to accommodate additional acuity levels, like memory care.

Market Characteristics

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  Regional Clustering.  We focus on acquiring portfolios of senior housing facilities that are within a narrow geographic region, and wherever possible we seek to invest in markets that are contiguous to our existing investments. By clustering our investments, we add efficiency to our proactive asset management process.

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  Regulatory Barriers to Entry.  Whenever possible, we invest in senior housing facilities that are located in markets that have regulatory barriers to entry, such as "certificates of need" and licensure requirements, which restrict the ability of senior housing owners, operators and developers to build new facilities that will compete with our senior housing facilities for residents.

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  Quality Labor Availability.  We focus on senior housing facilities in markets where we believe our operators can attract and retain quality workers for the property. We believe the ability to attract and retain quality employees results in the high quality of care and service for residents that can create a strong reputation for our operators within the community and a sustainable economic model for our senior housing facilities.

Operator Characteristics

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  Proven Management Teams Seeking Growth Capital.  We focus on senior housing facilities that are operated by high quality, regional, middle-market operators that we believe have a proven track record of success and who may have limited access to capital. These management teams often have substantial knowledge and focus in particular geographic areas or with respect to certain types of facilities. We expect our operators to provide a high level of sophisticated services to attract and retain residents.

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  Growing, Middle-Market Operators.  We focus on investing with operators with stabilized portfolios that have limited access to capital, but significant opportunities for growth. We work with these operators to acquire new senior housing facilities, as well as to invest in existing portfolios. We are able to improve diversification of risk with a particular operator through a master lease structure. We believe growing with our operators provides the potential for the highest risk-adjusted returns.

Policies with Respect to Certain Activities

Our Investment Guidelines

        Our board of directors will adopt guidelines for our investments and borrowings which provide that:

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  no investment will be made, without the approval of our board of directors, in development stage or existing non-senior living related investments, including, for example, medical device, pharmaceutical, research, and other similar investments;

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  no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes; and

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  no investment shall be made which would cause us to be regulated as an investment company.

        In order to facilitate our business activities, our manager will authorize the formation of an investment committee. The members of the investment committee will include Messrs. Hamamoto, Richardson, Tomasso, O'Brien, Sweet and Tylis. Subject to our management agreement, the services agreement between our manager and NRFC Sub-REIT and our investment guidelines, we expect our manager's investment committee to manage the investment of our capital, and to make recommendations to us regarding the acquisition, financing and disposition of our investments and other assets, in the ordinary course of business. In some instances, our manager's investment committee will be authorized by our board of directors to make such decisions and to implement them on our behalf.

        The authority of our manager's investment committee to act without the specific approval of our board of directors is subject to the following limitations (as well as any other limitations set forth in our management agreement and the services agreement):

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  any investment of our equity in a transaction that exceeds        % of our total capital must be approved by our board of directors;

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  any investment in one or a series of related transactions involving a single healthcare operator that exceeds             % of our capital must be approved by our board of directors;

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  any joint venture, merger, acquisition of a business or business combination to which we are a party that is not in the ordinary course of our business must be approved by our board of directors (for this purpose, an acquisition of a portfolio of healthcare properties, or equity positions in net lease real estate, or a participation in the same, is not per se deemed to be a joint venture or acquisition of a business outside the ordinary course); and

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  any agreement to borrow funds to finance our business or assets where the amount of recourse to us under any such debt facility exceeds, individually,        % of our capital or, in the aggregate,        % of our capital, must be approved by our board of directors.

        Subject to our charter, our board of directors may delegate its power to a committee of the board to approve investments or the incurrence of indebtedness that exceed these limitations. In addition, these limitations may be adjusted over time with the approval of our board of directors to reflect changes in our capital.

        Our investment process is designed to ensure thorough investment analysis and senior level review while preserving our flexibility and responsiveness to the market. The approval process is tailored according to the type, size, risk level, and other characteristics of a particular investment opportunity. For each potential investment, our manager will cause an investment memorandum outlining and analyzing the investment. This memorandum will present and discuss the primary risks of the investment and will summarize the preliminary terms of the transaction, the real estate analysis (if a real estate investment), cash flow analysis, valuation, financial analysis, proposed financing terms, legal structure, due diligence results and other relevant analyses.

        Investment memoranda will generally be circulated to all members of our manager's investment committee for every potential investment so that each member of our manager's investment committee will have the opportunity to express his or her views regarding and comment upon each potential investment. Investments generally will require the approval of at least 75% of the members of our manager's investment committee. Our manager's investment committee may elect to delegate approval for certain asset types and investment amounts to a subset or an individual member of the investment committee.

        Our manager's investment committee will meet on a regular basis to discuss (i) our investment pipeline and status, (ii) new potential investments submitted for approval, and (iii) any issues requiring immediate attention. At least monthly, our manager's investment committee will also review (i) our investment performance issues; (ii) our asset/liability management; and (iii) our liquidity requirements.

        Meetings of our manager's investment committee will also be held on an "as needed" basis to maximize our manager's ability to respond on our behalf to market opportunities. Subject to our management, the services agreements and our investment guidelines, our manager will monitor our portfolio with the following objectives:

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  tracking the performance of investments so as to anticipate any performance or credit deterioration in order to enable early corrective action or intervention;

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  managing portfolio concentrations and maintaining appropriate diversity by property type, geographic location, lessee/operator; and

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  identifying market trends and assessing their impact on our investment portfolio.

Financing Strategy

        The objective of our financing strategy is to minimize the impact of changes in the debt capital markets and interest rates on the value of our investments and the day-to-day operation of our business. To achieve this objective, we intend to use leverage judiciously and in order to enhance overall investment returns while maintaining appropriate amounts of indebtedness relative to our asset base. Although there is no legal limit on the amount of indebtedness we may incur, we intend to target an overall company leverage level that does not exceed 50% of the historical costs of our assets which we believe will allow us to cost-effectively access diverse capital sources and provide us with financial flexibility to endure sudden changes in the capital markets. To minimize the impact of changing interest rates, we will seek, where possible, to match the terms of our leases with the terms of our related debt, to use fixed-rate debt to finance stabilized senior housing facilities and to access a variety of debt sources that will allow us to stagger our debt maturities, and wherever possible match fund our leases with the maturities of our borrowings. We may finance the acquisition of additional senior housing facilities with short-term debt capital such as revolving credit facilities with the intention to subsequently refinance those facilities with long-term secured mortgage debt. After establishing a track record as a public company we may seek to broaden our sources of debt capital by accessing the corporate bond markets, which we believe will allow us to stagger our debt maturities and provide us with greater flexibility in rebalancing our portfolio. Following the anticipated application of the net proceeds of this offering, we anticipate that we will have total debt of approximately $           million.

Hedging Strategy

        When appropriate we will use hedging transactions in order to protect the value of our investments and to minimize the impact of changes in interest rates on our earnings and distributable cash flows. We may use interest rate swaps, interest rate caps, options or other hedging instruments in order to implement our hedging strategy.

Other Policies

        If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities, the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income), other funds from debt financing, or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time, subject to applicable law, including the rules and regulations of the NYSE.

        We have not in the past but may in the future offer equity or debt securities in exchange for assets and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

        We have not invested in the past, but may in the future invest, in the securities of other issuers for the purpose of exercising control over such entities.

        We may engage in the purchase and sale of our senior housing facilities and other healthcare properties. We may acquire senior housing facilities and other healthcare properties directly or through joint ventures, including joint ventures we do not control. We may in the future make loans to third parties and acquire interests in real estate-related debt securities. We will not underwrite the securities of other issuers.

        We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

        Our board of directors may change any of these policies and our investment guidelines without prior notice to you or a vote of our stockholders.

Our Industry and Market Opportunity

        We believe owners and operators of senior housing facilities and other healthcare properties are benefitting from demographic trends, specifically the aging of the U.S. population, and the increasing demand for inpatient, outpatient and physician-based healthcare services. According to the U.S. Census Bureau, the total number of Americans aged 75 and older is expected to increase from 18 million in 2005 to 33.5 million by 2030.

Estimated Growth in Elderly Population 2000 - 2030

Source: U.S. Census Bureau

        Demand for space in senior housing facilities is not only driven by the growing elderly population, but also by the increasing variety of services and quantity of support required by residents. Senior housing facilities provide varying levels of care as seniors progressively become more dependent on outside care and their health conditions become more acute. For example, from ages 70-74, the percentage of older adults needing help with at least one activity of daily living is approximately 15% for males and 20% for females. Over the age of 90, this percentage increases to 75% for males and 60% for females. Family factors prohibiting caring for seniors at home, such as the increasing number of dual-income families, the divorce rate and geographic dispersion further support a growing demand for space in senior housing facilities.

Senior's Need for Assistance Increases with Age

Source: Robert Schafer, "Housing America's Seniors," Joint Center for Housing Studies of Harvard University (2000)

        As a result of these demographic trends, we expect healthcare costs to increase at a faster rate than the available funding from both private sources and government-sponsored healthcare programs.

As healthcare costs increase, insurers, individuals, and the government are pursuing the lowest cost providers of healthcare. Senior housing facilities such as ALFs and SNFs, for which the staffing requirements and associated costs are often significantly lower than in higher acuity healthcare settings, such as short or long-term acute-care hospitals, in-patient rehabilitation facilities and other post-acute care settings, provide treatment to patients in more cost effective settings. Recent regulatory changes have created incentives for long-term acute-care hospitals and in-patient rehabilitation facilities to minimize patient lengths of stay and placed limits on the type of patient that can be admitted to these facilities, thereby increasing the demand for senior housing facilities, such as ALFs and SNFs.

        The growth in total demand for healthcare, broad U.S. demographic changes and the shift towards cost effective outpatient settings is resulting in dynamic changes to the healthcare delivery system. As a capital provider to operators of senior housing facilities, we support growth initiatives enabling these operators to take advantage of the strong industry fundamentals.

Competition

        We compete, primarily on the basis of price, available capital, knowledge of the industry, and flexibility of financing structure, with real estate partnerships, other REITs and other investors (including, but not limited to, banks and insurance companies) in the acquisition, development and financing of healthcare-related real estate assets. Among the factors adversely affecting our ability to compete are the following:

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  we may have less knowledge than our competitors of certain markets in which we seek to purchase or develop facilities;

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  many of our competitors have greater financial and operational resources than we have; and

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  our competitors or other entities may determine to pursue a strategy similar to ours.

        To the extent that we experience vacancies in our senior housing facilities, we compete on a local and regional basis with operators of properties that provide comparable services. Our senior housing facilities compete for tenants and staff based on quality of care, reputation, physical appearance of properties, services offered, family preference, physicians, staff and price. They compete with independent operators as well as companies managing multiple properties, some of which may be larger and have greater resources than the operators of our properties. Some of these properties are operated for profit while others are owned by governmental agencies or tax-exempt, non-profit organizations.

Governmental Regulation

General

        The majority of our senior housing facilities, including our ALFs and MCs, are private pay facilities, meaning that payment comes from sources other than Medicare and Medicaid. ALFs and MCs are generally subject to less governmental regulation than SNFs, which do receive payment from governmental sources, including Medicare and Medicaid. The Medicare program was enacted in 1965 to provide a nationwide, federally funded health insurance program for the elderly and certain disabled persons. The Medicaid program is a joint federal/state cooperative arrangement established for the purpose of enabling states to furnish medical assistance on behalf of aged, blind or disabled individuals, and members of families with dependent children, whose income and resources are insufficient to meet the costs of necessary medical services. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative regulations and rulings, interpretation and discretion that may affect payments made to providers under these programs. The amounts of program payments received by our operators can be changed by legislative or regulatory actions and by determinations made by fiscal intermediaries and other payment agents acting on behalf of the programs.

Licensure

        The operators of our senior housing facilities are subject to extensive state and local laws and regulations relating to licensure, conduct of operations and services provided within the properties. The healthcare operations of our operators are subject to regulation and licensing by state and local health and social services agencies and other regulatory authorities. In order to maintain their operating licenses, healthcare properties must comply with standards concerning medical care, equipment, and hygiene. Although regulatory requirements vary from state to state, these requirements generally address among other things: personnel education and training; staffing levels; patient records; facility services; quality of care provided; physical residence specifications; food and housekeeping services; and residents' rights and responsibilities. These properties are subject to periodic survey and inspection by governmental authorities. The properties are also subject to various state and local building codes and other ordinances, including zoning, fire and safety codes.

Medicare and Medicaid Overview

        Medicare Program Description.    Medicare is a federally funded program that provides certain healthcare benefits to persons aged 65 and over, some disabled persons and persons who qualify for the end-stage renal disease program. Medicare is administered by the Centers for Medicare and Medicaid Services, or CMS, and consists of: hospital insurance (Part A) which pays for inpatient hospital care; and supplemental medical insurance (Part B), which pays for physicians' services, outpatient hospital services and some other services, Medicare Advantage Plans (Part C); and prescription drug coverage (Part D).

        Part A is usually provided automatically to persons 65 years of age or over and to most persons who are disabled for at least 24 months and are entitled to Social Security or Railroad Retirement benefits, and to persons with end stage renal disease. It reimburses participating institutional providers for the inpatient hospital, skilled nursing facility and home health and hospice services provided to enrollees. Part B benefits are available to almost all citizens aged 65 and over, disabled beneficiaries and beneficiaries with end stage renal disease entitled to Medicare Part A. Nearly all persons enrolled in Part A also enroll in Part B.

        Medicare Reimbursement Analysis.    Under Medicare, SNFs are paid under Medicare Part A according to a prospective payment system that involves grouping patients according to the type and intensity of services they require and setting a daily payment rate for each payment group. Effective January 1, 2006, nine new high-acuity patient payment groupings were added to facilitate SNF admittance of higher acuity patients. In addition, a previously established set of temporary payments applicable to the SNF patient population were allowed to expire. This created a simpler system in which payment rates are updated annually using a SNF market basket index, which is a measure of the change in the price of goods and services used in providing care for Medicare beneficiaries in a SNF. In July 2007, CMS increased payment rates by the amount of the full market basket update of 3.3%. In July 2008, CMS increased its payment rates by 3.4% for fiscal year 2009 to reflect a market basket update. CMS will provide a full 2.2% market basket update for fiscal year 2010.

        Medicaid Program Description.    Medicaid is a medical assistance program for low-income individuals. Medicaid is jointly funded by the federal and state governments, but is administered by individual states operating within federal guidelines. The federal government sets broad national guidelines to qualify for federal funding, under which states establish their own eligibility standards, determine the type, amount, duration and scope of services, set the rate of payment for such services and administer their own programs. Because of this structure, Medicaid programs vary considerably from state to state, as well as within each state over time. The federal government pays a share of the medical assistance expenditures under each state's Medicaid program. That share, known as the Federal Medical Assistance Percentage, is determined annually by a formula that compares a state's average per capital income level with the national income average. A state with a higher per capital income level is reimbursed for a smaller share of its costs, but in all cases the federal share is at least 50% percent.

        Recent Developments.    The American Recovery and Reinvestment Act of 2009 was signed into law February 17, 2009. Between October 1, 2008 and December 31, 2010, the bill will provide nearly $87 billion in additional federal Medicaid funding for states. Each state will receive a 6.2% increase in its Federal Medical Assistance Percentage, or FMAP, thus lowering the state's share of Medicaid costs through 2010. States with higher unemployment rates would receive an additional FMAP increase. In order to receive funding, states must maintain eligibility levels for Medicaid that were previously in place. The passage of this bill and distribution of funds should relieve some of the budgetary pressures that many states currently face and help prevent state cuts to Medicaid provider rates.

        The American Recovery and Reinvestment Act also extends prompt payment legislation, previously available to healthcare practitioners such as physicians, to hospitals and nursing homes. Under the legislation, states must demonstrate that they are paying 90% of "clean" claims that do not require additional information or documentation within 30 days, and 99 percent of such claims in 90 days. States must demonstrate a monthly adherence of prompt payment to hospitals and nursing homes during the duration of the FMAP increases (through December 31, 2010). States that cannot demonstrate adherence to prompt payment requirements will not be eligible to receive FMAP increases on claims in which they are out of compliance.

        Healthcare, including the long-term care and assisted living sectors, remains a dynamic, evolving industry. Comprehensive healthcare reform proposals currently are under consideration by the U.S. Senate and House of Representatives. If enacted into law, whether in current or modified form, such reform legislation could have a significant impact on the delivery of and reimbursement for healthcare services in the United States. Our senior housing facilities could be materially effected by any such future legislation.

Fraud and Abuse and Other Related Laws

        SNFs (and ALFs that receive Medicaid payments) are subject to the federal anti-kickback statute, which generally prohibits persons from offering, providing, soliciting or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Various state false claim and anti-kickback laws also may apply to our SNF operators. Violation of any of the foregoing statutes can result in criminal and/or civil penalties against a healthcare operator. Facilities also are subject to related federal, state and local laws and regulations which govern the operations and financial and other arrangements that may be entered into by healthcare providers. Certain of these laws prohibit direct or indirect payments of any kind for the purpose of inducing or encouraging the referral of patients for medical products or services reimbursable by governmental programs.

        Further, SNFs (and ALFs that receive Medicaid payments) are subject to substantial financial penalties under the Civil Monetary Penalties Act and the False Claims Act. These laws and related state laws prohibit making false claims and require providers to furnish only medically necessary services and submit to the government valid and accurate statements for each service. In recent years, prosecutors have used these laws to attack perceived deficiencies in the quality of care provided to residents. Some facilities facing such prosecutions have been forced to enter into corporate integrity agreements, some of which have required the transfer of the license to another operator. Sanctions under these laws and regulations may include, but are not limited to, criminal and/or civil penalties and fines and a loss of licensure and immediate termination of governmental payments. In certain circumstances, violation of these rules (such as those prohibiting abusive and fraudulent behavior) with respect to one facility may subject other facilities under common control or ownership to sanctions, including disqualification from participation in the Medicare and Medicaid programs. In addition, the

False Claims Act includes "whistleblower" provisions that permit private individuals to bring an enforcement action in the name of the government. Private enforcement of healthcare fraud has increased due in large part to amendments to the False Claims Act that encourage private individuals to sue on behalf of the government. These whistleblower suits by private individuals may be filed by almost anyone, including present and former patients and nurses and other employees. In addition, Congress has recently enacted the Fraud Enforcement and Recovery Act of 2009, or FERA. FERA amends the False Claims Act by, in part, expanding the bases for government and whistleblower actions under the False Claims Act.

        SNFs are also subject to the federal Physician Self-Referral Law, commonly referred to as the Stark Law. The Stark Law generally prohibits a physician with a financial relationship with an entity from referring, and the entity with which the physician has a financial relationship from submitting claims to Medicare, for certain designated health services unless the relationship satisfies one of the exceptions for a financial relationship under the Stark Law. Many states also have similar law addressing prohibitions on physician self-referrals.

        Still other laws require providers to comply with a variety of safety, health and other requirements relating to the condition of the licensed facility and the quality of care provided. In the ordinary course of its business, our operators are regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.

        The Health Insurance Portability and Accountability Act of 1996, greatly expanded the definition of healthcare fraud and related offenses and broadened its scope to include private healthcare plans in addition to government payors. It also greatly increased funding for the Department of Justice, Federal Bureau of Investigation and the Office of the Inspector General, or the OIG, of the Department of Health and Human Services to audit, investigate and prosecute suspected healthcare fraud. The OIG has focused on detecting fraudulent billing practices committed by home health agencies, durable medical equipment suppliers, hospice programs and skilled nursing facilities in certain states participating in a demonstration project. Additionally, the administrative simplification provisions of this law provide for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the regulations, healthcare providers must undergo significant operational and technical changes, and these modifications may represent significant costs for our operators. These additional costs may, in turn, adversely affect the ability of our operators to meet their obligations to us.

        Finally, government investigation and enforcement of healthcare laws has increased over the past several years and is expected to continue. Some of these enforcement actions represent new legal theories and expansions in the application of false claims laws.

Environmental Matters

        In addition to environmental risks relating to releases of hazardous substances, our properties are subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes, including medical wastes. Certain of our properties utilize above or underground storage tanks to store heating oil for use at the properties. Other properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. Our leases obligate our operators to comply with applicable environmental laws and to indemnify us if their noncompliance results in losses or claims against us. A healthcare operator's failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the healthcare operator and thus adversely affect their ability to meet their obligations to us.

        Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner's ability to lease, sell or rent the property or to borrow funds using the property as collateral.

        Independent environmental consultants have conducted Phase I or similar environmental site assessments on all of the properties in our portfolio. Site assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the recent site assessments revealed any past or present environmental liability that we believe would have a material adverse effect on our business, assets or results of operations.

        In connection with the ownership of our current or past properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we engage a consultant to conduct an environmental assessment of each property prior to acquisition and oversee our properties in accordance with environmental laws. Most of our leases contain a comprehensive environmental provision that requires operators to conduct all activities in compliance with environmental laws and to indemnify the owner for any harm caused by the failure to do so. In addition, we have engaged qualified, reputable and adequately insured environmental consulting firms to perform environmental site assessments of all of our properties and are not aware of any environmental issues that are expected to have a material impact on the operations of any property. See "Risk Factors—Risks Relating to Our Business and Operations."

Insurance

        Under the terms of our leases, our operators are required to maintain comprehensive general liability, fire, flood, earthquake, boiler and machinery, nursing home or long-term care professional liability and extended coverage insurance with respect to our properties with policy specifications, limits and deductibles set forth in the lease agreement or other written agreement between us and the healthcare operator. In some limited situations, we have agreed in our leases to pay half of the cost of earthquake insurance. We believe that our properties are covered by adequate insurance provided by reputable companies and with commercially reasonable deductibles and limits. Our leases provide that insurance premiums are the responsibility of the healthcare operator, and our operators are responsible for any increases in premiums.

Employees

        We do not have any employees. We will rely on our manager, and its affiliates, including NorthStar, to provide us with our key personnel and for the operation of our business. However, in the future we may acquire one or more operating businesses and the employees of any such businesses may become indirectly employed by us. See "Our Manager and the Management Agreement."

Offices

        Our principal executive offices are located at 399 Park Avenue, 18th Floor, New York, New York 10022. We believe that our current offices are adequate for our present and future business operations.

Legal Proceedings

        We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us or any of our operators that could have a material impact on our financial condition and results of operations, other than routine litigation arising out of the ordinary course of business or which is expected to be covered by insurance and not expected to materially harm our business, financial condition or results of operations.

 OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We will be externally managed and advised by NRF Healthcare Management, LLC, an indirectly owned subsidiary of NorthStar, pursuant to a management agreement between us and our manager. In addition, our manager will enter into a services agreement with NRFC Sub-REIT pursuant to which NorthStar will agree to provide, without any additional consideration, the services and operational support to our manager that our manager requires in order to satisfy its obligations to us under the management agreement. We will be a named third-party beneficiary under the services agreement.

        Our manager will make the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the terms of the management agreement and our investment guidelines and the continuing oversight of our board of directors. We believe that our manager's access to NorthStar's financial reporting, asset management, capital markets, investor relations and administrative capabilities will provide us with a significant competitive advantage.

        Upon completion of this offering, our manager will employ Messrs. Tomasso, O'Brien and Sweet, along with other personnel to support them. The employees of our manager will dedicate a majority of their professional time and efforts to us. All of these individuals were employed by Chain Bridge or an affiliate of Chain Bridge prior to the completion of this offering and played a significant role in underwriting, acquiring and asset managing the senior housing and other healthcare properties in our portfolio. We expect to capitalize on these individuals' broad and extensive knowledge of the senior housing industry.

Officers of Our Manager

        The following sets forth certain information with respect to the officers of our manager.

Name	Age	Position
David Hamamoto	50	Chief Executive Officer
Donald C. Tomasso	64	President
Andrew Richardson	43	Executive Vice President, Chief Financial Officer and Treasurer
Timothy P. O'Brien	41	Executive Vice President and Chief Investment Officer
Robert A. Sweet	34	Executive Vice President and Head of Asset Management
Albert Tylis	36	Executive Vice President, General Counsel and Secretary

The Management Agreement

        Upon completion of this offering, we will enter into a management agreement with our manager. The management agreement requires our manager to manage, operate and administer our assets, operations and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager is under the supervision and direction of our board of directors.

        Our manager will be responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to the management, operation and administration of our assets and liabilities and business as may be appropriate, which may include, without limitation, the following:

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  serving as our consultant with respect to the periodic review of our investment guidelines and other investment parameters and criteria relating to our investment activities and other policies and criteria for our borrowings and operations, which review shall occur no less often than annually, any modification to which will be approved by our independent directors;

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  sourcing, investigating, analyzing and selecting possible investment opportunities and acquiring, financing, structuring, negotiating, monitoring, retaining, restructuring, selling, or otherwise disposing of our investments in a manner consistent with our investment guidelines;

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  with respect to any prospective purchases of investments and any sale, exchange or other disposition of any investment by us, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately and publicly held real estate companies;

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  engaging and supervising, on our behalf and at our sole expense, service providers who provide legal, accounting, due diligence, transfer agent, registrar, leasing services, property management services, construction services, banking, underwriting review services, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments or potential investments;

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  coordinating and supervising, on our behalf and at our sole cost and expense, independent contractors to provide us with investment banking, valuation and other financial services;

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  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

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  providing executive and administrative personnel, office space and office services required in rendering services to us;

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  administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary for our management as may be agreed upon by our manager and our board of directors, including, without limitation, the services in respect of any equity incentive plans, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

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  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

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  assisting us with our capital raising efforts;

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  counseling us in connection with policy decisions to be made by our board of directors;

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  counseling us, and when appropriate, evaluating and recommending to our board of directors hedging and financing strategies, and engaging in hedging, financing and borrowing activities on our behalf, consistent with our investment guidelines;

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  assisting us in taking all necessary action to enable us to make required tax filings and reports and supervising and assisting our compliance with the REIT provisions of the Code and the Treasury Regulations thereunder and our qualification as a REIT;

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  counseling us regarding the maintenance of our exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause us to maintain such exclusion from status as an investment company under the Investment Company Act;

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  assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to the senior living industry, healthcare industry, real estate, real estate finance and real estate operating companies;

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  representing and making recommendations to us in connection with the purchase and financing of, and commitment to purchase and finance, real estate, real estate-related securities, other real estate-related assets and non-real estate related assets, including controlling equity investments in privately-held operating businesses that own and operate senior living facilities located in the United States or provide services related to the senior living industry, and in connection with the sale and commitment to sell such assets;

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  furnishing reports and statistical and economic research to us regarding our activities and services performed for us or any of our subsidiaries by our manager;

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  assisting us in establishing any new subsidiaries, which may be TRSs or qualified REIT subsidiaries;

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  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

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  investing or reinvesting on behalf of us any money or securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or distributions to our stockholders), and advising and assisting us as to our capital structure and capital raising;

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  causing us to retain qualified independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and the Treasury Regulations applicable to us (including soliciting stockholders for required information) and to conduct quarterly compliance reviews with respect thereto;

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  causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses (including all licenses and certifications required under federal and state laws that regulate owners and operators of healthcare related assets);

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  assisting us in complying with all regulatory requirements applicable to us in respect to our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act, the Securities Act, and the listing and continued listing requirements of the NYSE;

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  handling and resolving on behalf of us all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our board of directors;

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  forming the investment committee, which will propose investment guidelines to be approved by our independent directors;

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  using commercially reasonable efforts to cause expenses incurred by or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

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  arranging marketing materials, advertising, industry group activities (such as conference participation and industry organization memberships) and other promotional efforts designed to promote our business;

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  providing us with portfolio management;

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  advising on, structuring and obtaining on our behalf, appropriate credit facilities or other financings for our investments consistent with our investment guidelines;

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  performing such other services as may be required from time to time for management and other activities relating to our assets, business and operations, as our board of directors will reasonably request or our manager shall deem appropriate under the particular circumstances; and

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  using commercially reasonable efforts to cause us to comply with all applicable laws.

        Pursuant to the management agreement, our manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action or inaction on the part of our board of directors in following or declining to follow our manager's advice or recommendations.

        Our manager and its affiliates, and the respective directors, officers, employees and owners of our manager and its affiliates, will not be liable to us, any subsidiary of ours, our board of directors or our stockholders for any acts or omissions by our manager and its affiliates, and the respective officers or employees of our manager and its affiliates, performed in accordance with and pursuant to the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of our manager's duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

        Under the terms of the management agreement, we have agreed to, and, to the extent applicable, to cause our subsidiaries to, indemnify, defend and hold harmless the manager and its affiliates, and the respective directors, officers, employees, agents and owners of the manager and its affiliates, from and against all liabilities, judgments, costs, charges, losses, expenses and claims, including attorneys' fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties caused by (i) acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the manager's duties under the management agreement or (ii) claims by the employees of the manager or its affiliates who provide services to us relating to the terms and conditions of their employment with the manager or its affiliates. Notwithstanding the foregoing, no provision of the management agreement will constitute a waiver or limitation of our or our subsidiaries' rights under federal or state securities laws.

        Our manager has agreed to indemnify, defend and hold harmless us and our directors, officers, employees, agents and stockholders, and, if applicable, our subsidiaries and their respective directors, managers, officers, employees, members, partners and stockholders with respect to all liabilities, judgments, costs, charges, losses, expenses and claims, including attorney's fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of (i) claims by third parties based on acts or omissions of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of our manager's duties under the management agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (ii) claims by the employees of our manager or its affiliates relating to the terms and conditions of their employment with our manager or its affiliates. Our manager will carry errors and omissions and other customary insurance upon completion of this offering.

        Pursuant to the terms of the management agreement, our manager will provide a management team, which may include a chief executive officer, a president, a chief financial officer, a chief operating officer, a chief investment officer, a general counsel, a treasurer, a controller, a secretary and such other officers as our board of directors may deem necessary or advisable, along with appropriate support personnel, to deliver the management services to us provided in the management agreement, with the members of such management team devoting such of their time to our management as our manager deems reasonably necessary and appropriate for the proper performance of all of our manager's duties provided for in the management agreement, commensurate with our level of activity from time to time. We shall have the benefit of our manager's reasonable judgment and effort in rendering services and, in furtherance of the foregoing, our manager shall not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under the management agreement.

        During the term of the management agreement, neither the manager nor any of its affiliates shall raise, sponsor, form or advise any new investment fund or vehicle, including a REIT, that makes equity investments, either directly or indirectly, in senior housing facilities located in the United States, without the prior approval of a majority of our independent directors. Except to the extent set forth in this paragraph above, nothing herein shall prevent the manager or any of its affiliates or any of the managers, members, partners, directors, officers, employees or agents of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in, or advisory service to others investing in, any type of investment, including investments which meet our principal investment objectives.

        Our manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with our investment guidelines, (2) would adversely and materially affect our qualification as a REIT under the Code or our status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our charter or bylaws. If our manager is ordered to take any action by our board of directors, our manager will promptly notify the board of directors if it is our manager's judgment that such action would be in contravention of our investment guidelines or adversely and materially affect our qualification as a REIT, our status as an entity intended to be exempted or excluded from investment company status or violate any such law, rule or regulation or our charter or bylaws. Our manager, its directors, members, officers, stockholders, managers, personnel, any person controlling or controlled by our manager and any person providing sub-advisory services to our manager will not be liable to us, any subsidiary of ours, our board of directors, our stockholders, partners or members, or any subsidiary's stockholders, members or partners for any act or omission performed in accordance with and pursuant to the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

        The management agreement may be amended or modified by agreement between us an our manager. The initial term of the management agreement expires on the third anniversary of the closing date of this offering, unless terminated by us or our manager as set forth below, and will be renewed automatically for successive one year periods thereafter, until the management agreement is terminated in accordance with the terms set forth below. We and our manager may elect not to renew the management agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least 180 days prior to the end of the term. Any decision by us not to renew the management agreement will be deemed to be a termination without cause, pursuant to the terms of the management agreement.

        Our independent directors will review our manager's performance and the fees that may be payable to our manager annually and may terminate the management agreement without cause or elect not to renew the management agreement upon the unanimous affirmative vote of the independent directors, or by the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. Our board of directors must provide our manager with at least 180 days' prior written notice of any such termination without cause or non-renewal.

        In the event we terminate the management agreement without cause or elect not to renew the management agreement, or if our manager terminates the management agreement due to a default by us under any of its material terms which is not cured within 30 days after we receive notice of the default:

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  the management agreement requires us to pay our manager a termination fee in an amount equal to                  times the average annual management fees earned by our manager during the two 12-month periods ending as of the last day of the calendar month immediately preceding the date of termination (if two full 12-month periods have not elapsed under the term of the management agreement as of the last day of the calendar month immediately preceding the date of termination, the management fees earned by our manager during the second partial 12-month period will be annualized); and

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  the partnership agreement of our operating partnership requires our operating partnership to redeem:

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  all Class A Units held by our manager and its affiliates for an amount per Class A Unit equal to the fair market value per share of our common stock, payable, at our election, in cash or shares of our common stock, and

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  all Class B Units held by NRFC Holdco for an aggregate amount equal to            times the average annual incentive distributions that were paid or payable to NRFC Holdco with respect to the two 12-month periods ending as of the last day of the calendar month immediately preceding the date of termination (if two full 12-month periods have not elapsed under the term of the management agreement as of the last day of the calendar month immediately preceding the date of termination, the incentive distributions that were paid or payable to NRFC Holdco with respect to the second partial 12-month period will be annualized).

        For more information, see "Description of the Partnership Agreement."

        We may also terminate the management agreement at any time, including during the initial term, without payment of the termination fee, with 30 days' prior written notice from our board of directors to our manager, if any of the following events (any of such events being "cause") occur:

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  our manager's continued material breach of any provision of the management agreement (including the failure of our manager to use reasonable efforts to comply with our investment policy and guidelines) following a period of 30 days after written notice of such breach;

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  our manager's fraud, misappropriation of funds, or embezzlement against us;

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  our manager's gross negligence, bad faith, willful misconduct or reckless disregard in performance of its duties under the management agreement;

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  the occurrence of certain events with respect to the bankruptcy or insolvency of our manager, including, but not limited to, an order for relief in an involuntary bankruptcy case or our manager authorizing or filing a voluntary bankruptcy petition;

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  our manager is convicted (including a plea of nolo contendere) of a felony;

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  the dissolution of our manager (unless our board of directors, including at least a majority of our independent directors, have approved a successor to our manager and the management agreement has been assigned to such successor); and

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  upon a change of control of our manager (as defined in the management agreement) that results in the termination of employment of persons comprising a majority of our executive officers who are serving in such capacity prior to such change of control.

        Our manager may terminate the management agreement effective upon 60 days' prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant in the management agreement and the default continues for a period of 30 days after written notice to us specifying the default and requesting that the default be remedied in such 30-day period. In the event our manager terminates the management agreement due to our default in the performance or observance of any material term, condition or covenant in the management agreement, we will be required to pay our manager the termination fee as described above.

        Our manager may terminate the management agreement, without any payment by us of the termination fee, in the event that we become regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event.

        Our manager may generally only assign the management agreement with the written approval of a majority of our independent directors. However, our manager may assign to one or more of its affiliates the performance of any of its responsibilities under the management agreement without the approval of our independent directors so long as our manager remains liable for any such affiliates performance and such assignment does not require our approval under the Investment Advisers Act of 1940.

License to use the Name "NorthStar"

        Pursuant to the management agreement, our manager will grant us a non-transferable, non-assignable, non-exclusive royalty-free license to use the name "NorthStar" and all related trade names, trademarks, service marks, brands, logos, marketing materials and other related intellectual property it has the rights to use during the term of the management agreement. If we cease to retain our manager or one of its affiliates to perform management services for us, we will, promptly after receipt of written request from our manager, cease to conduct business under or use the name "NorthStar" and all related trade names, trademarks, service marks, brands, logos, marketing materials and other related intellectual property or any derivative thereof and we would be required to change our name and the names of any of our subsidiaries to a name that does not contain the name "NorthStar" or any other word or words that might, in the reasonable discretion of our manager, be susceptible of indication of some form of relationship between us and our manager or any its affiliates.

Management Fees, Quarterly Incentive Distributions Payable to the Holder of Class B Units and Reimbursement of Expenses

        We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our manager to conduct our operations. Expense reimbursements to our manager are made within 15 days following delivery of the expense statement by our manager.

Management Fee

        Under the management agreement, we pay our manager a management fee quarterly in arrears in an amount equal to one-fourth of the sum of (1)             % of the first $             million of our equity and (2)              % of our equity in excess of $             million. Our manager shall submit a quarterly invoice to us, accompanied by a computation of the management fee for the preceding quarter, within 30 days after the end of each calendar quarter.

        For purposes of calculating the management fee, equity, for any quarter, is the sum of (i) the net proceeds from any issuance of our common stock and preferred stock, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus (ii) our retained earnings at the end of the most recently completed quarter (as determined in accordance with GAAP without taking into account any depreciation and amortization, non-cash equity compensation expense incurred, or non-cash mark-to-market income or expenses, including from hedging instruments, earned or incurred, in current or prior periods), plus (iii) the then-current value of the partnership units (other than Class B Units) issued by our operating partnership and shares of our common stock issued by us as consideration for assets contributed to our operating partnership or to us, which aggregate amount will be reduced by any amount that we pay for repurchases of our common stock or cash redemptions of partnership units issued by our operating partnership; provided, that the foregoing calculation of equity will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as other non-cash charges after discussion between our manager and the independent directors and approval by a majority of the independent directors in the case of non-cash charges. For purposes of calculating the then-current value of each partnership unit (other than Class B Units) issued by our operating partnership as consideration for assets contributed to our operating partnership, each such partnership unit (other than Class B Units) will be valued at the then-current market value of a share of common stock based on the closing price of our common stock on the NYSE on the trading day immediately preceding the date of issuance of such partnership unit.

        The management fee will be payable within five business days after receipt of each such invoice.

Quarterly Incentive Distributions Payable to NRFC Holdco (Holder of Class B Units)

        In addition to the management fee, NRFC Holdco, an indirect subsidiary of NorthStar and an affiliate of our manager, as the current holder of all outstanding Class B Units in our operating partnership, will be entitled to any and all benefits to which the holders of the Class B Units are entitled under the partnership agreement of our operating partnership, including, without limitation, the right to receive quarterly incentive distributions, if such distributions are earned. See "Description of the Partnership Agreement" for more information.

Reimbursement of Expenses

        We will also pay all of our direct operating expenses, except those specifically required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

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  expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

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  costs of legal, regulatory, compliance, tax, accounting, consulting, auditing and administrative fees and expenses and fees and expenses for other similar services rendered to us by third-party service providers retained by our manager, or if provided by employees of our manger or its affiliates, fees and expenses which are no greater than those which would payable to a third-party pursuant to agreements negotiated on an arm's length basis;

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  the compensation and expenses of our directors (excluding those directors who are officers of our manager or NorthStar) and the cost of liability insurance to indemnify our directors and officers;

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  the costs associated with the establishment and maintenance of any credit facilities and our other indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any securities offerings by us;

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  expenses connected with the payment of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

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  expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

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  compensation and expenses of our transfer agent and registrar and, if applicable, exchange listing fees;

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  the costs of printing and mailing proxies, reports and other materials to our stockholders;

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  costs associated with any purchased computer software or hardware, electronic equipment, or analytical information technology services from third-party vendors that is used solely by us;

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  expenses incurred by directors, officers, employees or other agents of our manager and its affiliates for travel solely on our behalf and other out-of-pocket costs and expenses incurred by directors, officers, employees or other agents of our manager and its affiliates in connection with our business and operations, including costs and expenses related to acquiring, owning, protecting, maintaining, developing and disposing of investments (including due diligence expenses, costs of appraisals, construction and development costs, accounting fees, legal fees, closing and other similar costs and expenses);

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  costs and expenses incurred with respect to market information systems and publications, research publications and materials;

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  all taxes and license fees;

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  all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our manager elects to carry for itself and its and its affiliates' employees;

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  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary of ours, or against any trustee, director or officer of ours or of any subsidiary of ours in his capacity as such for which we or any subsidiary of ours is required to indemnify such trustee, director or officer by any court or governmental agency;

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  costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency;

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  our pro rata portion of the rent, utilities and other general overhead expenses of our manager and its affiliates required for our operations;

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  expenses relating to any offices or office facilities, including disaster backup recovery sites and facilities, maintained for us separate from offices of our manager; and

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  all other expenses actually incurred by our manager (except as described below) which are reasonably necessary for our manager to perform its duties under the management agreement.

        Notwithstanding the foregoing, our manager is not entitled to be reimbursed by us for wages, salaries and benefits of the officers and employees of our manager and its affiliates. We will pay or reimburse our manager or its affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis. The provisions of the management agreement regarding expense reimbursement will survive the expiration or earlier termination of the management agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Conflicts of Interest with Our Manager and Its Affiliates

        We are subject to conflicts of interest relating to NorthStar and its affiliates, including our manager, because, among other things:

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  NorthStar and its affiliates, including our manager, engage in other business activities and expect to continue to do so. These activities may require the officers and employees of our manager and its affiliates who provide services to us to devote a portion of their professional time and efforts to other matters that do not relate to or benefit our business, and, subject to NorthStar's agreement to direct Messrs. Tomasso, O'Brien and Sweet to devote substantially all of their professional time and efforts to the operation of our business and affairs, we compete with NorthStar and its affiliates for access to these individuals.

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  Although NorthStar has agreed to make available to us, through our manager, all opportunities to acquire equity interests in senior housing properties, NorthStar may invest in other healthcare related properties and may purchase debt instruments that are secured by interests in senior housing properties.

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  Upon termination of our management agreement, under certain circumstances, we will be required to pay our manager a termination fee equal to                  times the sum of the average annual amount of the management fees earned by our manager, even if the termination results from the unanimous vote of the independent members of our board of directors or the vote of the holders of a majority of our issued and outstanding shares of our common stock based upon unsatisfactory performance by our manager of its duties and obligations under the management agreement. Our operating partnership would also be required to redeem the Class A Units held by NorthStar and its affiliates (other than us and our subsidiaries) and the Class B Units held by NRFC Holdco. This makes the termination of our management agreement difficult and costly.

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  Our manager's liability is limited under the management agreement, and we have agreed to indemnify our manager and its affiliates, including NorthStar, with respect to all liabilities, judgments, costs, charges, losses, expenses and claims, including attorneys' fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

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  The incentive distributions payable to NRFC Holdco in respect of the Class B Units of our operating partnership, which are payable quarterly and are based upon our achievement of specified levels of funds from operations, may lead our manager to place undue emphasis on the maximization of funds from operation in the short term at the expense of other criteria, such as the preservation of capital, maintaining sufficient liquidity and/or avoiding excess credit risk or interest rate risk in order to achieve higher incentive compensation.

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  Our manager's base management fee is based on the amount of our equity (as defined in the management agreement), and is payable regardless of our operating performance.

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  Our manager is responsible for conducting our day-to-day business even though it owes no fiduciary duties to our stockholders.

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  Our board of directors has approved broad investment guidelines for our manager and will not approve each investment decision made by our manager.

Resolution of Potential Conflicts of Interest with Our Manager and its Affiliates

        Our code of business conduct and ethics is expected to contain a conflicts of interest policy that prohibits our directors and officers, as well as employees of our manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us, absent approval by our board of directors or except as expressly provided in the management agreement between us and our manager. We will not engage in any conflict transaction absent approval by our board of directors or as expressly permitted in the management agreement.

        Although NorthStar has agreed to make available to us, through our manager, all opportunities to acquire equity interests in senior housing properties, NorthStar may invest in other healthcare related properties and may purchase debt instruments that are secured by interests in senior housing properties.

MANAGEMENT

Directors and Executive Officers

        Currently, David Hamamoto, our Chairman and Chief Executive Officer and NorthStar's Chairman and Chief Executive Officer, serves as our sole director. Upon completion of this offering, our board of directors will consist of seven members, a majority of whom are expected to be "independent" within the meaning of the NYSE listing standards. Pursuant to our organizational documents, each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

        Certain information regarding our executive officers, directors and persons who have agreed to become directors upon the consummation of this offering is set forth in the following table:

Name	Age	Position
David Hamamoto	50	Chairman and Chief Executive Officer, Director
Donald C. Tomasso	64	President
Andrew Richardson	43	Executive Vice President, Chief Financial Officer and Treasurer
Timothy P. O'Brien	41	Executive Vice President and Chief Investment Officer
Robert A. Sweet	34	Executive Vice President and Head of Asset Management
Albert Tylis	36	Executive Vice President, General Counsel and Secretary
Edward P. Nordberg, Jr.	49	Director Nominee Director Nominee* Director Nominee* Director Nominee* Director Nominee*

*
Independent within the meaning of the NYSE listing standards.

Biographical Information

        The following are biographical summaries of the experience of our executive officers and directors.

Executive Officers

        David Hamamoto.    Mr. Hamamoto has been our Chairman and Chief Executive Officer since the formation of our company on October 29, 2009. Mr. Hamamoto has also been NorthStar's Chairman since October 2007 and one of its directors, its President and Chief Executive Officer since October 2004. Mr. Hamamoto co-founded NorthStar Capital Investment Corp. in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto currently serves as Chairman of the Board of Directors of Morgans Hotel Group Co., a public global hotel management and ownership company focused on the boutique sector. Mr. Hamamoto received a B.S. from Stanford University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

        Donald C. Tomasso.    Mr. Tomasso has been our President since the formation of our company on October 29, 2009 and has served as Executive Vice Chairman of NorthStar Healthcare, LLC since

2006. Mr. Tomasso focuses on assessing the operational and management capabilities of new operating partners for NorthStar Healthcare, LLC, as well as assisting existing operating partners with strategic, operational, and financial improvement initiatives. From 2001 to 2004 Mr. Tomasso was a member of the Board of Directors of Medical Office Properties, a private REIT focused on the acquisition and development of senior housing and medical office buildings. Since 2000 he has been Chairman and co-owner of Metro Offices, Inc., a provider of workplace real estate solutions for entrepreneurs. From 2001 to 2006 Mr. Tomasso was a board member of MQ Associates, Inc., the parent of MedQuest, Inc., a diagnostic imaging company previously controlled by CCMP Capital Partners, LLC (formerly JP Morgan Partners). During 2005 Mr. Tomasso assumed the role Interim Chairman and CEO of MQ Associates prior to its sale. From 1991 to 1998, Mr. Tomasso was President of Manor Care Health Services, Inc. (NYSE: HCR), one of the country's largest providers of skilled nursing care, assisted living facilities, memory care facilities and senior support, and ancillary services. Prior to 1991, Mr. Tomasso held a number of executive management and real estate-related positions at the Marriott Corporation (NYSE: MAR), a global leader in the hospitality real estate sector. Mr. Tomasso earned his B.S. in Commerce and Engineering, his M.S. in Environmental Engineering and an M.B.A. in Finance, all from Drexel University.

        Andrew Richardson.    Mr. Richardson has been our Executive Vice President, Chief Financial Officer and Treasurer since the formation of our company on October 29, 2009. Mr. Richardson has also been NorthStar's Executive Vice President, Chief Financial Officer, and Treasurer since April 2006. From March 2000 to March 2006, Mr. Richardson was Head of the Capital Markets Group for iStar Financial Inc., most recently as executive vice president. While at iStar Financial, Mr. Richardson was responsible for its capital raising activities, investor relations functions and had an integral role in expanding iStar's shareholder and lender constituencies. Mr. Richardson joined iStar Financial from Salomon Smith Barney, where from 1995 to 2000 he was an investment banker in the Global Mergers and Acquisitions and Real Estate and Lodging Groups, most recently serving as a vice president providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Prior to joining Salomon Smith Barney, from 1988 to 1993 Mr. Richardson worked for Ernst & Young LLP and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

        Timothy P. O'Brien, CFA.    Mr. O'Brien has been our Executive Vice President and Chief Investment Officer since the formation of our company on October 29, 2009 and has served as Executive Vice President and Chief Investment Officer of NorthStar Healthcare, LLC since 2006. Mr. O'Brien is the principal officer involved in the sourcing, structuring and financing of our investments. Prior to joining Wakefield Capital Management, Inc. in 2006, Mr. O'Brien served as a Senior Vice President in the real estate investment banking practice of Friedman, Billings, Ramsey & Co., Inc. from 2002 until July 2006, and prior thereto was an associate in real estate investment banking and equity research at Bear, Stearns & Co. Inc. from 2000 to 2002. Prior to 2000, Mr. O'Brien was Portfolio Manager with a Lazard Frères Real Estate Investors, LLC, and an associate in the real estate investment banking practice of Morgan Keegan & Company, Inc. Prior to pursuing his graduate studies, Mr. O'Brien was a management consultant focusing on distressed industrial companies and providing operational consulting to financial services companies. Mr. O'Brien received his M.B.A. from the UNC-Chapel Hill and his B.A. from Randolph-Macon College.

        Robert A. Sweet.    Mr. Sweet has been our Executive Vice President and Head of Asset Management since the formation of our company on October 29, 2009 and has served as Senior Vice President of NorthStar Healthcare, LLC and the principal officer involved in directing the asset management activities of the portfolio since 2006. From 2004 to 2006, Mr. Sweet has served as the Senior Vice President of Acquisitions & Asset Management for Chain Bridge Capital LLC, a predecessor to NS Healthcare. Mr. Sweet served as the Portfolio Manager of MedOffice from 2002 through April 2004. Mr. Sweet rejoined MedOffice in April 2002 after serving as an Asset Manager and Acquisitions Analyst with LaSalle Investment Management's Medical Office Fund from 2000 to 2002. Between 1999 and 2000, Mr. Sweet served as an Investment Analyst at MedOffice after beginning his real estate career in 1998 as an Acquisitions Analyst at Urdang and Associates Real Estate Advisors, a pension fund real estate advisor. Mr. Sweet received a B.B.A. in real estate and urban land economics from the University of Wisconsin at Madison.

        Albert Tylis.    Mr. Tylis has been our Executive Vice President, General Counsel and Secretary since the formation of our company on October 29, 2009 and is the Executive Vice President, Chief Operating Officer, General Counsel and Secretary of NorthStar. Prior to joining NorthStar in August 2005, from February 2005 through August 2005 Mr. Tylis was the Director of Corporate Finance and General Counsel of ASA Institute. From 1999 through February 2005, Mr. Tylis was an a senior attorney at the law firm of Bryan Cave LLP, where he was a member of the Corporate Finance and Securities Group, the Transactions Group, the Banking, Business and Public Finance Group, and supported the firm's Real Estate Group. Mr. Tylis graduated from the University of Massachusetts at Amherst and holds a J.D. from Suffolk University Law School.

Director Nominees

        Edward P. Nordberg, Jr.    Mr. Nordberg is the majority owner and managing member of Chain Bridge. Mr. Nordberg co-founded NS Healthcare in April 2006 and serves as its Chief Executive Officer. He has an extensive background in the healthcare real estate and finance industry. Since 2004, Mr. Nordberg has been the managing member of Chain Bridge and from October 1998 to April 2004 was Chief Executive Officer of Medical Office Properties, Inc., both of which are or were engaged in the business of investing in healthcare-related real estate. Medical Office Properties was sold to CNL Retirement, Inc. in April 2004 for $256.5 million. In 1993, Mr. Nordberg co-founded HealthCare Financial Partners (formerly NYSE: HCF), a commercial finance company that specialized in lending to healthcare companies, and served as Executive Vice President, Chief Financial Officer and a director of HealthCare Financial Partners until its sale to Heller Financial, Inc. (now part of GE Capital) in July 1999 for $750 million. Prior to 1993, Mr. Nordberg was a practicing attorney with Williams & Connolly in Washington, DC. Mr. Nordberg received his B.A. from Washington College, his M.B.A. from Loyola College and his J.D. from Georgetown University Law Center.

Promoter

        We consider NorthStar to be our promoter, which means it has taken initiative in funding and organizing our business.

Corporate Governance—Board of Directors

        Our day-to-day business is managed by our manager, subject to the supervision and oversight of our board of directors, which will establish investment guidelines for our manager to follow in its day-to-day management of our business. A majority of our board of directors will be "independent," as determined by the requirements of the NYSE. Our directors will keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our officers or the officers of our manager.

Board Committees

        Upon the completion of this offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the NYSE. Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

        The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditors, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that U.S. federal securities laws require to be included in our annual proxy statement. We expect that             will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC, and            and            will serve as members of this committee.

Compensation Committee

        The compensation committee will evaluate the performance of our officers, evaluate the performance of our manager, review the compensation and fees payable to our manager under our management agreement and administer the issuance of any LTIP Units and other stock-based awards issued to participants in our incentive plans. We expect that            will chair our compensation committee and            and            will serve as members of this committee.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, designate a lead independent director, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and U.S. federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management; evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. We expect that            will chair our nominating and corporate governance committee and            and            will serve as members of this committee.

Code of Ethics

        Our board of directors will established a code of business conduct and ethics that applies to our officers, directors and employees and to our manager's officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or directors will be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

        Our charter includes provisions permitted by Maryland law that limit or eliminate the personal liability of our directors to us or our stockholders for money damages.

        Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Maryland law. In addition, we intend to enter into indemnification agreements with each of our current directors and executive officers that may be broader than the specific indemnification provisions in the MGCL. We also maintain director and officer liability insurance under which our directors and officers are insured, subject to the limits of the insurance policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

        For more detail on these provisions, please see "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

        We intend to compensate our outside directors using a mix of a quarterly cash retainer, cash meeting fees and equity grants under our individual incentive plan. An annual cash retainer of $        will be paid to our outside directors quarterly. Outside directors participating in board of directors meetings will receive a fee of $        per meeting, paid in cash. For attendance at committee meetings, outside directors will receive a fee of $        per meeting, paid in cash. Outside directors will, at each annual meeting of our stockholders, be granted under our individual incentive plan shares of our common stock with a value equal to $        on the date of grant, which will be fully vested on the grant date. Chairs of our committees will receive an annual cash fee for service as a committee chair, as follows: audit committee, $        ; compensation committee, $        ; and nominating and governance committee, $            . Our lead independent director will receive an additional annual cash fee in the amount of $            for service as our lead independent director. Because we did not have a board of directors in 2008, no compensation was paid to any director in 2008. The individual incentive plan also provides for an initial automatic grant upon the consummation of this offering to our outside directors or, for such directors elected after the offering, upon attending their first board meeting, of a number of shares of restricted common stock having a value of approximately $            , each based on the fair market value of our common stock on the date of grant. These grants will vest on the one-year anniversary of the date of grant.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation and governance committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation and governance committee. See "Management—Directors and Executive Officers."

Executive Compensation

        Because our management agreement provides that our manager is responsible for managing our affairs, we have not paid, and we do not intend to pay, any annual cash compensation to our executive officers who are employees of our manager for their services as executive officers. We pay our manager a management fee, and our manager uses the proceeds from the management fee in part to pay compensation to its officers and employees. These executive officers will be compensated by our manager or its affiliates for services rendered to us and to other entities for which the manager or its affiliates performed similar services.

        Our manager has informed us that, because the services performed by these executive officers or employees in their capacities as such are not performed exclusively for us it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our manager that relates solely to their services to us.

2010 Incentive Plans

        We expect our board will adopt our 2010 Incentive Plan for Individuals and our 2010 Incentive Plan for Entities, referred to collectively in this prospectus as the incentive plans, to provide incentives to attract and retain the highest qualified directors, officers, employees, advisors, consultants and other personnel. The plans are substantially similar. Our manager's directors, officers, employees and affiliates who provide services to us and our officers, directors, employees, consultants and advisors who are natural persons are eligible to receive awards under the individual incentive plan. Our manager, consultants and advisors who are not natural persons are eligible to receive awards under the entity incentive plan.

        The incentive plans will initially be administered by our full board. Once it has been formed, we expect the compensation committee to administer our incentive plans. The incentive plans each have a term of ten years from the date of adoption.

        Initially, the incentive plans will provide for the issuance of combined total of shares of common stock and LTIP Units, as described below, representing        % of the number of shares of common stock outstanding after this offering, or approximately            shares (based on the assumed sale by us of            shares of common stock in this offering and further assuming no exercise of the underwriters' over-allotment option). In each subsequent calendar year, the combined number of shares of common stock and LTIP Units issuable under both incentive plans will be increased by an amount equal to        % of the difference, if any (but not less than zero) between (i) the number of shares of common stock that are outstanding as of the last day of such calendar year and (ii) the number of shares of common stock that are outstanding as of the last day of the immediately preceding calendar year.

        Upon the occurrence of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting our common stock, the board or the compensation committee, as the case may be, shall make appropriate equitable adjustments, which may include, without limitation, adjustments to: (i) the aggregate number of shares of common stock reserved for issuance under the incentive plans, (ii) the kind, number and exercise price of outstanding stock options and stock appreciation rights granted under the incentive plans, and (iii) the kind, number and purchase price of shares of common stock subject to outstanding awards of restricted stock granted under the incentive plans, in each case as may be determined by the board or the compensation committee, as the case may be, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the board or the compensation committee, as the case may be, in its sole discretion. In connection with any of the events described in this paragraph, the board or the compensation committee, as the case may be, may provide, in its sole discretion, for the cancellation of any outstanding awards in exchange for payment in cash or other property equal to the fair market value of the common stock covered by such awards, reduced by the option or exercise price, if any.

        We may issue incentive stock options or non-qualified stock options under the incentive plans. The incentive stock options granted under the stock incentive plan for individuals are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The exercise price of each stock option granted under the incentive plans will be determined by the board or the compensation committee, as the case may be, and must be at least equal to the fair market value of a share of common stock on the date the stock option is granted. In the case of an incentive stock option granted to any 10% stockholder, the exercise price may not be less than 110% of the fair market value per share on the date the stock option is granted.

        Stock appreciation rights may be granted under the incentive plans either alone or in conjunction with all or part of any stock option granted under the incentive plans. A stock appreciation right granted under the incentive plans entitles its holder to receive per share, at the time of exercise, an amount in cash or stock (or a combination of cash and stock) equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the compensation committee, with the board or the compensation committee, as the case may be, determining the form of payment.

        Restricted stock may be granted under the incentive plans. The board or the compensation committee, as the case may be, will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted stock. Participants with restricted stock generally have all of the rights of a stockholder, including the right to receive distribution, when declared by our board of directors and paid by us to our stockholders. If the performance goals or other restrictions are not attained, the participant will forfeit his or her shares of restricted stock.

        Other equity-based awards under the stock incentive plan will include grants of units of limited partnership interest in our operating partnership, which we refer to as LTIP Units. Each LTIP Unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under our incentive plans. Each LTIP Unit award will reduce the amount of our shares of common stock available for other equity awards on a one-for-one basis. The board or the compensation committee, as the case may be, will determine the terms of LTIP Units to be awarded, including the performance period and performance goals, if any, with respect to the grant of LTIP Units. If the performance goals or other restrictions are not attained, the participant will forfeit his or her LTIP Units.

        LTIP Units, whether vested or not, will receive the same quarterly per unit distributions as Class A Units, which equal per share dividends on our common stock. Initially, LTIP Units will not have full parity with Class A Units with respect to liquidating distributions. Upon the occurrence of specified events LTIP Units may over time achieve full parity with Class A Units for all purposes, and therefore accrete to an economic value for participants equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP Units may be converted into an equal number of Class A Units of our operating partnership at any time, and thereafter enjoy all the rights of Class A Units of our operating partnership. Holders of Class A Units may redeem their Class A Units for cash or, at our election, an equivalent number of shares of our common stock, at any time. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP Units will be less than the value of an equal number of shares of our common stock.

        The individual incentive plan provides for automatic annual grants of common stock to each of our outside directors of a number of shares having a value of approximately $            , on the first business day following each annual meeting of our stockholders. The individual incentive plan also provides for an initial automatic grant upon the consummation of this offering to our outside directors or, for such directors elected after the offering, upon attending their first board meeting, of a number of shares of restricted common stock having a value of approximately $            , each based on the fair market value of our common stock on the date of grant. The annual grants will be fully vested on the date of grant, and the initial grants will vest on the one-year anniversary of the date of grant.

        In the event of a change in control (as defined in the incentive plans), unless otherwise determined by the board or the compensation committee, as the case may be, prior to the occurrence of such change in control, or unless otherwise provided in an award agreement, such awards shall become fully vested and exercisable and all forfeiture provisions, if any, pertaining to such awards, shall lapse as of the date of the change in control.

        The terms of the incentive plans provide that the board of directors may amend, alter or terminate the incentive plans at any time, but stockholder approval of any such action will be obtained if required to comply with applicable law. Further, no action may be taken that adversely affects any rights under outstanding awards without the holder's consent.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Restructuring Transaction

        Pursuant to the redemption agreement, NS Healthcare paid Chain Bridge $2.0 million upon the execution of the agreement. In March 2010, NS Healthcare distributed all of the membership interests in CBC-Winter Park, the owner of the Golden Pond facility located in Winter Garden, Florida. The redemption agreement also requires NS Healthcare or us to purchase Midwest Holdings' majority membership interest in Midwest TRS for $1.0 million, which we expect to occur prior to completion of this offering.

        Prior to the execution of the redemption agreement, Messrs. Tomasso, O'Brien and Sweet, each of whom serves as an executive officer of our company and our manager, had ownership interests in Chain Bridge, Midwest Holdings and Wakefield Capital Management. In December 2009, Chain Bridge cancelled the promissory notes totaling approximately $    •     million. These notes had a fixed annual interest of [5]%. Chain Bridge also redeemed the membership interest in Chain Bridge and Midwest Holdings and the stock in Wakefield Capital Management held by Messrs. Tomasso, O'Brien and Sweet for no additional consideration. Chain Bridge also repaid in full Mr. Sweet's initial cash contribution, without interest, in the amount of $    •    .

        Mr. Nordberg, who will join our board of directors upon completion of this offering, serves as the managing member and majority owner of Chain Bridge and the Chief Executive Officer and majority owner of Midwest Holdings. As a result of his continuing ownership interest in these entities, Mr. Nordberg will be entitled to an allocable portion of the consideration given or to be given by NS Healthcare or us to Chain Bridge and Midwest Holdings pursuant to the redemption agreement. We have no control over how Chain Bridge and Midwest Holdings will allocate or distribute this consideration among its owners.

Management Agreement

        Upon completion of this offering, we will enter into a management agreement with our manager, pursuant to which our manager will provide for the day-to-day management of our operations. The management agreement will require our manager to manage our business affairs in conformity with the policies and the investment guidelines that will be approved and monitored by our board of directors. All of our officers also serve as officers, employees and/or directors of our manager or one of its affiliates. As a result, the management agreement between us and our manager will be negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        Upon completion of this offering, our manager will enter into a services agreement with NRFC Sub-REIT, the primary operating subsidiary of NorthStar pursuant to which NRFC Sub-REIT will agree to provide to our manager, without any additional consideration, the personnel, services and resources as needed by our manager to enable our manager to carry out its obligations and responsibilities under the management agreement. We are a named third-party beneficiary to the services agreement.

        Pursuant to the management agreement, our manager will grant us a non-transferable, non-assignable, non-exclusive royalty-free license to use the name "NorthStar" and all related trade names, trademarks, service marks, brands, logos, marketing materials and other related intellectual property during the term of the management agreement. If we cease to retain our manager or one of its affiliates to perform management services for us, we will, promptly after receipt of written request from our manager, cease to conduct business under or use the name "NorthStar" and all related trade names, trademarks, service marks, brands, logos, marketing materials and other related intellectual property or any derivative thereof and we would be required to change our name and the names of any of our subsidiaries to a name that does not contain the name "NorthStar" or any other word or words that might, in the reasonable discretion of our manager, be susceptible of indication of some form of relationship between us and our manager or any its affiliates.

Services Agreement

        Our manager will enter into a services agreement with NRFC Sub-REIT pursuant to which NorthStar will agree to provide, without any additional consideration, the services and operational support to our manager that our manager requires in order to satisfy its obligations to us under the management agreement. We will be a named third-party beneficiary under the services agreement, and, as a result, will have, as a non-exclusive remedy, a direct right of action against NRFC Sub-REIT in the event of any breach by our manager of any of its duties, obligations or agreements under the management agreement that arise out of or result from any breach by NRFC Sub-REIT of its obligations under the services agreement. The services agreement will terminate upon the termination of the management agreement.

LTIP Grants

        Upon completion of this offering, our manager will receive        LTIP Units in accordance with our entity incentive plan (representing approximately        % of our shares of common stock outstanding on a fully diluted basis as of the closing date of this offering based on the assumed sale by us of         shares of our common stock in this offering). These LTIP Units will vest ratably in quarterly installments over a three-year vesting period beginning on the date of grant.

Class B Units

        Upon completion of this offering, our operating partnership will issue        Class B Units to NRFC Holdco, which will entitle NRFC Holdco to receive quarterly incentive distributions from our operating partnership if certain performance criteria are satisfied.

Registration Rights Agreement

        Upon completion of this offering, we will enter into a registration rights agreement with NRFC Holdco. Pursuant to this agreement, and after the lock-up agreement pertaining to this offering expires, NRFC Holdco will have the right to demand that we register under the Securities Act for resale all or a portion of the approximately        shares of our common stock held by NRFC Holdco. Registration of these shares of our common stock would facilitate their sale into the public market. If any or all of these holders cause a large number of their shares to be sold in the public market, such sales could reduce the trading price of our common stock and could impede our ability to raise future capital. We will be responsible for all of the fees and expenses incurred in connection with such registration.

        Upon completion of this offering and the formation transactions, NS Healthcare will be converted into our operating partnership. Our operating partnership's partnership agreement provides that:

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  Within 30 days of the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities under the Securities Act, we will file with the SEC a shelf registration statement under the Securities covering (1) the issuance of our shares of common stock issuable upon redemption of the Class A Units and/or (2) the resale by the holder of our shares of common stock issued with respect to redemption of Class A Units that were issued prior to the Form S-3 eligible date; provided, however, that we will be required to file only two such registrations in any twelve-month period.

  •
  In addition, within 30 days after the termination or non-renewal of the management agreement that triggers the mandatory redemption of the Class B Units held by NRFC Holdco, we will be required to file a registration statement on Form S-3 or any other form then available to us to register under the Securities Act the resale of any shares of common stock issuable by us upon the redemption of the Class A Units held by NorthStar and its affiliates, including any Class A Units issued to NRFC Holdco to redeem its Class B Units.

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our directors and executive officers. The indemnification agreements will require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Statement of Policy Regarding Transactions with Related Parties

        Shortly after the completion of this offering, our board of directors will adopt a code of business conduct and ethics which will contain a written policy regarding transactions with related parties that will require that a related party within the meaning of paragraph (a) of Item 404 of Regulation S-K to promptly disclose to our general counsel any related party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such related party had or will have a direct or indirect material interest and all material facts with respect thereto. Our general counsel will then communicate that information to our board of directors. No related party transaction will be consummated without the approval of the board of directors or a committee thereof or except as expressly provided in the management agreement between us and our manager. However, it will be our policy that directors interested in a related party transaction will recuse themselves from any vote of a related party transaction in which they have an interest.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of March         , 2010 and before giving effect to our formation transactions and this offering, certain information with respect to our shares of common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding shares of common stock and all of our executive officers, directors and director nominees, individually and as a group. In accordance with SEC rules, each listed person's beneficial ownership includes:

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  all shares the investor actually owns beneficially or of record;

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  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and

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  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        The address for each of our executive officers, directors and director nominees and NRFC Holdco is c/o NorthStar Healthcare Investors, Inc., 399 Park Avenue, 18th Floor, New York, New York 10022. No shares beneficially owned by any executive officer, director or director nominee have been pledged as a security.

Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent
5% Stockholders:
NRFC Healthcare Holding Company, LLC(1)	10,000	100%
Directors, Director Nominees and Executive Officers:
David Hamamoto	—	—
Donald C. Tomasso	—	—
Andrew Richardson	—	—
Timothy P. O'Brien	—	—
Robert A. Sweet	—	—
Albert Tylis	—	—
Edward P. Nordberg, Jr.	—	—
All directors, director nominees and executive officers as a group ( persons)	—	—

*
Represents less than 1.0% of common stock outstanding upon closing of this offering.

(1)
NRFC Healthcare Holding Company, LLC is controlled by NorthStar. NorthStar exercises investment and voting power over the shares of common stock owned of record by NRFC Healthcare Holding Company, LLC.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms of our stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. Upon the completion of this offering,        shares of our common stock will be issued and outstanding (        shares if the underwriters' over-allotment option is exercised in full) and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Common Stock

        Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of our company.

        Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, shares of our common stock will have equal dividend, liquidation and other rights.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

        Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series or preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date of this prospectus, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

        Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Because our board of directors believes it is at present essential for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock (the "Ownership Limit"), except that NorthStar, NRFC Sub-REIT and, if certain conditions are met, their respective subsidiaries may own up to        % of our common stock so long as NorthStar and NRFC Sub-REIT continue to qualify as REITs for federal income tax purposes.

        Our charter also prohibits any person from (1) beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise cause us to fail to qualify as a REIT, (2) transferring shares of our capital stock to the extent that such transfer would result in our capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (3) beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code or (4) beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would cause us to fail to qualify as a REIT under the Code, including as a result of any operators that manage qualified health care properties for our TRSs failing to qualify as an "eligible independent contractor" under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. We are not aware of any published guidance as to what constitutes "immediate notice." We believe that the immediate notice requirement would require a party that acquires or intends to acquire shares of our capital stock in violation of the foregoing transfer and ownership restrictions to notify us as soon as reasonably practicable after becoming aware of the acquisition of or the intent to acquire shares in violation of such restrictions. Based on the facts and circumstances, this could require a party to notify us on the same day it becomes aware of the acquisition of or the intent to acquire shares of our capital stock in violation of the transfer and ownership restrictions set forth in our charter. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our board of directors any such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

        Any attempted transfer of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and the automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares of our stock held in the trust discussed above. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

        All certificates representing shares of our capital stock will bear a legend referring to the restriction described above.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or change of control of us that might involve a premium price for holders of our common stock or might otherwise be in the interest of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is expected to be American Stock Transfer Company, New York, New York.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Directors

        Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number permitted under the MGCL and, unless our bylaws are amended, not more than fifteen and may be increased or decreased pursuant to our bylaws by a vote of the majority of our directors. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL (which we expect will be upon the completion of this offering) and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Pursuant to our charter, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Directors are elected by a plurality of the votes cast.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

        As permitted by the MGCL, our board of directors has adopted a resolution that the business combination provisions of the MGCL will not apply to us. However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

        The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

        Title 3, Subtitle 8 of the MGCL permits Maryland corporations that are subject to the Exchange Act and have at least three independent directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject to certain corporate governance provisions, even if it may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner may only be altered in the same manner. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding any contrary provisions in the charter or bylaws:

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  provide that a special meeting of the stockholders will be called at the request of stockholders only if requested by stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

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  reserve for itself the right to fix the number of directors;

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  provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

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  provide that any vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a majority requirement for the calling of a special meeting of the stockholders.

        A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. Our charter provides that, at such time as we become eligible (which we expect will be upon the consummation of this offering), vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office for the full term of the class of directors in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8 of the MGCL, we already (1) require a two-thirds vote for the removal of any director from our board of directors; (2) vest in our board the exclusive power to fix the number of directorships; and (3) require, unless called by our Chairman, our President, our Chief Executive Officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting.

Charter Amendments and Extraordinary Transactions

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter's provisions regarding the number of directors, indemnification of our directors and officers, classification or reclassification of shares of our stock, removal of directors and restrictions on ownership and transfer of our stock may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation's subsidiaries, as in our situation, this may mean that one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

Bylaw Amendments

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by our stockholders may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of the individual so nominated or such other business and has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of the individual so nominated and has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, provisions that vacancies on our board of directors may be filled only by the remaining directors, for the full term of the class of directors in which the vacancy occurred, the power of our board to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors' and Officers' Liability

        Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the Maryland law, as amended from time to time.

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

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  any present or former director or officer of our company and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

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  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

        Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

 DESCRIPTION OF THE PARTNERSHIP AGREEMENT

General

        Upon completion of this offering and in connection with our formation transactions, we will cause NS Healthcare to become our operating partnership by converting NS Healthcare into a Delaware limited partnership and changing its name to NRH Healthcare Partners, LP. In connection with the conversion, we will become the sole general partner and the sole Class A limited partner of our operating partnership.

Term

        The term of the operating partnership will continue in full force and effect until dissolved upon the first to occur of any of the following events:

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  the bankruptcy, dissolution, death, removal or withdrawal of the general partner (unless the limited partners elect to continue our operating partnership);

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  the sale or other disposition of all or substantially all the assets of our operating partnership;

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  or the election by the general partner that our operating partnership should be dissolved.

Management

        Except as otherwise expressly provided in the partnership agreement, as the sole general partner, we will have full, complete and exclusive discretion to manage and control the business of the operating partnership, and will make all decisions affecting the business and assets of the operating partnership. Subject to the restrictions specifically contained in the partnership agreement, our power as the general partner will include, without limitation, the authority to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancing, selection of tenants, a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners will have no power to remove the general partner, with or without cause.

        The partnership agreement requires that our operating partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for federal income tax purposes, avoid any federal income tax or excise tax liability (other than any federal income tax liability associated with our retained capital gains) and ensure that our operating partnership will not be classified as a "publicly-traded partnership" for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

        The general partner may delegate any or all of its powers, rights and obligations under the partnership agreement, and may appoint, employ, contract or otherwise deal with any person for the transaction of the business of the operating partnership, which person may, under supervision of the general partner, perform any acts or services for the operating partnership as the general partner may approve.

Conflicts Resulting from Fiduciary Duties Owed to the Limited Partners of Our Operating Partnership

        Our directors and executive officers may have conflicting duties because, in their capacities as our directors and executive officers, they have a duty to us, while at the same time, in our capacity as the sole general partner of our operating partnership, they have a fiduciary duty to the limited partners of our operating partnership, including NRFC Holdco, an affiliate of our manager and the sole Class B limited partner of our operating partnership. Conflicts may arise when our interests and the interests of the limited partners of our operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of a property or the repayment of indebtedness. The partnership agreement of our operating partnership provides that in the event of a conflict of interest between our stockholders and the limited partners of our operating partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either us or the limited partners of our operating partnership, and, if we, in our sole discretion as general partner of the operating partnership, determine that a conflict cannot be resolved in a manner not adverse to either us or the limited partners of our operating partnership, the conflict will be resolved in favor of us.

Additional Capital Contributions

        In connection with any and all issuances of our shares of common stock, we will make capital contributions to the operating partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by us are less than the gross proceeds of such issuance as a result of any underwriter's discount, commissions, placement fees or other expenses paid or incurred in connection with such issuance, then we shall make a capital contribution of such net proceeds to the operating partnership but will receive additional Class A Units with a value equal to the aggregate amount of the gross proceeds of such issuance. Upon any such capital contribution by us, our capital account will be increased by the actual amount our capital contribution.

        We are authorized to cause our operating partnership to issue additional Class A Units for less than fair market value if we conclude in good faith that such issuance is in the best interests of us and our operating partnership. Our operating partnership may issue preferred partnership units to us if we issue shares of preferred stock and contribute the net proceeds from the issuance thereof to our operating partnership or in connection with acquisitions of property or otherwise, which could have priority over the Class A Units with respect to distributions from our operating partnership, including the Class A Units owned by us.

        If our operating partnership requires additional funds at any time in excess of capital contributions made by us, or from borrowings, we may (i) cause the operating partnership to obtain such funds from outside borrowings, or (ii) elect for us or for any of our affiliates to provide such additional funds to the operating partnership through loans or otherwise.

Distributions

        The operating partnership will distribute cash quarterly and at such other times and in such amounts as are determined by us in our sole and absolute discretion. Cash will be distributed to us and the holders of the Class A Units in proportion to their respective Class A Units; provided, however, in the event the "quarterly hurdle" (as defined below) is satisfied, cash will be distributed as follows:

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  First, 100% to NRFC Holdco until it has received aggregate distributions for such quarter in an amount equal to the product of (1)           % of the dollar amount by which (A) funds from operations (as defined below) for such quarter per share of our common stock (based on the weighted average number of our commons shares outstanding for such quarter) exceeds (B) the quarterly hurdle, multiplied by (2) the weighted average number of our commons shares and Class A Units (other than Class A Units held by us) outstanding during such quarter; and

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  Thereafter, 100% to us and the holders of Class A Units in proportion to their respective Class A Units.

        Up to        % of the distributions payable to NRFC Holdco paid upon the satisfaction of the quarterly hurdle, shall be payable, at the election of NRFC Holdco, in our shares of common stock or

Class A Units, so long as the aggregate amount of our shares of common stock and Class A Units distributed to NRFC Holdco in respect of its Class B Units does not exceed 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common stock (assuming any Class A Units distributed have been converted into our common stock).

        The "quarterly hurdle" means the amount equal to the product of (i) the weighted average price per share of common stock sold in this offering and any subsequent public or private offerings of our common stock, in each case at the time of issuance thereof, multiplied by (ii) the greater of (A)           % and (B)            % plus one-fourth of the "Ten Year Treasury Rate" (as defined in the partnership agreement) during the applicable quarter.

        "Funds from operations" means, for purposes of calculating the incentive distributions payable to NRFC Holdco, "funds from operations" calculated in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains or losses from sales of property, the cumulative effect of accounting changes, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

        The "Ten Year Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15, or any successor publication, during a fiscal quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by us. If we, acting in good faith, determine, in our sole and absolute discretion, that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate will be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by us in our sole and absolute discretion.

LTIP Units

        Upon completion of this offering, we will cause our operating partnership to issue an aggregate of          LTIP Units to our manager in accordance with our entity incentive plan. These LTIP Units will vest ratably in quarterly installments over a three-year vesting period beginning on the date of the grant. If our operating partnership's general partner is required by applicable law to withhold tax with respect to a partner, and to pay over such withheld amount to a taxing authority, such payment generally will be treated as if it were a distribution to such partner or in accordance with customary accounting practices.

        In general, LTIP Units, a class of partnership units in our operating partnership, will receive the same quarterly per-unit profit distributions as the Class A Units. Initially, each LTIP Unit will have a capital account balance of zero and, therefore, will not have full parity with Class A Units with respect to liquidating distributions. However, our operating partnership agreement provides that "book gain," or economic appreciation, in our assets realized by our operating partnership as a result of the actual sale of all or substantially all of our operating partnership's assets or the revaluation of our operating partnership's assets as provided by applicable U.S. Department of Treasury regulations, or Treasury Regulations, will be allocated first to the LTIP Unit holders until the capital account per LTIP Unit is equal to the average capital account per-unit of the general partner's Class A Units in our operating partnership.

        Our operating partnership agreement provides that our operating partnership's assets will be revalued upon the occurrence of certain events, specifically additional capital contributions by us or other partners, the redemption of a partnership interest, a liquidation (as defined in the Treasury Regulations) of our operating partnership or the issuance of a partnership interest (including LTIP Units) to a new or existing partner as consideration for the provision of services to, or for the benefit of, our operating partnership.

        Upon equalization of the capital accounts of the LTIP Unit holders with the average per-unit capital account of the general partner's Class A Units, the LTIP Units will achieve full parity with Class A Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Class A Units at any time, and thereafter enjoy all the rights of Class A Units. If a sale or revaluation of assets occurs at a time when our operating partnership's assets have appreciated sufficiently since the last revaluation, the LTIP Units would achieve full parity with the Class A Units upon such sale or revaluation. In the absence of sufficient appreciation in the value of our operating partnership's assets at the time of a sale or revaluation, full parity would not be reached.

        Consequently, an LTIP Unit may never become convertible because the value of our operating partnership's assets has not appreciated sufficiently to equalize capital accounts. Until and unless parity is reached, the value for a given number of vested LTIP Units will be less than the value of an equal number of our shares of common stock. As of the date of this offering, our operating partnership has not issued any LTIP Units.

Allocations

        Income, expenses, gains and losses of our operating partnership will generally be allocated among the partners in a manner consistent with the distribution of cash described in "—Distributions" above. Upon the occurrence of certain specified events, as described in "—LTIP Units" above, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP Units to equalize the capital accounts of such holders with the capital accounts of Class A Units.

Partnership Expenses

        In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties, to the extent not paid by us, our operating partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our operating partnership. Such expenses will include:

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  all expenses relating to the formation and continuity of our existence;

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  all expenses relating to the public offering and registration of securities by us;

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  all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

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  all expenses associated with compliance by us with applicable laws, rules and regulations;

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  all costs and expenses relating to any issuance or redemption of partnership interests or shares of our common stock; and

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  all our other operating or administrative costs incurred in the ordinary course of our business on behalf of our operating partnership.

Withdrawal and Transfer by the Limited Partners

        Generally, limited partners may not withdraw from our operating partnership prior to its dissolution and limited partners may not transfer any of their interests, rights or obligations under the partnership agreement, except with the consent of our operating partnership's general partner or as provided under "—Class A Redemption Rights" or "—Mandatory Redemption of Partnership Units Held by Our Affiliates" below.

Class A Redemption Rights

        Pursuant to the partnership agreement, the Class A limited partners (other than us and any of our subsidiaries) will have redemption rights, which will enable them, beginning one year after the date of issuance of the Class A Units, to cause our operating partnership to redeem their Class A Units in exchange for cash or, at our option, shares of our common stock. Notwithstanding the foregoing, a Class A limited partner shall not be entitled to exercise its Class A redemption rights to the extent that the issuance of shares of our common stock to the redeeming limited partner would:

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  result in any person owing, directly or indirectly, shares of our common stock in excess of the stock ownership limit in our charter;

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  result in shares of our capital stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

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  result in our being "closely held" within the meaning of Section 856(h) of the Code;

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  cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the operating partnership's or a subsidiary partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code;

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  cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any of the operators that manage "qualified health care properties" for our TRSs failing to qualify as an "eligible independent contractor" under the Code; or

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  cause the acquisition of shares of our common stock by such redeeming limited partner to be "integrated" with any other distribution of shares of our common stock for purposes of complying with the Securities Act.

        The number of shares of our common stock issuable upon exercise of the redemption rights by the Class A limited partners will be one share for each Class A Unit. The conversion ratio will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions. A Class A limited partner may not deliver more than two redemption notices each calendar year and may not exercise a redemption right for less than 1,000 Class A Units, unless such limited partner holds less than 1,000 Class A Units, in which case, he must exercise his redemption right for all of his Class A Units.

Mandatory Redemption of Partnership Units Held by Our Affiliates

        The partnership agreement provides that if we terminate the management agreement without cause or elect not to renew the management agreement, or if our manager terminates the management agreement due to a default by us under any of the material terms of the management agreement which is not cured within 30 days after we receive notice of the default, our operating partnership must redeem all of the outstanding Class B Units held by NRFC Holdco. The redemption price for such Class B Units will be equal to          times the average annual amount of the distributions that were paid or payable to the Class B limited partner (regardless of whether such distributions were paid in cash or the Class B limited partners elected to receive such distributions in our shares of common stock or Class A Units in lieu of cash) during the two 12-month periods ending as of the last day of the calendar month immediately preceding the termination date; provided, however, that if two full 12-month periods have not elapsed under the term of the management agreement as of the last day of the calendar month immediately preceding the termination date, the incentive distributions that were paid or payable during the second partial 12-month period will be annualized.

        Our operating partnership, in its discretion, may elect to pay all or any portion of the redemption price for the Class B Units in the form of Class A Units which may be redeemed after a 60-day holding period on the same terms as the other Class A Units of our operating partnership. The partnership agreement provides that, in the event the management agreement is terminated as a result of a change of control of the general partner, our operating partnership will be required to pay cash to redeem the Class B Units.

        In the event of any termination or non-renewal of the management agreement that triggers a mandatory redemption of the Class B Units as described above, the partnership agreement requires the operating partnership to redeem, at NorthStar's request, all of the Class A Units held by NorthStar and its affiliates (other than the Class A Units held by us and any of our subsidiaries) and each of their respective officers and employees for the fair market value of those securities, payable, at our election, in cash or shares of our common stock.

Registration Rights

        Within 30 days of the date on which we become eligible to use a registration statement on Form S-3 for the registration of securities under the Securities Act, we will file with the SEC a shelf registration statement under the Securities covering (i) the issuance of our shares of common stock issuable upon redemption of the Class A Units and/or (ii) the resale by the holder of our shares of common stock issued with respect to redemption of Class A Units that were issued prior to the Form S-3 eligible date; provided, however, that we will be required to file only two such registrations in any twelve-month period.

        In addition, within 30 days after the termination or non-renewal of the management agreement that triggers the mandatory redemption of the Class B Units, we will be required to file a registration statement on Form S-3 or any other form then available to us to register under the Securities Act the resale of any shares of common stock issuable by us upon the redemption of the Class A Units held by NorthStar and its affiliates (other than us and our subsidiaries), including any Class A Units issued in redemption of the Class B Units.

Withdrawal and Transfer by the General Partner

        We may not voluntarily withdraw as the general partner of our operating partnership, engage in any merger, consolidation or other business combination, or transfer our general partnership interest in our operating partnership (except to us or another of our wholly-owned subsidiaries), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners (other than us or the Class B limited partner) receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and agrees to assume all obligations of our operating partnership's general partner. We may also enter into a business combination or transfer the general partnership interest upon the receipt of the consent of a majority in interest of the limited partners, other than us and our affiliates.

Tax Matters

        The partnership agreement will provide that we will be the tax matters partner of our operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

Amendments

        In general, we may amend the partnership agreement without the consent of the limited partners. However, any amendment to the partnership agreement that would adversely affect the redemption rights or certain other rights of the limited partners requires the consent of limited partners holding a majority in interest of the limited partnership interests in our partnership (other than us or any of our affiliates).

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock.

        We will have approximately                shares of our common stock outstanding after the completion of this offering (approximately                shares if the underwriters exercise their overallotment option in full), in either case, without giving effect to the potential redemption of LTIP Units issued to our manager in connection with this offering. The                shares of common stock sold in this offering (                shares if the underwriters exercise their overallotment option in full) will be freely transferable without restriction (subject to the ownership limit and the other restrictions on ownership and transfer of our stock in our charter), unless purchased by our affiliates. The LTIP Units to be outstanding immediately following the completion of this offering, which are "restricted securities" under Rule 144 of the Securities Act of 1933, or Rule 144, as well as any other shares of common stock and partnership units held by our affiliates, may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144.

Lock-Up Agreements

        We, our manager, our executive officers and directors will enter into lock-up agreements pursuant to which we and they will agree, subject to certain exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of at least             days from the date of this prospectus without the prior written consent of the representatives of the underwriters. See "Underwriting."

Rule 144

        In general, under Rule 144 of the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

        Rule 144 does not supersede the contractual obligations of our security holders set forth in the lock-up agreements described above.

Rule 701

        Generally, an employee, officer, director or consultant who purchased shares of our common stock before the effective date of the registration statement of which this prospectus is a part, or who holds options as of that date, pursuant to a written compensatory plan or contract, may rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these persons who are not our affiliates may generally sell their eligible securities, commencing 90 days after the effective date of the registration statement of which this prospectus is a part, without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. These persons who are our affiliates may generally sell their eligible securities under Rule 701, commencing 90 days after the effective date of the registration statement of which this prospectus is a part, without having to comply with Rule 144's one-year holding period restriction.

        Neither Rule 144 nor Rule 701 supersedes the contractual obligations of our security holders set forth in the lock-up agreements described above or the ownership limit and the other restrictions in our charter on the ownership and transfer of our stock.

Equity Compensation

        Subsequent to consummation of this offering, we intend to file a registration statement on Form S-8 to register the shares of common stock that will be reserved for issuance under our individual incentive plan for individuals. Shares registered under this registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, unless these shares are subject to vesting restrictions with us or are otherwise subject to the contractual obligations set forth in the lock-up agreements described above.

Registration Rights

        The following is a summary of the material terms of the registration rights agreement to which we will become a party. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the agreement, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

        Pursuant to a registration rights agreement between us and NRFC Holdco, we have agreed that at any time after the consummation of our initial public offering, subject to the lock-up agreements described above, if NRFC Holdco or any of its permitted assigns requests that we effect the registration of the shares of our common stock held by them, we will promptly effect the registration of those shares under the Securities Act. We are obligated to effect up to            such registrations on SEC Form S-11 and, if we are eligible to use SEC Form S-3, we are obligated to effect an unlimited number of registrations of at least $             million each on such form, including "shelf" registrations. We may delay the filing or effectiveness of any registration statement for a period of up to        days under certain circumstances, including if we determine that the registration would interfere with or require premature disclosure of a material transaction or litigation.

        In addition, the registration rights agreement provides that if we propose to register shares of our common stock, we must give notice to NRFC Holdco of our intention to do so and must include in the registration shares of our common stock held by NRFC Holdco or any of its permitted assigns, subject to customary cutback rights.

        Finally, the partnership agreement of our operating partnership provides certain registration rights to holders of our Class A Units with respect to shares of our common stock that are issued, if any, upon redemption of the Class A Units. See "Description of the Partnership Agreement—Registration Rights."

 MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

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  insurance companies;

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  tax-exempt organizations (except to the limited extent discussed in "—Taxation of Tax-Exempt Stockholders" below);

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  financial institutions or broker-dealers;

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  non-U.S. individuals and foreign corporations (except to the limited extent discussed in "—Taxation of Non-U.S. Stockholders" below);

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  U.S. expatriates;

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  persons who mark-to-market our common stock;

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  subchapter S corporations;

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  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

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  regulated investment companies and REITs;

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  trusts and estates;

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  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  persons subject to the alternative minimum tax provisions of the Code; and

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  persons holding our common stock through a partnership or similar pass-through entity.

        This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

        The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

        We were organized in October 2009 as a Maryland corporation. From the time of our formation until the closing of this offering, we will be a "qualified REIT subsidiary" of NRFC Sub-REIT. As described below, a corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT for federal income tax purposes. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year beginning on the date of the closing of this offering and ending December 31, 2010. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        In connection with this offering, Hunton & Williams LLP will render an opinion that, commencing with our short taxable year beginning on the date of the closing of this offering and ending December 31, 2010, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2010 and thereafter. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Hunton & Williams LLP's opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

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  We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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  We may be subject to the "alternative minimum tax" on any items of tax preference including any deductions of net operating losses.

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  We will pay income tax at the highest corporate rate on:

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  net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

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  other non-qualifying income from foreclosure property.

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  We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

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  the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

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  a fraction intended to reflect our profitability.

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  If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

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  We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm's-length basis.

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  In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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  In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

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  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

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  the amount of gain that we recognize at the time of the sale or disposition, and

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  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Recordkeeping Requirements."

  •
  The earnings of our lower-tier entities that are subchapter C corporations, including our TRS Lessee and any TRSs we form in the future, will be subject to federal corporate income tax.

        In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

        A REIT is a corporation, trust, or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

  9.
  It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

        We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2011 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

        Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer." We believe that we will issue sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status and comply with the record-keeping requirements of the Code and regulations promulgated thereunder.

        Qualified REIT Subsidiaries.    A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see "—Asset Tests") will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        Taxable REIT Subsidiaries.    A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis.

        A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS may provide rights to any brand name under which any health care facility or lodging facility is operated if such rights are provided to an "eligible independent contractor" (as described below) to operate or manage a health care facility or lodging facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a "qualified health care property" or "qualified lodging facility" solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a "qualified health care property" or "qualified lodging facility" outside of the United States will not be considered to operate or manage a "qualified health care property" or "qualified lodging facility", as long as an "eligible independent contractor" is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

        Rent that we receive from our TRS Lessee will qualify as "rents from real property" as long as the property is a "qualified health care property" and is operated on behalf of our TRS Lessee by a person who qualifies as an "independent contractor" and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified health care properties" for any person unrelated to us and our TRS Lessee (an "eligible independent contractor"). A "qualified health care property" includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our ALFs, MCs and SNFs will generally be treated as "qualified health care properties." Our CCRCs may be treated as "qualified health care properties," but our ILFs generally will not.

        We intend to lease certain of our senior housing facilities to our TRS Lessee. We believe that all but one of the senior housing facilities that will be leased to our TRS Lessee will be treated as "qualified health care properties" upon completion of our formation transactions. Our TRS Lessee has engaged Good Neighbor Care to manage those properties on its behalf. We believe that Good Neighbor Care will qualify as an "eligible independent contractor."

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property, or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets; and

  •
  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from "hedging transactions" that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See "—Foreign Currency Gain." The following paragraphs discuss the specific application of the gross income tests to us.

        Rents from Real Property.    Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

  •
  First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  •
  Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an "independent contractor" and who is, or is related to a person who is, actively engaged in the trade or business of operating healthcare facilities for any person unrelated to us and the TRS. See "—Taxable REIT Subsidiaries."

  •
  Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

  •
  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See "—Taxable REIT Subsidiaries."

        Our operating partnership and its subsidiaries will lease certain of our healthcare properties to operators under long-term, triple-net leases that provide for fixed rent. Two of our senior housing facilities will be leased under one-year leases providing for fixed rent, each containing one 10-year renewal option. Additionally, our TRS Lessee will lease certain of our senior housing facilities from our operating partnership under percentage leases in which our TRS Lessee will pay base rent plus a percentage rent based on the gross income of the senior living facility. In order for the rent paid under our leases, including our percentage leases with our TRS Lessee, to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

  •
  the intent of the parties;

  •
  the form of the agreement;

  •
  the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

  •
  the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

        In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

        We believe that our percentage and other leases will be true treated as true leases for federal income tax purposes and we currently intend to structure any leases we enter into in the future so that they will qualify as true leases for federal income tax purposes. Our belief is based, in part, on the following facts:

  •
  our operating partnership and the lessees intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

  •
  the lessees have the right to exclusive possession and use and quiet enjoyment of the senior housing facilities covered by the lease during the terms of the leases;

  •
  the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the senior housing facilities other than the cost of certain capital expenditures, and dictate, either directly or through third party operators that are eligible independent contractors who work for the lessees during the terms of the leases, how the senior housing facilities will be operated and maintained;

  •
  the lessees generally bear the costs and expenses of operating the senior housing facilities, including the cost of any inventory used in their operation, during the terms of the leases;

  •
  the lessees benefit from any savings and bear the burdens of any increases in the costs of operating the senior housing facilities during the terms of the leases;

  •
  in the event of damage or destruction to a senior housing facility, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the senior housing facilities subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

  •
  the lessees generally have indemnified the lessor against all liabilities imposed on the lessor during the terms of the leases by reason of (1) injury to persons or damage to property occurring at the senior housing facilities (2) the lessees' use, management, maintenance or repair of the senior housing facilities, (3) taxes and assessments in respect of the senior housing facilities that are obligations of the lessees, (4) any breach of the leases by the lessees, and (5) the nonperformance of contractual obligations of the lessees with respect to the senior housing facilities;

  •
  the lessees are obligated to pay, at a minimum, material base rent for the period of use of the senior housing facilities under the leases;

  •
  the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they, either directly or through the eligible independent contractors, operate the senior housing facilities;

  •
  we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the applicable lessee to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the senior housing facilities during the term of its lease; and

  •
  upon termination of each lease, the applicable senior housing facility will be expected to have a substantial remaining useful life and substantial remaining fair market value.

        Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. We intend to enter into leases that will be treated as true leases. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from our percentage and other leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under "—Failure to Satisfy Gross Income Tests."

        As described above, in order for the rent that we receive to constitute "rents from real property," several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

  •
  are fixed at the time the percentage leases are entered into;

  •
  are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

  •
  conform with normal business practice.

        More generally, percentage rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

        Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a "related party tenant"), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We anticipate that all of our healthcare properties will be leased either to third parties which do not constitute related party tenants or to our TRS Lessee. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

        As described above, we may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease health care properties from the related REIT as long as it does not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care or lodging facility is operated. Rent that we receive from a TRS will qualify as "rents from real property" as long as the "qualified health care property" is operated on behalf of the TRS by an "independent contractor" who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified health care properties" for any person unrelated to us and our TRS Lessee (an "eligible independent contractor"). A "qualified health care property" includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our ALFs, MCs and SNFs will generally be treated as "qualified health care properties." Our CCRCs may be treated as "qualified health care properties," but our ILFs generally will not. Our TRS Lessee will lease certain of our senior housing facilities, all but one of which we believe will be treated as "qualified health care properties" prior to completion of the formation transactions. Our TRS Lessee has engaged Good Neighbor Care to manage those properties on its behalf. We believe that Good Neighbor Care will qualifying as an "eligible independent contractor." The lease to our TRS Lessee of the one senior housing facility that is not treated as a "qualified health care property" will produce rental income that is nonqualifying income for purposes of both of the gross income tests. We do not expect that the rental income from that lease will impair our ability to satisfy the gross income tests.

        Third, the rent attributable to the personal property leased in connection with the lease of a healthcare property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a healthcare property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the healthcare property at the beginning and at the end of such taxable year (the "personal property ratio"). To comply with this limitation, our TRS Lessee may acquire furnishings, equipment and other personal property. With respect to each healthcare property in which the TRS Lessee or the applicable lessee does not own the personal property, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

        Fourth, we cannot furnish or render noncustomary services to the tenants of our healthcare properties, or manage or operate our healthcare properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related healthcare properties. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs.

        If a portion of the rent that we receive from a healthcare property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular healthcare property does not qualify as "rents from real property" because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs (including as a result of a senior housing facilities leased to our TRS Lessee failing to qualify as a "qualified healthcare property" or an operator engaged by our TRS Lessee to operate a "qualified health care property" failing to qualify as an eligible independent contractor) or (3) we furnish noncustomary services to the tenants of the health care property, or manage or operate the healthcare property, other than through a qualifying eligible independent contractor engaged by a TRS, none of the rent from that healthcare property would qualify as "rents from real property." In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee's proportionate share of a property's operational or capital expenses, such charges generally will qualify as "rents from real property." To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that late charges do not qualify as "rents from real property," they instead will be treated as interest that qualifies for the 95% gross income test.

        Interest.    The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

  •
  an amount that is based on a fixed percentage or percentages of receipts or sales; and

  •
  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        Dividends.    Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

  •
  the REIT has held the property for not less than two years;

  •
  the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling prince of the property;

  •
  either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

  •
  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

  •
  if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

        We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT makes a proper election to treat the property as foreclosure property.

        Foreclosure property also includes certain "qualified health care properties" (as defined above under "—Rents from Real Property") acquired by a REIT as a result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease).

        A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. Income that we derive from an independent contractor with respect to a qualified health care property is disregarded if such income is derived pursuant to a lease in effect at the time we acquired the qualified heath care property, through renewal of such a lease according to its terms, or through a lease entered into on substantially similar terms.

        Hedging Transactions.    From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A "hedging transaction" means either (1) any transaction entered into in the normal course of our or our operating partnership's trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

        Foreign Currency Gain.    Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

  •
  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

  •
  following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

        We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

  •
  cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgages loans secured by real property;

  •
  stock in other REITs; and

  •
  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets, or the 5% asset test.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities, or the 10% vote or value test.

        Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

        For purposes of the 5% asset test and the 10% vote or value test, the term "securities" does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

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  a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

  •
  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

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  Any loan to an individual or an estate;

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  Any "section 467 rental agreement," other than an agreement with a related party tenant;

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  Any obligation to pay "rents from real property";

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  Certain securities issued by governmental entities;

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  Any security issued by a REIT;

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  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

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  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

        We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

  •
  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

        We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

  •
  the sum of

  •
  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

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  90% of our after-tax net income, if any, from foreclosure property, minus

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  the sum of certain items of non-cash income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

  •
  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

  •
  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

        We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

        Pursuant to a recent revenue procedure (Revenue Procedure 2010-12), or the Revenue Procedure, issued by the IRS, the IRS has indicated that it will treat distributions from certain publicly traded REITs that are paid part in cash and part in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, the Revenue Procedure requires that at least 10% of the total distribution be payable in cash and that each stockholder have a right to elect to receive its entire distribution in cash. If too many stockholders elect to receive cash, each stockholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no stockholder electing to receive cash may receive less than 10% of such stockholder's distribution in cash). This Revenue Procedure applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. We have no current intention of paying dividends in shares of our stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2010 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        As used herein, the term "U.S. stockholder" means a holder of our common stock that for U.S. federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

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  an estate whose income is subject to federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for "qualified dividend income." The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 15% through 2010. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see "—Taxation of Our Company" above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS Lessee, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

        A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "—Capital Gains and Losses." A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

        A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate absent additional congressional action, will apply until December 31, 2010). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of "Section 1250 property," or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

        With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

  •
  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

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  either:

  •
  one pension trust owns more than 25% of the value of our capital stock; or

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  a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

        The term "non-U.S. stockholder" means a holder of our common stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a "United States real property interest," or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

  •
  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

  •
  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

        However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

        Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT's assets are USRPI, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

  •
  our common stock is treated as being regularly traded under applicable U.S. Treasury regulations on an established securities market; and

  •
  the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

        As noted above, we anticipate that our common stock will be regularly traded on an established securities market following this offering.

        If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

  •
  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

  •
  the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Information Reporting Requirements and Backup Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

  •
  is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

  •
  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

        The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a "Partnership" and, collectively, the "Partnerships"). Upon completion of our formation transactions, our operating partnership will be our only Partnership, but we may form or acquire interests in other partnerships in the future. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

        Classification as Partnerships.    We will be entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

  •
  is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

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  is not a "publicly-traded" partnership.

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Our operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

        A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the "90% passive income exception"). Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Our operating partnership is expected to qualify for the private placement exclusion. If our operating partnership were a publicly-traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90%

passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes.

        We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See "—Gross Income Tests" and "—Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "—Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and their Partners

        Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

        Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

        Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. As part of our formation transactions, NorthStar will contribute to us all of the common equity interest in NS Healthcare, which will become our operating partnership, in exchange for shares of our common stock. We will have a carryover, rather than a fair market value, basis in the portion our operating partnership's assets that are attributable to NorthStar's contribution to us of its common equity interest. Thus, our basis in that portion of our operating partnership's assets will be equal to NorthStar's basis in such portion on the date of the contribution, which will cause a book-tax difference. As a result of that book-tax difference, we will have a lower adjusted basis with respect to that portion of our operating partnership's assets than we will have with respect to the other portion of our operating partnership's assets, which will have a fair market value basis. This will result in lower depreciation deductions with respect to the portion of our operating partnership's assets attributable to NorthStar's contribution to us and could cause us to be allocated tax gain in excess of book gain in the event of a property disposition. In addition to having a carryover basis in the portion of our operating partnership's assets attributable to NorthStar's contribution of its common equity interests in our operating partnership, such contribution will also cause a "technical termination" of our operating partnership for federal income tax purposes. As a result of such "technical termination" of our operating partnership, our operating partnership will be allowed depreciation as though all of its assets were property placed in service as of the closing of the offering, and our operating partnership will not be bound by the depreciation methods and elections previously used with respect to such assets. As a result of such assets being considered newly placed in service and having a carryover basis as described above, we will recognize lower depreciation deductions then we would if we had a fair market value basis in such assets or did not have a technical termination of our operating partnership.

        Under regulations issued by the U.S. Treasury Department, we are required to use a "reasonable method" for allocating items with respect to which there is a book-tax difference, including the portion of our operating partnership's assets attributable to NorthStar's contribution of its equity interest in our operating partnership in connection with our formation transactions. Under certain available allocation methods, the carryover basis of assets in the hands of our operating partnership and the technical termination of our operating partnership would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all of our assets were to have a tax basis equal to their fair market value at the time of the contribution, and a sale of that portion of our operating partnership's properties which have a carryover basis could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. As a result of the foregoing allocations, we may recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Sale of a Partnership's Property

        Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

        Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "—Gross Income Tests." We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

        We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

 ERISA CONSIDERATIONS

        A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in shares of our common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of Internal Revenue Code). Thus, a plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares of common stock on behalf of such a plan should consider whether the acquisition or the continued holding of the common stock might violate any such similar restrictions.

        The DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act as amended, the plan's assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of our common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provided that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The company expects the common stock will be "widely held" upon completion of this offering.

        The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to prevent our common stock from being "freely transferable" under the DOL Regulations. The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

        Assuming that the common stock will be "widely held" and freely transferable," we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be "plan assets" of any plan that invests in our common stock.

        Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or violate any Similar Laws.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom                                are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional            shares of common stock.

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $                .

        We intend to apply to have our common stock listed on the New York Stock Exchange under the trading symbol "NRH."

        We, our manager, NorthStar and each of our directors and officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending        days after the date of this prospectus:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

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  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        In addition, we, our manager, NorthStar and each of our directors and officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending          days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters; or

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  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock.

        The        day restricted period described in the preceding paragraph will be extended if:

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  during the last 17 days of the        day restricted period we issue an earnings release or material news event relating to us occurs, or

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  prior to the expiration of the        day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the        day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The price was determined by negotiations between us and the representatives. Among the factors considered in determining the price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Affiliations

        The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of business.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares of common stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares of common stock to the public in that Member State:

  (a)
  at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of shares of common stock to the public" in relation to any Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. The validity of our common stock and certain other matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters by                                          . Hunton & Williams LLP also provides legal services to NorthStar and its affiliates.

EXPERTS

        The audited combined financial statements of NorthStar Healthcare Investors, Inc. predecessor as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and audited historical financial statements of NorthStar Healthcare Investors, Inc. as of December 31, 2009 and the period from October 29, 2009 (date of inception) to December 31, 2009 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving the said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC's website at www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, accordingly, will file periodic and current reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and on the SEC's website referred to above.

        We maintain a website on the Internet with the address of www.NRFhealthcare.com. We are not incorporating by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder
 NorthStar Healthcare Investors, Inc.

        We have audited the accompanying balance sheet of NorthStar Healthcare Investors, Inc. (a Maryland corporation) (the "Company") as of December 31, 2009 and the related statement of operations for the period from October 29, 2009 (inception) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of NorthStar Healthcare Investors, Inc. as of December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
New York, New York April 5, 2010

NORTHSTAR HEALTHCARE INVESTORS, INC.

BALANCE SHEET

AS OF DECEMBER 31, 2009

December 31, 2009
Assets:
Receivables	10,000
Deferred costs, net	$329,518

Total assets	339,518

Liabilities and Stockholder's Equity:
Accounts payable and accrued expenses	$382,208

Total liabilities	382,208
Stockholder's equity:
Common stock $0.01 par value, 10,000 shares authorized, 10,000 shares issued and outstanding	100
Additional paid in capital	9,900
Retained earnings	(52,690)

Total stockholder's equity	(42,690)

Total liabilities and stockholder's equity	$339,518

The accompanying notes are an integral part of this consolidated balance sheet.

NORTHSTAR HEALTHCARE INVESTORS, INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM OCTOBER 29, 2009 (INCEPTION)

TO DECEMBER 31, 2009

Period from October 29, 2009 (inception) to December 31, 2009
Revenues:
Rental and reimbursement income	$—
Interest Income	—

Total revenues	—
Expenses:
Interest expense	—
Operating expense	—
Management fees	—
General and administrative expenses	52,690
Depreciation and amortization	—

Total expenses	52,690

Net income (loss)	$(52,690)

The accompanying notes are an integral part of this consolidated statement of operations.

NORTHSTAR HEALTHCARE INVESTORS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Formation and Organization

        NorthStar Healthcare Investors, Inc. (the "Company") was formed on October 29, 2009, as a Maryland corporation and intends to qualify as a real estate investment trust ("REIT"). The Company was organized primarily to focus on the acquisition and ownership of senior housing facilities, primarily private pay assisted living facilities, and other healthcare properties. The Company was formed to continue and expand the existing senior housing business of NorthStar Realty Finance Corp., which it has operated through NorthStar Healthcare, LLC (formerly Wakefield Capital LLC) ("NS Healthcare") since 2006. As of December 31, 2009, the Company has not begun operations.

        The Company has the authority to issue 10,000 shares of common stock with a par value $0.01 par share. The Company's board of directors is authorized to amend its charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. On November 25, 2009, the Company sold 10,000 shares of common stock to NRFC Holdco, LLC, a subsidiary of the NorthStar Realty Finance Corp. (the "Sponsor"), for an aggregate purchase price of $10,000.

        Substantially all of the Company's business will be conducted through NRH Healthcare Partners, LP, which will become the Company's operating partnership (the "OP"). The Company will be the sole general partner of the OP and the initial Class A limited partner of the OP.

2. Summary of Significant Accounting Policies

Basis of Accounting

        The accompanying financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States ("GAAP").

Estimates

        The preparation of the financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes as of the date of the financial statements. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments that have remaining maturity dates of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents balance may exceed federally insurable limits of $250,000 per institution. The Company will mitigate this risk by depositing funds with a major financial institution.

Organization Costs

        Organization costs of the Company include all expenses incurred by the Company in connection with the formation of the Company. As of December 31, 2009, the Company has incurred $52,690 in legal accounting and tax fees, which are expensed as incurred.

NORTHSTAR HEALTHCARE INVESTORS, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Initial Public Offering Costs

        Although there can be no assurance that this offering will be consummated, costs related to this offering incurred by the Company are capitalized on the balance sheet in deferred costs, net as they are incurred. Upon consummation of this offering, these costs will be reclassified out of deferred costs, net and will be recorded as a reduction in our stockholders' equity following this offering. If this offering is not consummated, capitalized costs will be written off to the consolidated statement of operations. As of December 31, 2009, $329,518 of offering-related costs were capitalized.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members
 NorthStar Healthcare Investors, Inc. Predecessor

        We have audited the accompanying combined balance sheets of NorthStar Healthcare Investors, Inc. Predecessor (the "Predecessor") as of December 31, 2009 and 2008, and the related combined statements of operations, members' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2009. Our audits of the basic financial statements included the financial statement schedule (Schedule III), listed in the Index to the financial statements. These financial statements and financial statement schedule are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of NorthStar Healthcare Investors, Inc. Predecessor as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

New York, New York
April 5, 2010

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

COMBINED BALANCE SHEETS

(in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Real estate investments, at cost
Land	$60,348	$60,348
Buildings and improvements	417,942	414,569
Construction in progress	—	358

	478,290	475,275
Less accumulated depreciation	(31,966)	(20,583)

Real estate investments, net	446,324	454,692
Cash and cash equivalents	4,263	5,324
Restricted cash	21	—
Investments in and advances to uncombined ventures	1,043	—
Receivables, net of allowance of $0 and $435 in 2009 and 2008, respectively	2,385	241
Unbilled rents receivable	583	129
Deferred costs, net	7,242	16,500
Other assets	444	626

Total assets	462,305	477,512

LIABILITIES AND MEMBERS' EQUITY
Liabilities
Mortgage notes payable	$333,761	$339,957
Tenant security deposits payable	2,209	1,428
Accounts payable and accrued expenses	3,769	711
Derivative instruments, at fair value	342	687
Other liabilities	312	486

Total liabilities	340,393	343,269
Members' Equity
Preferred interest, net	94,822	94,822
Common members' equity	27,432	40,108
Accumulated other comprehensive loss	(342)	(687)

Total members' equity	121,912	134,243

Total liabilities and members' equity	$462,305	$477,512

See accompanying notes to combined financial statements

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Revenues
Rental and reimbursement income	$40,256	$41,192	$35,389
Interest and other income	7	102	2,692

Total revenues	40,263	41,294	38,081
Expenses
Operating expenses	9,068	690	628
Management fees—related parties	2,956	2,967	2,608
General and administrative expenses	1,860	1,327	305
Interest expense	23,454	22,979	20,966
Depreciation and amortization	19,930	13,105	10,957

Total expenses	57,268	41,068	35,464
(Loss) income from continuing operations	(17,005)	226	2,617
Equity in earnings of uncombined venture	7,483	—	—
Combined net (loss) income	(9,522)	226	2,617
Preferred interest distribution	(10,500)	(4,988)	—

Net (loss) income available to common members	$(20,022)	$(4,762)	$2,617

See accompanying notes to combined financial statements

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

COMBINED STATEMENT OF MEMBERS' EQUITY

(in thousands)

Total Members' Equity
Members' equity, balance at December 31, 2006	$51,707
Contributions	182,353
Distributions	(100,057)
Combined net income	2,617
Other comprehensive (loss)	(314)

Members' equity, balance at December 31, 2007	136,306
Preferred interest contribution net	94,822
Contributions	22,125
Common and Preferred Distributions	(118,863)
Combined net income	226
Other comprehensive (loss)	(373)

Members' equity, balance at December 31, 2008	134,243
Contributions	53,373
Common and Preferred Distributions	(56,313)
Combined net income	(9,522)
Other comprehensive income	345
Equity redemption	(214)

Members' equity, balance at December 31, 2009	$121,912

See accompanying notes to combined financial statements

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net (loss)/income	$(9,522)	$226	$2,617
Change in fair value of derivatives	345	(373)	(314)

Comprehensive (loss)/income	$(9,177)	$(147)	$2,303

See accompanying notes to combined financial statements

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year End December 31, 2009	Year End December 31, 2008	Year End December 31, 2007
Cash flows from operating activities:
Net (loss) income	$(9,522)	$226	$2,617
Adjustments to reconcile net income to net
Cash provided by operating activities:
Equity in earning of uncombined venture	(1,043)	—	—
Depreciation and amortization	22,162	13,065	11,518
Amortization of deferred financing costs	938	679	602
Unrealized loss on investments and other	—	—	1
Unbilled rent receivable	(454)	(15)	(58)
Provision for doubtful accounts	—	435	—
Changes in assets and liabilities
Restricted cash	(21)	—	3,530
Accounts receivable	(2,114)	8	(587)
Other assets	(218)	3,231	3,615
Tenant security deposit payable	781	(3,453)	4,684
Accounts payable and accrued expenses	3,058	142	88
Deferred leasing costs	(2,275)	(820)	(14,648)
Real estate debt investment held for sale	—	—
Other liabilities	198	332	145

Net cash provided by operating activities	11,490	13,830	11,507

Cash flows from investing activities:
Net proceed from sale of properties	—	9	—
Acquisition of real estate investments	—	(4,115)	—
Additions of real estate investments	(3,016)	(9,303)	(383,032)
Real estate debt investment acquisition/origination	—	—	—
Mortgage note and loan receivable payments	—	2,910	15,364

Net cash used in investing activities	(3,016)	(10,499)	(367,668)

Cash flows from financing activities:
Proceed of loans and notes payable	—	—	312,344
Mortgage principal repayments	(6,196)	(282)	(33,300)
Proceed from sale of preferred membership interests	—	—	—
Preferred membership interest offering costs	—	—	—
Payments of deferred financing costs	(185)	—	(1,961)
Members' contributions	53,373	77,294	182,353
Distributions (common and preferred)	(56,313)	(79,210)	(100,057)
Equity redemptions	(214)	—	—

Net cash (used in) provided by financing activities	(9,535)	(2,198)	359,379

Net (decrease)/increase in cash and cash equivalents	(1,061)	1,133	3,218
Cash and cash equivalents, beginning of year	5,324	4,191	973

Cash and cash equivalents, end of year	$4,263	$5,324	$4,191

Cash paid for interest	$34,970	$22,299	$26,807

See accompanying notes to combined financial statements

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(dollar amounts in thousands)

1. ORGANIZATION AND BASIS OF PRESENTATION

        NorthStar Healthcare Investors, Inc. Predecessor (the "Predecessor") is not a legal entity but rather a combination of certain entities that currently own 66 senior housing facilities, and one life sciences campus that NorthStar Healthcare Investors, Inc. (the "REIT") will own upon completion of its initial public offering. These properties are currently owned by Northstar Healthcare, LLC.

        Concurrent with the consummation of an initial public offering of the common stock of the REIT, which is expected to be completed in 2010, the REIT will contribute the net proceeds of this offering to NS Healthcare, which is wholly owned by NRFC Holdco, in exchange for a common membership interest in NS Healthcare. NS Healthcare will be converted into the REIT's operating partnership. [Prior to the offering, ]NS Healthcare will distribute its membership interest in 28 senior housing facilitates, its interest in a medical office building and its real estate debt investments, which are not included in the combined Predecessor financial statements, to NRFC Holdco. NRFC Holdco will contribute its remaining common membership interest in NS Healthcare in exchange for common stock in the REIT.

        Included in the combined financial statements is $100 million of convertible preferred membership interest sold to a third party by NS Healthcare. The preferred pays a quarterly 10% return. The preferred member will have the option of contributing additional preferred membership interest in new investments.

        The combined financials include general overhead which is not directly allocable to the combined entities of $2,406, $2,131 and $1,695 and the combined entities' pro-rata share of the management fee of $2,956, $2,967 and $2,608 for the three years ended December 31, 2009, 2008 and 2007, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

        The combined interests in the 66 senior housing facilities and one life sciences campus which the REIT will ultimately own have been aggregated to form the Predecessor.

        The interests in entities which are controlled by NS Healthcare are reflected in the Predecessor on a combined basis similar to a consolidation. All intercompany accounts have been eliminated in combination.

        The interests in entities which are not controlled by NS Healthcare, but over which NS Healthcare has significant influence, are not combined, but are reflected as investments accounted for by the Predecessor on the equity method. All intercompany revenues and expenses are eliminated on a proportionate basis in the application of the equity method.

Basis of Accounting

        The accompanying combined financial statements of the Predecessor are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All adjustments considered necessary for a fair presentation of the Predecessor's financial position, results of operations and cash flows have been included and are of a normal and recurring nature.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that could affect the amounts reported in the combined financial statements. Actual results could differ from these estimates.

Real Estate Investments

        Real estate investment properties are carried at historical cost less accumulated depreciation. Costs directly related to the acquisition are capitalized. Ordinary repairs and maintenance which are not reimbursed by the tenants are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their useful life.

        Properties are depreciated using the straight-line method over the estimated useful lives of the assets.

        The estimated useful lives are as follows:

Category	Term
Building (fee interest)	40 years
Building improvements	Lesser of the remaining life of building or useful life
Building (leasehold interest)	Lesser of 40 years or the remaining term of the lease
Tenant improvements	Lesser of the useful life or the remaining term of the lease
Furniture and fixtures	Seven to ten years

        A property to be disposed of is reported at the lower of its carrying value or its estimated fair value less the cost to sell. Once an asset is determined to be held for sale, depreciation and straight-line rental income are no longer recorded. In addition, the asset is reclassified to assets held for sale on the combined balance sheet and the results of operations are reclassified to income (loss) from discontinued operations in the combined statements of operations.

        The Predecessor allocates the purchase price of operating properties to land, building, tenant improvements, deferred lease cost for the origination costs of the in-place leases and to intangibles for the value of the above or below market leases. The Predecessor amortizes the value allocated to the in-place leases over the remaining lease term. The value allocated to the above or below market leases are amortized over the remaining lease term as an adjustment to rental income.

Investments in and Advances to Uncombined Ventures

        The Predecessor has an investment in an uncombined venture. In circumstances where the Predecessor has a non-controlling interest but is deemed to be able to exert influence over the affairs of the enterprise the Predecessor utilizes the equity method of accounting. Under the equity method of accounting, the initial investment is increased each period for additional capital contributions and a proportionate share of the entity's earnings and decreased for cash distributions and a proportionate share of the entity's losses.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management periodically reviews its investments for impairment based on projected cash flows from the venture over the holding period. When any impairment is identified, the investments are written down to recoverable amounts.

Fair Value Measurements

        Fair value is used to measure the Predecessor's financial instruments. The fair value of these financial instruments is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, known as exit price.

Cash and Cash Equivalents

        The Predecessor considers all highly liquid investments that have remaining maturity dates of three months or less when purchased to be cash equivalents. Cash exceeded the Federal Deposit Insurance Corporation deposit limits of $250 per institution at December 31 2009 and 2008. The Predecessor mitigates its risk by placing cash and cash equivalents with major financial institutions.

Restricted Cash

        Restricted cash consists of mortgage escrow balances required under mortgage note agreement for real estate taxes, insurances, debt services and tenant security. The Predecessor mitigates its risk by placing restricted cash with major financial institutions.

Deferred Costs, Net

        Deferred lease costs consist of fees incurred to initiate and renew operating leases and the purchase price-allocation to in-place lease and lease cost. Lease costs are being amortized using the straight-line method over the terms of the respective leases.

        Deferred financing costs represent commitment fees, legal and other third-party costs associated with obtaining financing. These costs are amortized over the term of the financing. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financing transactions, which do not close, are expensed in the period the financing transaction was terminated.

Revenue Recognition

        Rental income from leases is recognized on a straight-line basis over the noncancelable term of the respective leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in unbilled rent receivable in the accompanying combined balance sheets.

        Tenant reimbursement income is recognized in the period in which the related expense is incurred. Rental revenue, which is based upon a percentage of the sales recorded by the Predecessor's tenants is recognized in the period such sales were earned by the respective tenants.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

        Comprehensive income (loss), is comprised of net income (loss), as presented in the combined statements of operations, adjusted for changes in the fair value of derivative financial instruments accounted for as cash flow hedges.

Impairment and Allowance for Doubtful Accounts

        The Predecessor reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. If impairment indicators are present or if other circumstances indicate that an impairment may exist the Predecessor will determine whether an impairment is recognized if the sum of its estimated future undiscounted cash flows is less than its carrying value. Upon determination that impairment exists, the related asset is written down through earnings to its estimated fair value.

        Allowance for doubtful accounts for tenant receivables are established based on periodic review of aged receivables resulting from estimated losses due to the inability of its tenants to make required rent and other payments contractually due. Additionally, the Predecessor establishes, on a current basis, an allowance for future tenant credit losses on billed and unbilled rents receivable based upon an evaluation of the collectability of such amounts.

Derivatives and Hedging Activities

        In the normal course of business, the Predecessor uses a variety of derivative instruments to manage, or hedge interest rate risk. The Predecessor recognizes derivatives as either assets or liabilities in the combined balance sheets and measures those instruments at fair value. The fair value adjustments of each period will affect the combined financial statements of the Predecessor differently depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

        For those derivative instruments that are designated and qualify as hedging instruments, management must designate the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge or a fair value hedge. Generally, we enter into derivatives that are intended to qualify as hedges under accounting principles generally accepted in the United States, unless specifically stated otherwise. Toward this end, the terms of hedges are matched closely to the terms of the hedged items. The Predecessor assesses the effectiveness of the cash flow hedges both at inception and on an on-going basis and determines whether the hedge is highly effective in offsetting changes in cash flows of the hedged item. The Predecessor records the effective portion of changes in the estimated fair value in accumulated other comprehensive income (loss) and subsequently reclassifies the related amount of accumulated other comprehensive income (loss) to earnings when the hedging relationship is terminated. If it is determined that a derivative has ceased to be a highly effective hedge, the Predecessor will discontinue hedge accounting for such transaction.

        The Predecessor's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Predecessor minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

        In June 2009, the FASB amended the guidance for determining whether an entity is a variable interest entity, or VIE, and requires an analysis of quantitative rather than qualitative factors to determine the primary beneficiary of a VIE. The guidance requires an entity to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the VIE's economic performance and (ii) the obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. The pronouncement is effective for fiscal years beginning after November 15, 2009. The Predecessor does not believe the adoption of this pronouncement will have a material effect on our financial condition, results of operations or cash flows.

        In June 2009, an accounting pronouncement was issued which approved the "FASB Accounting Standards Codification" ("Codification") as the single source of authoritative nongovernmental U.S. GAAP effective July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered nonauthoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. The Codification did not have an impact on the Predecessor's financial condition or results of operations.

3. REAL ESTATE INVESTMENTS

        The Predecessor had no acquisitions from January 1, 2009 through December 31, 2009.

        In January 2008, the Predecessor acquired a portfolio four skilled nursing facilities totaling 40,369 square feet located in Ohio and Wisconsin, for $4,000. The properties are net leased to a single tenant under a lease that expires in December 2017. The acquisition was purchased with cash.

        In January 2008, the Predecessor acquired a 1,200 square foot administrative housing unit on the campus of an assisted living facility located in North Carolina, for $115. The property is net leased to a single tenant under a lease that expires in March 2020. The acquisition was purchased with cash.

4. INVESTMENTS IN AND ADVANCES TO UNCOMBINED VENTURES

Midwest Care Holdco TRS I LLC ("Midwest TRS")

        In January 2009, the Predecessor restructured its net lease relationship with one of its healthcare operators. The restructuring resulted in Midwest TRS and its wholly-owned subsidiaries becoming the lessee of certain properties and Midwest TRS simultaneously entering into a management agreement with a third-party operator. This new structure allows the Predecessor to participate in operating improvements of the underlying properties not previously available under the prior net-lease structure. The Predecessor owns a 49% membership interest in Midwest TRS and does not control the major decisions and as a result, the Predecessor does not combine the operations of Midwest TRS. The Predecessor recognized equity in earnings of $7.5 million for the year ended December 31, 2009 on its investment in Midwest TRS.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

4. INVESTMENTS IN AND ADVANCES TO UNCOMBINED VENTURES (Continued)

        Reconciliation between the Predecessor's investments in and advances to its uncombined venture as of December 31, 2009 is as follows:

2009
Predecessor's equity in uncombined ventures	$375
Elimination of intercompany rental revenue	668

Investments in and advances to uncombined ventures	$1,043

        The consolidated balance sheet for the Predecessor's uncombined joint venture at December 31, 2009 is as follows:

December 31, 2009
(unaudited)
ASSETS
Real estate investments, net	$88
Furniture, fixture and equipments	115
Cash and cash equivalents	2,610
Restricted cash	3,195
Receivables, net	1,791
Other assets	508

Total assets	$8,307

LIABILITIES AND MEMBERS' EQUITY
Liabilities
Accounts payable and accrued expenses	$4,795
Other liabilities	2,735

Total liabilities	7,530
Members' Equity
Common members' equity	777

Total liabilities and members' equity	$8,307

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

4. INVESTMENTS IN AND ADVANCES TO UNCOMBINED VENTURES (Continued)

        The consolidated statement of operations for the Predecessor's uncombined joint venture for the year ended December 31, 2009 is as follows:

For the Year Ended December 31, 2009
(unaudited)
Revenue:
Rental	$39,274
Interest and other	297

Total Revenue	39,571
Expenses:
Operating Expenses	25,552
General and administrative expenses	13,195
Depreciation and amortization	47

Total Expenses	38,794

Net income	$777

5. BORROWINGS

        The following is a table of the Predecessor's outstanding borrowings as of December 31, 2009 and 2008:

	Initial Stated Maturity	Interest Rate	Outstanding Principal Balance at December 31, 2009	Outstanding Principal Balance at December 31, 2008
Mortgage notes payable (non-recourse)
General Electric Capital Corporation	8/30/2010	6.93%	$39,426	$41,017
Park National Bank	1/11/2014	5.94%	32,944	33,300
General Electric Capital Corporation	1/11/2017	6.99%	159,138	160,000
General Electric Capital Corporation	1/11/2017	7.09%	7,844	7,875
FNMA (Red Mortgage Capital, Inc)	2/1/2017	6.39%	75,000	75,000
HUD (Armstrong Mortgage Company)	2/1/2038	5.45%	1,835	1,862
HUD (Armstrong Mortgage Company)	6/1/2037	6.40%	2,571	2,605
HUD (Armstrong Mortgage Company)	6/1/2037	6.40%	1,651	1,673
HUD (Armstrong Mortgage Company)	10/1/2038	6.65%	1,952	1,975
KeyBank, National Association	9/10/2010	LIBOR + 2%	11,400	11,400
Ascend Colonial Bank—Dova	8/31/2012	7.32%	—	3,250

Total mortgage notes payable			$333,761	$339,957

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

5. BORROWINGS (Continued)

        Scheduled principal and interest payment requirements on the Predecessor's borrowings are as follows as of December 31,

	Scheduled Interest Payment	Scheduled Principal Payment	Total
2010	$19,389	$52,442	$71,831
2011	18,998	3,326	22,324
2012	18,773	4,383	23,156
2013	18,414	4,743	23,157
2014	16,283	35,718	52,001
Thereafter	37,759	233,149	270,908

Total	$129,616	$333,761	$463,377

        At December 31, 2009, the Predecessor was in compliance with all covenants under its borrowings.

6. DEFERRED COSTS, NET

        Deferred costs as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
Deferred lease costs(1)	$8,565	$18,776
Deferred loan costs	3,564	3,694

	12,129	22,470
Less accumulated amortization	(4,887)	(5,970)

Deferred costs and intangible assets, net	$7,242	$16,500

(1)
Deferred lease cost consists of the purchase price allocation to the in-place leases.

7. RENTAL INCOME UNDER OPERATING LEASES

        Rental income from real estate is derived from the leasing of space to healthcare operators. The leases are for fixed terms of varying length and provide for annual rentals and expense reimbursements to be paid in monthly installments.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

7. RENTAL INCOME UNDER OPERATING LEASES (Continued)

        The following is a schedule of future minimum rental income under non-cancelable leases at December 31,

Years Ending December 31,
2010	$39,493
2011	37,893
2012	37,893
2013	37,893
2014	34,253
Thereafter	102,972

Total	$290,397

8. RELATED-PARTY TRANSACTIONS

Management Fees

        Wakefield Capital Management Inc. performs certain management services for the Predecessor. The management fee is based upon 2% of contributed capital until such time as the Predecessor has contributed $100 million; the fee decreases to 1% for the excess over $100 million. In 2007, the Predecessor reached the $100 million hurdle and the fee was decreased to 1% for the excess over $100 million. In 2009, the management agreement with Wakefield Capital Management Inc. was amended. The amended management fee is payable monthly in arrears, in an amount equal to one-twelfth of one percent of the daily weighted average amount of equity for such month. The Predecessor incurred $2,956, $2,967 and $2,608 in management fees for the years ended December 31, 2009, 2008 and 2007, respectively, which is recorded in management fee expense in the combined statements of operations. The Predecessor had $543, $284 and $284 of unpaid management fees recorded in accounts payable and accrued expenses in each of the combined balance sheets at December 31, 2009, 2008 and 2007, respectively.

9. RISK MANAGEMENT AND DERIVATIVE ACTIVITIES

        The Predecessor generally enters into cash flow hedges and must designate them at the time of entering into the derivative. The derivatives entered into by the Predecessor are intended to qualify as hedges under accounting principles generally accepted in the United States, unless specifically stated otherwise. Toward this end, the terms of hedges are matched closely to the terms of hedged items. The Predecessor assesses the effectiveness of the cash flow hedges both at inception and on an on-going basis and determines whether the hedge is highly effective in offsetting changes in cash flows of the hedged item. The Predecessor records the effective portion of changes in the estimated fair value in accumulated other comprehensive income (loss) and subsequently reclassifies the related amount of accumulated other comprehensive income (loss) to earnings when the hedging relationship is terminated. If it is determined that a derivative has ceased to be a highly effective hedge, the Predecessor will discontinue hedge accounting for such transaction. The Predecessor has determined that its interest rate swap is highly effective in offsetting changes in cash flows of the hedged item as of

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

9. RISK MANAGEMENT AND DERIVATIVE ACTIVITIES (Continued)

December 31, 2009 and 2008. The following tables summarize the Predecessor's derivative financial instruments as of December 31, 2009 and 2008:

Interest Rate Swap	Notional Value	Strike Rate	Expiration Date	Fair Value
As of December 31, 2009	$11,400	4.78%	9/2010	$(342)
As of December 31, 2008	$11,400	4.78%	9/2010	$(687)

10. FAIR VALUE MEASUREMENTS

        The fair value measurements and disclosures define fair value and establish a framework for measuring fair value. It establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements. In addition, the fair value measurements and disclosures require an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities.

        The fair value hierarchy categorizes financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

        The Predecessor had only one financial instrument measured at fair value on a recurring basis as of December 31, 2009 and 2008, which was its derivative liability. The Predecessor determined the derivative liability to be categorized as a level 2 and its fair value at December 31, 2009 and 2008 was $342 and $687, respectively.

11. CONCENTRATION OF CREDIT RISK

        The Predecessor has operators located throughout the United States that generally operate in the healthcare or healthcare-related industry. For the year ended December 31, 2009 and 2008, two operators, Good Neighbor Care Centers LLC and Harmony Living Centers LLC, contributed approximately 21.2%, 19.9%, 21.3% and 19.5%, respectively, of the Predecessor's rental income. There are no other operators in the portfolio that contributed more than 10% of the Predecessor's rental income.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following disclosures of estimated fair value were determined by the Predecessor, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Predecessor could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(dollar amounts in thousands)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        As of December 31, 2009 and 2008, cash equivalents, accounts receivable and accounts payable balances reasonably approximate their fair values due to the short-term maturities of these items.

        For the fixed rate mortgage notes payable, the Predecessor uses rates currently available to them with similar terms and remaining maturities to estimate their fair value. At December 31, 2009, the fair market value was $337,041 with a carrying amount of $333,761. At December 31, 2008 the fair market value was $348,499 with a carrying amount of $339,957.

        Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2009 and 2008. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

13. SUBSEQUENT EVENTS

        On March 31, 2010, NorthStar Healthcare Investors, Inc. closed on a $65 million loan with General Electric Capital Corporation. The proceeds will be primarily used to refinance $52 million of loans maturing in 2010. The loan term is 5 years with a 1 year interest only period and 25 year amortization thereafter. The interest rate is 90 day Libor + 5.95% with a 1% floor.

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
AS OF DECEMBER 31, 2009
(dollar amounts in thousands)

Column A	Column B	Column C Initial Cost		Column D Cost Capitalized Subsequent To Acquisition		Column E Gross Amount at Which Carried at Close of Period			Column F		Column H	Column I
Location	Encumbrances	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Total	Accumulated Depreciation	Total	Date Acquired	Life on Which Depreciation is Computed
Blountstown, FL	3,558	378	5,069	—	—	378	5,069	5,447	438	5,009	Jul-06	40 years
Wichita, KS	8,770	2,282	10,478	—	—	2,282	10,478	12,760	532	12,228	Dec-07	40 years
Clemmons, NC	—	337	4,541	—	—	337	4,541	4,878	246	4,632	Apr-07	40 years
Grove City	1,835	613	6,882	—	182	613	7,064	7,677	457	7,220	Jun-07	40 years
Franklin, WI	6,366	872	3,903	—	—	872	3,903	4,775	289	4,486	Jan-07	40 years
Denmark, WI	1,219	241	1,668	—	—	241	1,668	1,909	123	1,786	Jan-07	40 years
Green Bay, WI	3,173	638	3,508	—	—	638	3,508	4,146	259	3,887	Jan-07	40 years
Kenosha, WI	4,130	697	4,679	—	—	697	4,679	5,376	346	5,030	Jan-07	40 years
Madison, WI	4,275	764	4,485	—	—	764	4,485	5,249	332	4,917	Jan-07	40 years
Manitowoc, WI	5,017	811	5,008	—	—	811	5,008	5,819	370	5,449	Jan-07	40 years
Mcfarland, WI	3,833	703	4,793	—	—	703	4,793	5,496	354	5,142	Jan-07	40 years
Racine, WI	10,050	1,609	10,359	—	—	1,609	10,359	11,968	766	11,202	Jan-07	40 years
Menomonmee, WI	6,075	1,011	4,837	—	—	1,011	4,837	5,848	358	5,490	Jan-07	40 years
Sheboygan, WI	9,300	1,542	10,141	—	—	1,542	10,141	11,683	750	10,933	Jan-07	40 years
Stevens Point, WI	8,487	1,837	12,458	—	—	1,837	12,458	14,295	921	13,374	Jan-07	40 years
Stoughton, WI	1,686	349	2,205	—	—	349	2,205	2,554	163	2,391	Jan-07	40 years
Wausau, WI	7,553	498	9,214	—	—	498	9,214	9,712	682	9,030	Jan-07	40 years
Two Rivers, WI	2,708	1,421	3,281	—	—	1,421	3,281	4,702	243	4,459	Jan-07	40 years
Wisconsin Rapids, WI	1,129	416	2,868	—	—	416	2,868	3,284	212	3,072	Jan-07	40 years
Lancaster, OH	2,571	294	6,094	—	309	294	6,403	6,697	422	6,275	Jun-07	40 years
Marysville, OH	1,651	2,218	5,015	—	277	2,218	5,292	7,510	343	7,167	Jun-07	40 years
Daly City, CA	3,463	3,297	1,872	—	—	3,297	1,872	5,169	99	5,070	Aug-07	40 years
Daly City, CA	7,937	—	—	—	12,321	—	12,321	12,321	1,983	10,338	Aug-07	40 years

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
AS OF DECEMBER 31, 2009
(dollar amounts in thousands)

Column A	Column B	Column C Initial Cost		Column D Cost Capitalized Subsequent To Acquisition		Column E Gross Amount at Which Carried at Close of Period			Column F		Column H	Column I
Location	Encumbrances	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Total	Accumulated Depreciation	Total	Date Acquired	Life on Which Depreciation is Computed
Washington Crt Hse, OH	1,952	341	5,169	13	206	354	5,375	5,729	346	5,383	Jun-07	40 years
Harrisburg, IL	3,675	191	5,059	—	3	191	5,062	5,253	374	4,879	Jun-07	40 years
Clinton, OK	1,334	225	3,513	—	402	225	3,915	4,140	329	3,811	Jan-07	40 years
Olney, IL	4,227	109	5,419	—	38	109	5,457	5,566	406	5,160	Jan-07	40 years
Vandalia, IL	7,328	82	7,969	—	4	82	7,973	8,055	589	7,466	Jan-07	40 years
Paris, IL	6,819	187	6,797	—	10	187	6,807	6,994	504	6,490	Jan-07	40 years
Rantoul, IL	5,621	151	5,377	—	3	151	5,380	5,531	398	5,133	Jan-07	40 years
Robinson, IL	3,990	219	4,746	—	84	219	4,830	5,049	359	4,690	Jan-07	40 years
Cincinatti, OH	11,397	2,052	15,776	—	659	2,052	16,435	18,487	1,276	17,211	Jan-07	40 years
Memphis, TN	14,596	4,770	14,305	—	456	4,770	14,761	19,531	1,099	18,432	Jan-07	40 years
Charleston, IL	5,846	485	6,211	—	5	485	6,216	6,701	459	6,242	Jan-07	40 years
Caroltton, GA	2,951	816	4,220	—	82	816	4,302	5,118	326	4,792	Jan-07	40 years
Kingfisher, OK	3,964	128	5,497	—	281	128	5,778	5,906	449	5,457	Jan-07	40 years
Elk City, OK	4,341	143	6,721	—	390	143	7,111	7,254	564	6,690	Jan-07	40 years
Olney, IL	2,449	57	2,897	—	9	57	2,906	2,963	215	2,748	Jan-07	40 years
Effingham, IL	4,600	340	4,994	—	20	340	5,014	5,354	372	4,982	Jan-07	40 years
Fairfield, IL	6,402	153	7,898	—	20	153	7,918	8,071	587	7,484	Jan-07	40 years
Fullerton, CA	7,575	4,065	8,564	—	127	4,065	8,691	12,756	656	12,100	Jan-07	40 years
La Vista, NE	4,267	562	4,966	—	34	562	5,000	5,562	372	5,190	Jan-07	40 years
Mattoon,IL	6,922	227	7,534	—	12	227	7,546	7,773	559	7,214	Jan-07	40 years
Mattoon, IL	5,662	210	6,871	—	9	210	6,880	7,090	509	6,581	Jan-07	40 years

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
AS OF DECEMBER 31, 2009
(dollars amounts in thousands)

Column A	Column B	Column C Initial Cost		Column D Cost Capitalized Subsequent To Acquisition		Column E Gross Amount at Which Carried at Close of Period			Column F		Column H	Column I
Location	Encumbrances	Land	Buildings & Improvements	Land	Buildings & Improvements	Land	Buildings & Improvements	Total	Accumulated Depreciation	Total	Date Acquired	Life on Which Depreciation is Computed
Stephenville, TX	6,150	507	6,459	13	33	520	6,492	7,012	482	6,530	Jan-07	40 years
Fullerton, CA	779	1,357	872	—	9	1,357	881	2,238	65	2,173	Jan-07	40 years
Rockford, IL	4,940	1,101	4,814	—	25	1,101	4,839	5,940	358	5,582	Jan-07	40 years
Effingham, IL	547	211	1,145	—	9	211	1,154	1,365	85	1,280	Jan-07	40 years
Santa Ana, CA	7,874	2,281	7,046	—	137	2,281	7,183	9,464	546	8,918	Jan-07	40 years
Sycamore, IL	8,487	816	9,897	—	43	816	9,940	10,756	737	10,019	Jan-07	40 years
Oklahoma City, OK	4,416	757	5,184	3	338	760	5,522	6,282	435	5,847	Jan-07	40 years
Garden Grove, CA	11,169	6,975	5,927	—	161	6,975	6,088	13,063	466	12,597	Jan-07	40 years
Weatherford, OK	4,484	229	5,600	—	353	229	5,953	6,182	470	5,712	Jan-07	40 years
Mt. Sterling, KY	7,336	599	12,561	—	25	599	12,586	13,185	799	12,386	Feb-07	40 years
Tuscola, IL	4,168	237	4,616	—	121	237	4,737	4,974	376	4,598	Jan-07	40 years
Windsor, NC	—	397	—	—	—	397	—	397	—	397	Feb-07	40 years
Bremerton, WA	6,462	964	8,171	—	100	964	8,271	9,235	652	8,583	Dec-06	40 years
Sterling, IL	1,932	129	6,229	—	473	129	6,702	6,831	604	6,227	May-06	40 years
Black Mountain, NC	4,684	468	5,786	—	—	468	5,786	6,254	500	5,754	Jul-06	40 years
Hillsboro, OR	32,944	3,954	39,233	—	—	3,954	39,233	43,187	2,984	40,203	Dec-06	40 years
Morris, IL	6,686	568	9,103	—	195	568	9,298	9,866	804	9,062	May-06	40 years
Chenita Group Home	—	73	249	—	—	73	249	322	12	310	Jan-08	40 years
Whispering Oaks	—	244	1,359	—	—	244	1,359	1,603	67	1,536	Jan-08	40 years
Twin Oaks Living	—	58	1,027	—	—	58	1,027	1,085	51	1,034	Jan-08	40 years
Twin Oaks Care	—	42	747	—	—	42	747	789	37	752	Jan-08	40 years
Salem Annex	—	11	90	—	—	11	90	101	—	101	Jan-08	40 years

	$333,761	$60,319	$399,977	$29	$17,965	$60,348	$417,942	$478,290	$31,966	$446,324

NORTHSTAR HEALTHCARE INVESTORS, INC. PREDECESSOR

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

AS OF DECEMBER 31, 2009

(dollar amounts in thousands)

        The changes in real estate for the years ended December 31, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008
Balance at beginning of period	$475,275	$466,526
Property acquisitions	—	3,900
Improvements	3,015	4,849

Balance at end of period	$478,290	$475,275

        The changes in accumulated depreciation, exclusive of amounts relating to equipment, auto and furniture and fixtures, for the years ended December 31, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008
Balance at beginning of period	$20,583	$11,436
Depreciation for the period	11,383	9,147

Balance at end of period	$31,966	$20,583

                  Shares

NORTHSTAR HEALTHCARE INVESTORS, INC.

Common Stock

Until            , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in the securities offered hereby, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

SEC registration fee		$11,160
FINRA filing fees		46,500
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        On November 25, 2009, the registrant issued an aggregate of 10,000 shares of common stock to NRFC Healthcare Holding Company, LLC in exchange for an aggregate of $10,000 in cash in connection with its initial capitalization. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.    Indemnification of Directors and Officers.

        Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the Maryland law, as amended from time to time.

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

  •
  any present or former director or officer of our company and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

        Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)   See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement on Form S-11.

        (b)   The following is a list of exhibits being filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit		Description of Document
1.1	*	Form of Underwriting Agreement.
3.1	*	Articles of Amendment and Restatement of NorthStar Healthcare Investors, Inc.
3.3	*	Bylaws of NorthStar Healthcare Investors, Inc.
4.1	*	Specimen Certificate for Common Stock of NorthStar Healthcare Investors, Inc.
4.2	*	Form of Registration Rights Agreement by and between NorthStar Healthcare Investors, Inc. and NRFC Healthcare Holding Company, LLC (formerly NRFC Wakefield Holding Company, LLC).
5.1	*	Opinion of Venable LLP as to legality of the securities being issued.
8.1	*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.
10.1	*	Form of Agreement of Limited Partnership of NRH Healthcare Partners, LP.
10.2	*	Form of Management Agreement, by and between NorthStar Healthcare Investors, Inc. and NRF Healthcare Management, LLC.
10.3	*	Form of Services Agreement between NRF Healthcare Management, LLC and NRFC Sub-REIT Corp.
10.4	*	2010 Incentive Plan for Individuals.
10.5	*	2010 Incentive Plan for Entities.
10.6	*	Form of LTIP Unit Award Agreement.
10.7	*	Form of Contribution Agreement between NRF Healthcare Investors, Inc. and NRFC Healthcare Holding Company, LLC (formerly NRFC Wakefield Holding Company, LLC).
10.8	*	Form of Indemnification Agreement.
10.9
Membership Interest Redemption and Sale Agreement among NorthStar Healthcare, LLC (formerly Wakefield Capital, LLC), NRFC Healthcare Holding Company, LLC (formerly NRFC Wakefield Holding Company, LLC), NorthStar Healthcare Investors, Inc., Chain Bridge Capital LLC, Wakefield Capital Management, Inc., Midwest Care Holdings LLC and the individuals listed on the signature page thereto, dated as of December 3, 2009.
10.10		Master Lease Agreement with Harmony Living Centers LLC, Riverview Village, LLC and Harmony of Franklin, LLC, dated as of January 9, 2007.
10.11
Amended and Restated Master Management Agreement, dated as of June 3, 2009, by and among Midwest Care Holdco TRS I LLC, the eighteen limited liability companies listed in and identified on Schedule I to the agreement and Good Neighbor Care Centers, LLC.

Exhibit		Description of Document
21.1	*	List of Subsidiaries.
23.1	*	Consent of Venable LLP (included in Exhibit 5.1).
23.2	*	Consent of Hunton & Williams LLP (included in Exhibit 8.1).
23.3		Consent of Grant Thornton LLP.
24.1	**	Power of Attorney (included on the signature page to the Registration Statement filed with the SEC on December 7, 2009).

*
To be filed by amendment.

**
Previously filed

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5th day of April, 2010.

NORTHSTAR HEALTHCARE INVESTORS, INC.
By:	/s/ DAVID HAMAMOTO
	Name:	David Hamamoto
	Title:	Chairman and Chief Executive Officer, Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID HAMAMOTO David Hamamoto	Chairman and Chief Executive Officer, Director (Principal Executive Officer)	April 5, 2010.
/s/ ANDREW RICHARDSON Andrew Richardson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 5, 2010.

EXHIBIT INDEX

Exhibit		Description of Document
1.1	*	Form of Underwriting Agreement.
3.1	*	Articles of Amendment and Restatement of NorthStar Healthcare Investors, Inc.
3.3	*	Bylaws of NorthStar Healthcare Investors, Inc.
4.1	*	Specimen Certificate for Common Stock of NorthStar Healthcare Investors, Inc.
4.2	*	Form of Registration Rights Agreement by and between NorthStar Healthcare Investors, Inc. and NRFC Healthcare Holding Company, LLC (formerly NRFC Wakefield Holding Company, LLC).
5.1	*	Opinion of Venable LLP as to legality of the securities being issued.
8.1	*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters.
10.1	*	Form of Agreement of Limited Partnership of NRH Healthcare Partners, LP.
10.2	*	Form of Management Agreement, by and between NorthStar Healthcare Investors, Inc. and NRF Healthcare Management, LLC.
10.3	*	Form of Services Agreement between NRF Healthcare Management, LLC and NRFC Sub-REIT Corp.
10.4	*	2010 Incentive Plan for Individuals.
10.5	*	2010 Incentive Plan for Entities.
10.6	*	Form of LTIP Unit Award Agreement.
10.7	*	Form of Contribution Agreement between NRF Healthcare Investors, Inc. and NRFC Healthcare Holding Company, LLC (formerly NRFC Wakefield Holding Company, LLC).
10.8	*	Form of Indemnification Agreement.
10.9
Membership Interest Redemption and Sale Agreement among NorthStar Healthcare, LLC (formerly Wakefield Capital, LLC), NRFC Healthcare Holding Company, LLC (formerly NRFC Wakefield Holding Company, LLC), NorthStar Healthcare Investors, Inc., Chain Bridge Capital LLC, Wakefield Capital Management, Inc., Midwest Care Holdings LLC and the individuals listed on the signature page thereto, dated as of December 3, 2009.
10.10		Master Lease Agreement with Harmony Living Centers LLC, Riverview Village, LLC and Harmony of Franklin, LLC, dated as of January 9, 2007.
10.11
Amended and Restated Master Management Agreement, dated as of June 3, 2009, by and among Midwest Care Holdco TRS I LLC, the eighteen limited liability companies listed in and identified on Schedule I to the agreement and Good Neighbor Care Centers, LLC.
21.1	*	List of Subsidiaries.
23.1	*	Consent of Venable LLP (included in Exhibit 5.1).
23.2	*	Consent of Hunton & Williams LLP (included in Exhibit 8.1).
23.3		Consent of Grant Thornton LLP.

Exhibit		Description of Document
24.1	**	Power of Attorney (included on the signature page to the Registration Statement filed with the SEC on December 7, 2009).

*
To be filed by amendment.

**
Previously filed